Exhibit 2.1

UNIT PURCHASE AGREEMENT

by and among

INTELLIGENT PROTECTION MANAGEMENT CORP.,

ADVANCED TECHNOLOGY DISTRIBUTORS INC.,

ADTECH IT LLC

and

THE LEGACY SELLER STOCKHOLDERS IDENTIFIED ON THE SIGNATURES PAGES HERETO

Dated as of October 22, 2026

i

Table of Contents

(continued)

ii

Table of Contents

(continued)

iii

UNIT PURCHASE AGREEMENT

This UNIT PURCHASE AGREEMENT (this “Agreement”), dated as of October 22, 2026 (the “Signing Date”), by and among Intelligent Protection Management Corp., a Delaware corporation (the “Purchaser”), Advanced Technology Distributors Inc., a California corporation (the “Legacy Seller”), AdTech IT LLC, a Delaware limited liability company (the “Company” and, together with the Legacy Seller, each a “Seller Entity” and, collectively, the “Seller Entities”), and each of the stockholders of Legacy Seller identified on the signature pages hereto (each, a “Stockholder” and, collectively, the “Stockholders”). Each of the parties to this Agreement is sometimes referred to individually in this Agreement as a “Party” and all of the parties to this Agreement are sometimes collectively referred to in this Agreement as the “Parties”.

R E C I T A L S

A. Prior to the Signing Date, the Legacy Seller formed the Company as a new, wholly owned subsidiary of the Legacy Seller.

B. Subject to the terms and conditions of this Agreement, at the First Closing, the Legacy Seller will contribute the Contributed Assets to the Company pursuant to the Contribution Agreement.

C. Subject to the terms and conditions of this Agreement, at the First Closing, the Legacy Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Legacy Seller, forty-nine percent (49%) of the outstanding membership interests of the Company (the “First Closing Interests”) in exchange for the Initial Cash Consideration.

D. Subject to the terms and conditions of this Agreement, at the Final Closing, the Legacy Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Legacy Seller, the remaining fifty-one percent (51%) of the outstanding membership interests of the Company (the “Final Closing Interests” and together with the First Closing Interests, the “Purchased Interests”) in exchange for the Remaining Cash Consideration, the Stock Consideration, and the other consideration set forth herein.

E. Following the Final Closing, the Company will become a wholly owned subsidiary of the Purchaser.

F. Prior to entering into this Agreement, the Legacy Seller has delivered to the Purchaser a certification form establishing that the Legacy Seller is an “accredited investor” within the meaning of Rule 501 of the Securities Act (an “Accredited Investor”).

G. Prior to the date hereof, the Legacy Seller, as the sole member of the Company, by written consent, (a) determined that this Agreement and the transactions contemplated hereby and in the other Transaction Documents (the “Transactions”), are advisable, and in the best interests of, the Company and the Legacy Seller, and (b) authorized the execution and delivery of this Agreement and the Transaction Documents and approved and declared advisable the consummation of the Transactions, in accordance with the Delaware Limited Liability Company Act (the “DLLCA”).

H. Prior to the date hereof, the board of directors of the Legacy Seller (the “Legacy Seller Board”), by written consent, unanimously (a) determined that this Agreement and the Transactions, are advisable, and in the best interests of, the Legacy Seller and the Stockholders, (b) authorized the execution and delivery of this Agreement and the Transaction Documents and approved and declared advisable the consummation of the Transactions, (c) directed that this Agreement and the Transaction Documents be submitted for consideration of the Stockholders, and (d) resolved to recommend that the Stockholders approve the adoption of this Agreement in accordance with the California Corporations Code (the “Cal Code”).

I. Concurrently with the execution of this Agreement, the Stockholders have delivered a written consent, in the form attached as Exhibit B hereto (the “Written Consent”), (a) adopting and approving this Agreement, the other Transaction Documents and the Transactions, and (b) irrevocably and unconditionally waiving, and agreeing not to exercise, assert or perfect, any rights of dissent or appraisal under the Cal Code in connection with the Transactions, in each case, in accordance with the Organizational Documents of the Legacy Seller and the Cal Code.

ARTICLE I
DEFINITIONS AND INTERPRETATIONS

In consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.1 Definitions. Capitalized terms used in this Agreement but not defined in the body of this Agreement shall have the meanings ascribed to them on Exhibit A, which is hereby incorporated as part of this Agreement as if set forth in this Article I in full. Capitalized terms defined in the body of this Agreement are listed on Exhibit A with reference to the location of the definitions of such terms in the body of this Agreement.

1.2 Interpretations. In this Agreement, unless a clear contrary intention appears: (a) the singular includes the plural and vice versa, (b) reference to a Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity, (c) reference to any gender includes any other gender, (d) references to any Exhibit, Schedule, Section, Article, Annex, subsection and other subdivision refer to the corresponding Exhibits, Schedules, Sections, Articles, Annexes, subsections and other subdivisions of this Agreement unless expressly provided otherwise, (e) references in any Section or Article or definition to any clause means such clause of such Section, Article or definition, (f) “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement, (g) the word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation”, (h) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP, if applicable, (i) references to “days” are to calendar days, (j) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day, and (k) all references to money refer to the lawful currency of the United States. The Table of Contents and the Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement. Where used with respect to information, the phrases “delivered” or “made available” shall mean that the information referred to has been physically or electronically delivered to the relevant parties or their respective representatives, including, (i) in the case of “made available” to the Purchaser, material that has been posted at least two Business Days prior to the Closing Date and has remained continuously available in a “data room” (virtual or otherwise) established by or on behalf of the Company (the “Data Room”), and (ii) in the case of “made available” to the Company, shall mean all information disclosed in any Purchaser SEC Report filed with or furnished to the SEC or otherwise delivered to a Representative of the Company, in each case, at least two Business Days prior to the Closing Date.

ARTICLE II
CLOSING

2.1 Purchase and Sale of the Purchased Interests. Subject to and upon the terms and conditions of this Agreement, at the First Closing, the Legacy Seller shall sell, assign, transfer, convey, and deliver to the Purchaser, and the Purchaser shall purchase from the Legacy Seller, the First Closing Interests, free and clear of all Liens. Subject to and upon the terms and conditions of this Agreement, at the Final Closing, the Legacy Seller shall sell, assign, transfer, convey, and deliver to the Purchaser, and the Purchaser shall purchase from the Legacy Seller, the Final Closing Interests, free and clear of all Liens.

2.2 Purchase Price. The aggregate consideration for the Purchased Interests shall be (a) the Initial Cash Consideration (payable at the First Closing), (b) the Remaining Cash Consideration (payable at the Final Closing), (c) the Stock Consideration, if any (issuable at the Final Closing), (d) the Seller Note (issuable at the Final Closing), and (e) the Earnout Payment, if any (payable following the Final Closing in accordance with the terms and subject to the conditions of Section 2.8) (the foregoing, collectively, the “Purchase Price”), in each case subject to adjustment as set forth in Section 2.6.

2.3 First Closing.

(a) Time and Place. Subject to the satisfaction or waiver of the conditions set forth in Sections 7.1, 7.2 and 7.3 the closing and consummation of the First Closing Transactions (the “First Closing”) shall take place by electronic communications and transmission of .PDF documents following the date on which all of the conditions set forth in Sections 7.1, 7.2 and 7.3 have been satisfied or waived (other than those conditions that by their terms or nature are to be satisfied at the First Closing, but subject to the satisfaction or waiver of such conditions), or at such other time, date, and place as the Parties may mutually agree in writing. The date on which the First Closing actually occurs is referred to herein as the “First Closing Date”.

(b) First Closing Transactions. At the First Closing, the following transactions shall occur, each being a condition precedent to the others and each being deemed to occur simultaneously (such transactions the “First Closing Transactions”):

(i) the Legacy Seller shall contribute all of its operating assets, other than the assets listed on Schedule 2.3(b)(i) (such assets, the “Excluded Assets”), relating to the operation of the Business (including, without limitation, those assets set forth on Schedule 2.3(b)(i)) (such assets, the “Contributed Assets”) to the Company pursuant to the Contribution Agreement (the “Contribution”) such that, following the Contribution, the Company shall own the Contributed Assets, and the Legacy Seller shall continue to hold all of the issued and outstanding equity of the Company;

(ii) the Purchaser shall pay to the Legacy Seller, by wire transfer of immediately available funds to the account designated in writing by the Legacy Seller at least three (3) Business Days prior to the First Closing Date, an aggregate amount equal to the Initial Cash Consideration;

(iii) the Purchaser is, on behalf of the Legacy Seller and the Company, (A) causing the First Closing Estimated Indebtedness, if any, to be repaid in full to the Person(s) entitled thereto pursuant to the Payoff Letters, (B) paying the First Closing Estimated Transaction Expenses to the Persons entitled thereto in accordance with the instructions to be delivered by the Legacy Seller to the Purchaser prior to the Closing Date (collectively, the “First Closing Settlement Amounts”) and (C) paying the First Closing Adjustment Escrow Amount and the Indemnity Escrow Amount to the Escrow Agent, to be held in accordance with this Agreement and the Escrow Agreement;

(iv) the Legacy Seller shall deliver or cause to be delivered to the Purchaser membership interest certificates (or evidence of book-entry transfer) representing the First Closing Interests, duly endorsed in blank or accompanied by membership interest powers duly executed in blank, in proper form for transfer;

(v) the Legacy Seller and the Purchaser shall execute and deliver the A&R LLC Agreement for the Company, which shall amend and restate the Initial LLC Agreement in its entirety and govern the Company from and after the First Closing Date;

(vi) each Party shall deliver or cause to be delivered the other documents and instruments required to be delivered at the First Closing pursuant to Sections 2.5(a) and 2.5(b); and

(vii) promptly following the First Closing, the Legacy Seller and the Purchaser shall cooperate to file the CLEC License Change of Control Filing in accordance with Section 6.5.

(c) For the avoidance of doubt, no payments related to the Seller Note, no payments in respect of any Earnout Payments (if any), and no issuance of any Stock Consideration (if any) shall be payable or issuable at or in connection with the First Closing.

2.4 Final Closing.

(a) Time and Place. Subject to the satisfaction or waiver of the conditions set forth in Sections 7.4, 7.5, and 7.6, the closing and consummation of the Final Closing Transactions (the “Final Closing” and together with the First Closing, each, a “Closing” and together, the “Closings”) shall take place by electronic communications and transmission of .PDF documents following the date on which all of the conditions set forth in Sections 7.4, 7.5 and 7.6 have been satisfied or waived (other than those conditions that by their terms or nature are to be satisfied at the Final Closing, but subject to the satisfaction or waiver of such conditions), or at such other time, date, and place as the Parties may mutually agree in writing. The date on which the Final Closing actually occurs is referred to herein as the “Final Closing Date”.

(b) Final Closing Transactions. At the Final Closing, the following transactions shall occur, each being a condition precedent to the others and each being deemed to occur simultaneously (such transactions the “Final Closing Transactions”):

(i) the Purchaser shall pay to the Legacy Seller, by wire transfer of immediately available funds to the account designated in writing by the Legacy Seller at least three (3) Business Days prior to the Final Closing Date, an aggregate amount equal to the Remaining Cash Consideration, less the Stock Consideration (if any);

(ii) the Purchaser shall issue to the Legacy Seller the Stock Consideration (if any);

(iii) the Purchaser shall execute and deliver to the Legacy Seller the Seller Note;

(iv) the Legacy Seller shall deliver or cause to be delivered to the Purchaser membership interest certificates (or evidence of book-entry transfer) representing the Final Closing Interests, duly endorsed in blank or accompanied by membership interest powers duly executed in blank, in proper form for transfer; and

(v) each Party shall deliver or cause to be delivered the other documents and instruments required to be delivered at the Final Closing pursuant to Sections 2.5(c) and 2.5(d).

(c) Upon consummation of the Final Closing, (i) the Purchaser shall own one hundred percent (100%) of the issued and outstanding membership interests of the Company, and (ii) the Company shall be a wholly-owned subsidiary of the Purchaser.

(d) Other Payments or Issuances at the Final Closing. At the Final Closing:

(i) up to $500,000 of the Remaining Cash Consideration may, at the sole election of the Purchaser, be paid with shares of restricted common stock, par value $0.001 per share, of the Purchaser (“Purchaser Common Stock”), with the number of shares of Purchaser Common Stock to be paid to be equal to the dollar value of the Remaining Cash Consideration that the Purchaser elects to pay in shares of Purchaser Common Stock divided by the Stock Consideration Price, which shall equal the greater of (A) $1.00 per share and (B) the 60-day volume weighted average price of the Purchaser Common Stock on The Nasdaq Capital Market as of the closing of the trading day prior to the Final Closing Date, as reported by Bloomberg L.P. (such issuance of Purchaser Common Stock, if any, the “Stock Consideration”); and

(ii) the Purchaser is, on behalf of the Legacy Seller and the Company (A) causing the Final Closing Estimated Indebtedness, if any, to be repaid in full to the Person(s) entitled thereto pursuant to the Payoff Letters, (B) paying the Final Closing Estimated Transaction Expenses to the Persons entitled thereto in accordance with the instructions to be delivered by the Legacy Seller to the Purchaser prior to the Closing Date (collectively, the “Final Closing Settlement Amounts” and, together with the First Closing Settlement Amounts, “Settlement Amounts”), and (C) paying the Final Closing Adjustment Escrow Amount to the Escrow Agent, to be held in accordance with this Agreement and the Escrow Agreement.

(e) Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, the Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement any amount required to be deducted and withheld with respect to the making of such payment under applicable Tax Laws. If the applicable withholding agent determines that deduction or withholding is required pursuant to this Section 2.4(e), it shall give reasonable prior notice of any amount to be deducted or withheld to the Person in respect of which such deduction or withholding would be made, other than as a result of Legacy Seller’s failure to deliver IRS Form W-9 pursuant to Section 2.5(a)(iv) for withholdings required on any compensatory payments payable to any Employee or former employee. The Parties shall reasonably cooperate with each other, as and to the extent reasonably requested by the other Party, to minimize or eliminate to the extent permissible under applicable Laws the amount of any such deduction or withholding, other than for withholdings required on any compensatory payments payable to any Employee or former employee. To the extent that any amounts are so deducted or withheld, such amounts shall be paid to the applicable Governmental Body on behalf of the Person from whom deducted or withheld and, to the extent so paid, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

2.5 Other Deliveries and Actions.

(a) Deliveries by the Legacy Seller and the Company at the First Closing. At or prior to the First Closing, the Legacy Seller and/or the Company shall deliver or cause to be delivered to the Purchaser:

(i) membership interest certificates (or evidence of book-entry transfer) representing the First Closing Interests, duly endorsed in blank or accompanied by membership interest powers duly executed in blank;

(ii) (A) a certificate dated as of the First Closing Date, duly executed by an officer of the Legacy Seller, certifying that the conditions set forth in Sections 7.2(a), 7.2(b), and 7.2(c) have been satisfied and (B) a certificate dated as of the First Closing Date, duly executed by an officer of the Company, certifying that the conditions set forth in Sections 7.2(a), 7.2(b), and 7.2(c) have been satisfied;

(iii) the Contribution Agreement, duly executed by the Company;

(iv) an IRS Form W-9, duly executed by the Legacy Seller;

(v) at least three (3) Business Days prior to the First Closing, the wire transfer instructions for the Legacy Seller;

(vi) (A) payoff letters in form and substance reasonably satisfactory to the Purchaser reflecting the amount required in order to pay in full all First Closing Indebtedness and providing that upon payment in full of the amounts indicated thereon all Liens of such Persons in and to the properties and assets of the Legacy Seller and the Company shall be irrevocably terminated and of no further force and effect (the “First Closing Payoff Letters”), (B) all instruments and documents in form and substance reasonably satisfactory to the Purchaser necessary to release any and all Liens securing such First Closing Indebtedness, including appropriate UCC financing statement amendments (termination statements), and (C) written documentation and invoices (which includes the names, final amounts owed, wiring instructions, and other payment information) in respect of all First Closing Transaction Expenses;

(vii) tax clearance certificates from applicable jurisdictions as requested by the Purchaser;

(viii) certificates of good standing dated not more than five Business Days prior to the First Closing Date with respect to the Legacy Seller and the Company issued by the appropriate official of each applicable jurisdiction (A) in which the Legacy Seller or the Company is organized, and (B) in which the Legacy Seller or the Company is qualified to do business as a foreign entity;

(ix) the amended and restated lease agreement, duly executed by the applicable parties thereto, substantially in the form reasonably acceptable to the Purchaser (the “A&R Lease”);

(x) a termination agreement with respect to each of the related party or affiliate Contracts listed on Schedule 2.5(a)(x);

(xi) the Escrow Agreement, duly executed by the Legacy Seller; and

(xii) such other certificates, instruments, and documents as the Purchaser may reasonably request.

(b) Deliveries by the Purchaser at the First Closing. At or prior to the First Closing, the Purchaser shall deliver or cause to be delivered:

(i) to the Legacy Seller, by wire transfer of immediately available funds, the Initial Cash Consideration;

(ii) to the Legacy Seller, the Escrow Agreement, duly executed by the Purchaser and the Escrow Agent;

(iii) to the Escrow Agent, (A) the First Closing Adjustment Escrow Amount and (B) the Indemnity Escrow Amount;

(iv) a certificate dated as of the First Closing Date, duly executed by an officer of the Purchaser, certifying that the conditions set forth in Sections 7.3(a), 7.3(b), and 7.3(c) have been satisfied;

(v) to the Persons entitled thereto, by wire transfer of immediately available funds to the account designated in writing by such recipient, such recipient’s portion of the First Closing Settlement Amounts; and

(vi) such other certificates, instruments, and documents as the Legacy Seller may reasonably request.

(c) Deliveries by the Legacy Seller and the Company at the Final Closing. At or prior to the Final Closing, the Legacy Seller and the Company shall deliver or cause to be delivered to the Purchaser:

(i) membership interest certificates (or evidence of book-entry transfer) representing the Final Closing Interests, duly endorsed in blank or accompanied by membership interest powers duly executed in blank;

(ii) (A) a certificate dated as of the Final Closing Date, duly executed by an officer of the Legacy Seller, certifying that the conditions set forth in Sections 7.5(a), 7.5(b), and 7.5(c) have been satisfied and (B) a certificate dated as of the Final Closing Date, duly executed by an officer of the Company, certifying that the conditions set forth in Sections 7.5(a), 7.5(b), and 7.5(c) have been satisfied;

(iii) the written resignations and releases of claims of the (A) officers of the Company, and (B) members of the board of managers or equivalent governing body of the Company, in each case, in form and substance reasonably satisfactory to the Purchaser;

(iv) (A) payoff letters in form and substance reasonably satisfactory to the Purchaser reflecting the amount required in order to pay in full all Final Closing Indebtedness and providing that upon payment in full of the amounts indicated thereon all Liens of such Persons in and to the properties and assets of the Company shall be irrevocably terminated and of no further force and effect (the “Final Closing Payoff Letters” and, together with the First Closing Payoff Letters, the “Payoff Letters”), (B) all instruments and documents in form and substance reasonably satisfactory to the Purchaser necessary to release any and all Liens securing such Final Closing Indebtedness, including appropriate UCC financing statement amendments (termination statements), and (C) written documentation and invoices (which includes the names, final amounts owed, wiring instructions, and other payment information) in respect of all Final Closing Transaction Expenses;

(v) for each Key Employee, an employment agreement, containing, among other terms, the Purchaser’s standard non-compete, non-solicitation, non-hiring, non-disparagement and confidentiality provisions, duly executed by such person (each, an “Employment Agreement” and, collectively, the “Employment Agreements”);

(vi) a termination agreement with respect to each of the Contracts listed on Schedule 2.5(c)(vi);

(vii) (A) all consents, approvals, Orders or authorizations of, or written evidence that any registrations, declarations or filings made with, any Governmental Body required to be obtained or made in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, and (B) all consents, waivers and approvals listed on Schedule 2.5(c)(vii), including all third-party consents required under key contract assignment/change-of-control provisions, in each case, in form and substance reasonably satisfactory to the Purchaser;

(viii) written evidence in form and substance reasonably satisfactory to the Purchaser that the Company has obtained the issuance, approval, reissuance or transfer of all Permits required under Law to conduct the business of the Company as of and immediately following the Final Closing;

(ix) certificates of good standing dated not more than five Business Days prior to the Final Closing Date with respect to the Company issued by the appropriate official of each applicable jurisdiction (A) in which the Company is organized, and (B) in which the Company is qualified to do business as a foreign entity;

(x) at least three (3) Business Days prior to the Final Closing, the wire transfer instructions for the Legacy Seller;

(xi) tax clearance certificates from applicable jurisdictions as requested by the Purchaser;

(xii) all minute books, stock certificate books, transfer ledgers and other corporate records of the Company;

(xiii) a complete and accurate electronic copy of the Data Room;

(xiv) a consulting agreement with James Lawson (“Mr. Lawson”), in form and substance reasonably satisfactory to the Purchaser, duly executed by Mr. Lawson (the “Lawson Consulting Agreement”); and

(xv) such other certificates, instruments, and documents as the Purchaser may reasonably request.

(d) Deliveries by the Purchaser at the Final Closing. At or prior to the Final Closing, the Purchaser shall deliver or cause to be delivered:

(i) to the Legacy Seller, by wire transfer of immediately available funds, the Remaining Cash Consideration, less the Stock Consideration (if any);

(ii) to the Legacy Seller, evidence of the issuance of the Stock Consideration (if any);

(iii) to the Escrow Agent, the Final Closing Adjustment Escrow Amount;

(iv) to the Legacy Seller, the Seller Note, duly executed by the Purchaser;

(v) to the Persons entitled thereto, by wire transfer of immediately available funds to the account designated in writing by such recipient, such recipient’s portion of the Final Closing Settlement Amounts;

(vi) to the parties thereto, each Employment Agreement, duly executed by the Company; and

(vii) a certificate dated as of the Final Closing Date, duly executed by an officer of the Purchaser, certifying that the conditions set forth in Sections 7.6(a), 7.6(b), and 7.6(c) have been satisfied;

(viii) to Mr. Lawson, the Lawson Consulting Agreement, duly executed by the Company; and

(ix) such other certificates, instruments, and documents as the Legacy Seller may reasonably request.

2.6 Purchase Price Adjustment.

(a) Estimated Closing Statement for the First Closing. Not fewer than three (3) Business Days prior to the First Closing Date, the Legacy Seller shall prepare and deliver to the Purchaser a statement (the “First Closing Estimated Statement”) setting forth the Legacy Seller’s good faith estimate of (i) Working Capital as of immediately prior to the First Closing, including a calculation of any Working Capital Deficit or Working Capital Excess measured against the First Closing Target Working Capital (the “First Closing Estimated Working Capital”), (ii) Closing Indebtedness as of immediately prior to the First Closing (the “First Closing Estimated Indebtedness”), (iii) Transaction Expenses as of immediately prior to the First Closing (the “First Closing Estimated Transaction Expenses”), (iv) the Closing Cash as of immediately prior to the First Closing (the “First Closing Estimated Closing Cash”), and (v) the Initial Cash Consideration resulting therefrom. The First Closing Estimated Statement, including the calculations set forth therein, shall be prepared in accordance with Closing Statement Principles.

(b) Estimated Closing Statement for the Final Closing. Not fewer than three (3) Business Days prior to the Final Closing Date, the Company shall prepare and deliver to the Purchaser a statement (the “Final Closing Estimated Statement” and, together with the First Closing Estimated Statement, each an “Estimated Closing Statement”) setting forth the Company’s good faith estimate of (i) Working Capital as of immediately prior to the Final Closing, including a calculation of any Working Capital Deficit or Working Capital Excess measured against the Final Closing Target Working Capital (the “Final Closing Estimated Working Capital”), (ii) Closing Indebtedness as of immediately prior to the Final Closing (the “Final Closing Estimated Indebtedness”), (iii) Transaction Expenses as of immediately prior to the Final Closing (the “Final Closing Estimated Transaction Expenses”), (iv) the Closing Cash as of immediately prior to the Final Closing (the “Final Closing Estimated Closing Cash”), and (v) the Remaining Cash Consideration resulting therefrom. The Final Closing Estimated Statement, including the calculations set forth therein, shall be prepared in accordance with the Closing Statement Principles.

(c) First Closing Statement. Within 90 calendar days following the First Closing, the Purchaser shall prepare and deliver to the Legacy Seller a statement (the “First Closing Statement”) setting forth the Purchaser’s good faith calculations (with respect to the First Closing) of (i) the Closing Indebtedness as of immediately prior to the First Closing (the “First Closing Indebtedness”), (ii) the Closing Transaction Expenses as of the First Closing (the “First Closing Transaction Expenses”), (iii) Working Capital as of immediately prior to the First Closing, including a calculation of any Working Capital Deficit or Working Capital Excess measured against the First Closing Target Working Capital (the “First Closing Working Capital”), (iv) the Closing Cash as of immediately prior to the First Closing (the “First Closing Cash”), and (v) the Purchaser’s determination of the Adjusted Initial Cash Consideration resulting therefrom. The First Closing Statement shall be prepared in accordance with the Closing Statement Principles.

(d) Final Closing Statement. Within 90 calendar days following the Final Closing, the Purchaser shall prepare and deliver to the Legacy Seller a statement (the “Final Closing Statement” and, together with the First Closing Statement, each a “Closing Statement”) setting forth the Purchaser’s good faith calculations (with respect to the Final Closing) of (i) the Closing Indebtedness as of immediately prior to the Final Closing (the “Final Closing Indebtedness”), (ii) the Closing Transaction Expenses as of the Final Closing (the “Final Closing Transaction Expenses”), (iii) Working Capital as of immediately prior to the Final Closing, including a calculation of any Working Capital Deficit or Working Capital Excess measured against the Final Closing Target Working Capital (the “Final Closing Working Capital”), (iv) the Closing Cash as of immediately prior to the Final Closing (the “Final Closing Cash”), and (v) the Purchaser’s determination of the Adjusted Remaining Cash Consideration resulting therefrom. The Final Closing Statement shall be prepared in accordance with the Closing Statement Principles.

(e) Dispute Resolution. Within 30 days following receipt by the Legacy Seller of the applicable Closing Statement (the “Dispute Period”), the Legacy Seller shall deliver written notice (a “Dispute Notice”) to the Purchaser of any disagreement the Legacy Seller has with respect to such Closing Statement. Such Dispute Notice shall describe in reasonable detail the items contained in the applicable Closing Statement with which the Legacy Seller disagrees and, to the extent available, the basis for any such disagreement and the amount of the disagreement. If the Legacy Seller does not provide the Purchaser with a Dispute Notice related to the applicable Closing Statement within the Dispute Period, such Closing Statement will be final, conclusive and binding on the Parties. In the event the Legacy Seller provides the Purchaser with a Dispute Notice, the Purchaser and the Legacy Seller shall negotiate in good faith for a period of thirty (30) days (or such longer period as they mutually agree to in writing) to resolve any disagreements related thereto. If the Purchaser and the Legacy Seller, notwithstanding such good faith effort, fail to resolve any disagreement contained in the Dispute Notice within thirty (30) days after the Legacy Seller provides the Purchaser with such Dispute Notice, then the Purchaser and the Legacy Seller jointly shall engage and instruct a nationally recognized accounting firm as may be mutually acceptable to the Purchaser and the Legacy Seller (the “Accounting Firm”), to resolve any such unresolved disagreement(s). The Legacy Seller and the Purchaser shall jointly instruct the Accounting Firm that it (i) shall review only the unresolved disagreements contained in the Dispute Notice, (ii) shall make its determination based upon the terms and conditions set forth in this Section 2.6(e) and the Closing Statement Principles, (iii) shall render its decision within thirty (30) days after the referral of the dispute to the Accounting Firm for a decision pursuant hereto, (iv) shall not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party and (v) shall make its decision solely on written materials submitted by the Parties and shall not conduct an independent review. The fees, costs and expenses of the Accounting Firm shall be allocated to and borne by the Purchaser, on the one hand, and the Legacy Seller, on the other hand, based on the inverse of the percentage that the Accounting Firm’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Accounting Firm. For example, should the items in dispute amount to $1,000 in total and the Accounting Firm award $600 in favor of the Purchaser’s position, sixty percent (60%) of the costs of its review would be borne by the Legacy Seller, and forty percent (40%) of the costs would be borne by the Purchaser. All determinations made by the Accounting Firm shall be final, conclusive and binding on the Parties. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the Party against which such determination is to be enforced. The process set forth in this Section 2.6(e) shall be the exclusive remedy of the Parties for any disputes related to items required to be reflected on either Closing Statement or included in the calculation of Working Capital.

(f) Subject to applicable Law, each Party will provide to the other Party and its accountants and/or representatives reasonable documentation detailing the calculations and other information required to be included in the Estimated Closing Statement and the Closing Statement, as applicable, and their respective components, together with such additional information as a Party may reasonably request; provided, that, in each case, such access shall be in a manner that does not interfere with the normal business operations of the Party subject to such request, and the requesting Party shall and shall cause any of its accountants and/or representatives to treat any information gained thereby as confidential or execute any confidentiality, non-reliance or other similar agreement reasonably required by the accountants of the Party subject to such request or its Affiliates.

(g) First Closing Adjustment. Not later than the third (3rd) Business Day after the date on which the First Closing Working Capital, First Closing Indebtedness, First Closing Transaction Expenses, and First Closing Cash (such amounts as finally determined, the “First Closing Final Working Capital”, “First Closing Final Indebtedness”, “First Closing Final Transaction Expenses”, and “First Closing Final Closing Cash”, respectively) are finally determined pursuant to Section 2.6(e), the Legacy Seller and the Purchaser shall jointly determine the amount by which the Initial Cash Consideration would have been adjusted (the “Adjusted Initial Cash Consideration”) had the First Closing Final Working Capital (as compared to the First Closing Target Working Capital), First Closing Final Indebtedness, First Closing Final Transaction Expenses, and First Closing Final Closing Cash been substituted for the First Closing Estimated Working Capital, First Closing Estimated Indebtedness, First Closing Estimated Transaction Expenses, and First Closing Estimated Closing Cash as of the First Closing.

(i) If the Adjusted Initial Cash Consideration is greater than the Initial Cash Consideration (such excess, the “First Closing Price Increase”), then, within five (5) Business Days from the date on which the Adjusted Initial Cash Consideration is determined in accordance with this Section 2.6(g), the Purchaser shall pay or cause to be paid to the Legacy Seller, by wire transfer of immediately available funds, an amount in cash equal to the First Closing Price Increase.

(ii) If the Adjusted Initial Cash Consideration is less than the Initial Cash Consideration (such deficit, the “First Closing Price Decrease”), then, within five (5) Business Days from the date on which the Adjusted Initial Cash Consideration is determined in accordance with this Section 2.6(g), (A) the Legacy Seller and the Purchaser shall first deliver a joint written direction to the Escrow Agent directing the Escrow Agent to release to the Purchaser an amount equal to the First Closing Price Decrease from the First Closing Adjustment Escrow Amount, (B) to the extent any portion of the First Closing Price Decrease is attributable to items included in Closing Indebtedness, Closing Transaction Expenses or Closing Cash and the First Closing Adjustment Escrow Amount is insufficient to cover such portion the Legacy Seller shall pay or cause to be paid to the Purchaser, by wire transfer of immediately available funds, an amount of cash equal to the applicable shortfall, and (C) to the extent any portion of the First Closing Price Decrease is attributable to a shortfall in the First Closing Final Working Capital as compared to the First Closing Target Working Capital (such shortfall, if any, a “First Closing Working Capital Deficit”) and the First Closing Adjustment Escrow Amount is insufficient to cover such portion, the First Closing Working Capital Deficit shall be included in the calculation of the Final Closing Indebtedness for all purposes hereunder.

(iii) If the Adjusted Initial Cash Consideration is equal to the Initial Cash Consideration, then no adjustment shall be made to the consideration paid hereunder pursuant to this Section 2.6(g).

(iv) After giving effect to the preceding Section 2.6(g)(i), Section 2.6(g)(ii) or Section 2.6(g)(iii), as applicable, within five (5) Business Days following the final determination of the Adjusted Initial Cash Consideration pursuant to this Section 2.6(g), the Legacy Seller and the Purchaser shall deliver a joint written direction to the Escrow Agent directing the Escrow Agent to release the remaining First Closing Adjustment Escrow Amount, if any, to the Legacy Seller by wire transfer of immediately available funds pursuant to written instructions provided by the Legacy Seller.

(h) Final Closing True-Up. Not later than the third (3rd) Business Day after the date on which the Final Closing Working Capital, Final Closing Indebtedness, Final Closing Transaction Expenses, Final Closing Cash, and Final Closing Target Working Capital (such amounts as finally determined, the “Final Closing Final Working Capital”, “Final Closing Final Indebtedness”, “Final Closing Final Transaction Expenses”, “Final Closing Final Cash”, and “Final Closing Final Target Working Capital”, respectively) are finally determined pursuant to Section 2.6(e), the Legacy Seller and the Purchaser shall jointly determine the amount by which the Remaining Cash Consideration would have been adjusted (the “Adjusted Remaining Cash Consideration”) had the Final Closing Final Working Capital (as compared to the Final Closing Final Target Working Capital), Final Closing Final Indebtedness, Final Closing Final Transaction Expenses, and Final Closing Final Cash been substituted for the Final Closing Estimated Working Capital, Final Closing Estimated Indebtedness, Final Closing Estimated Transaction Expenses, and Final Closing Estimated Closing Cash as of the Final Closing.

(i) If the Adjusted Remaining Cash Consideration is greater than the Remaining Cash Consideration (such excess, the “Final Closing Price Increase”), then, within five (5) Business Days from the date on which the Adjusted Remaining Cash Consideration is determined in accordance with this Section 2.6(h), the Purchaser shall pay or cause to be paid to the Legacy Seller, by wire transfer of immediately available funds, an amount in cash equal to the Final Closing Price Increase.

(ii) If the Adjusted Remaining Cash Consideration is less than the Remaining Cash Consideration (such deficit, the “Final Closing Price Decrease”), then within five (5) Business Days from the date on which the Adjusted Remaining Cash Consideration is determined in accordance with this Section 2.6(h), (A) the Legacy Seller and the Purchaser shall first deliver a joint written direction to the Escrow Agent directing the Escrow Agent to release to the Purchaser an amount equal to the Final Closing Price Decrease from the Final Closing Adjustment Escrow Amount, and (B) to the extent the Final Closing Adjustment Escrow Amount is insufficient to cover the entirety of the Final Closing Price Decrease, then the Legacy Seller shall pay or cause to be paid to the Purchaser, by wire transfer of immediately available funds, an amount of cash equal to the applicable shortfall.

(iii) If the Adjusted Remaining Cash Consideration is equal to the Remaining Cash Consideration, then no adjustment shall be made to the consideration paid hereunder pursuant to this Section 2.6(h) (other than the release of the Final Closing Adjustment Escrow Amount pursuant to Section 2.6(h)(iv)).

(iv) After giving effect to the preceding Section 2.6(h)(i), Section 2.6(h)(ii) or Section 2.6(h)(iii), as applicable, within five (5) Business Days following the final determination of the Adjusted Remaining Cash Consideration pursuant to this Section 2.6(h), the Legacy Seller and the Purchaser shall deliver a joint written direction to the Escrow Agent directing the Escrow Agent to release the remaining Final Closing Adjustment Escrow Amount, if any, to the Legacy Seller by wire transfer of immediately available funds pursuant to written instructions provided by the Legacy Seller.

2.7 Seller Note. At the Final Closing, the Purchaser shall execute and deliver to the Legacy Seller a secured promissory note (to be in form and substance mutually acceptable to the Parties, the “Seller Note”) in the aggregate principal amount of $600,000 (the “Seller Note Amount”). The Seller Note Amount shall be payable in accordance with the terms set forth in the Seller Note.

2.8 Potential Earnout.

(a) Definitions. For the purposes of this Section 2.8:

“Gross Revenue” means, for the applicable period, the number equal to all revenue recognized in accordance with GAAP of the Company with respect to the Existing Customers for such applicable period.

“Earnout Period” means the fiscal year ended December 31, 2027; provided, however, that if the Final Closing is delayed and does not occur on or prior to March 31, 2027, due to the failure of the Parties to obtain the CLEC License Change of Control Approval, then the “Earnout Period” shall be the period beginning on the first day of the first full calendar month following the Final Closing Date and ending on the date that is 12-months following such date.

“Existing Customers” means each of the customers of the Business set forth on Exhibit C.

“Revenue Baseline” means the Gross Revenue for the fiscal year ended December 31, 2026; provided, however, that if the Final Closing is delayed and does not occur on or prior to March 31, 2027, due to the failure of the Parties to obtain the CLEC License Change of Control Approval, then the “Revenue Baseline” shall be the Gross Revenue for the 12-month period ending on the date the Earnout Period begins.

(b) General. Subject to the terms and limitations of this Section 2.8 and the consummation of the transactions contemplated hereby, if the Business meets or exceeds the thresholds described in this Section 2.8, the Purchaser shall pay to the Legacy Seller the additional purchase price payment described in Section 2.8(c)(ii) (which amount, if any, shall be payable once and without duplication depending on which of clauses Section 2.8(c)(ii)(A)-(ii)(F) below is satisfied) (the “Earnout Payment”). Notwithstanding anything to the contrary in this Agreement and except as may be permitted by Section 2.8(g)(i), the rights of the Legacy Seller under this Section 2.8 are a non-transferable contract right and may not be transferred or assigned to any other Person. For the avoidance of doubt, the Earnout Period shall not commence until the Final Closing Date, and no Earnout Payment shall be due or payable unless and until the Final Closing has occurred.

(c) Calculation of the Earnout Payment.

(i) Earnout Floor. The Legacy Seller shall not be entitled to the Earnout Payment with respect to the Earnout Period if the Gross Revenue of the Company for the Earnout Period is less than 90% of the Revenue Baseline (the “Revenue Floor”).

(ii) Earnout Thresholds. In the event that the Gross Revenue of the Company for the Earnout Period is equal to or greater than the Revenue Floor:

(A) If the Gross Revenue of the Company for the Earnout Period is equal to or greater than the Revenue Floor but less than 92% of the Revenue Baseline, the Earnout Payment shall be $20,000;

(B) If the Gross Revenue of the Company for the Earnout Period is equal to or greater than 92% of the Revenue Baseline but less than 94% of the Revenue Baseline, the Earnout Payment shall be $36,000;

(C) If the Gross Revenue of the Company for the Earnout Period is equal to or greater than 94% of the Revenue Baseline but less than 96% of the Revenue Baseline, the Earnout Payment shall be $52,000;

(D) If the Gross Revenue of the Company for the Earnout Period is equal to or greater than 96% of the Revenue Baseline but less than 98% of the Revenue Baseline, the Earnout Payment shall be $68,000;

(E) If the Gross Revenue of the Company for the Earnout Period is equal to or greater than 98% of the Revenue Baseline but less than 100% of the Revenue Baseline, the Earnout Payment shall be $84,000; and

(F) If the Gross Revenue of the Company for the Earnout Period is equal to or greater than 100% of the Revenue Baseline, the Earnout Payment shall be $100,000.

(iii) Earnout Cap. For the avoidance of doubt, in no event shall the Purchaser be required to pay more than $100,000 under this Section 2.8.

(d) Procedures.

(i) Earnout Calculation Statement. On or prior to the later of (A) the date that is 180 calendar days after the expiration of the Earnout Period or (B) if the Final Closing is delayed and does not occur on or prior to March 31, 2027, due to the failure of the Parties to obtain the CLEC License Change of Control Approval, the date that is 180 calendar days after the date on which the Purchaser has received either (x) if the Earnout Period ends on any date after September 30th of the applicable fiscal year, the Company’s audited financial statements for the fiscal years encompassing both (i) the 12-month period ending on the date the Earnout Period begins and (ii) the Earnout Period or (y) if the Earnout Period ends on a date that is prior to September 30th of the applicable fiscal year, (i) the Company’s audited financial statements for the fiscal year encompassing the 12-month period ending on the date the Earnout Period begins and (ii) the reviewed quarterly financial statements for the Company for all quarters encompassing the Earnout Period, the Purchaser shall prepare and deliver to the Legacy Seller a statement (the “Earnout Calculation Statement”) setting forth, in reasonable detail and accompanied by reasonably detailed backup documentation, the Purchaser’s calculation of the Gross Revenue for the Earnout Period and its calculation of the resulting Earnout Payment (the “Earnout Calculation”). The Earnout Calculation Statement shall be prepared based on the Company’s audited financial statements for fiscal years 2026 and 2027; provided, however, that if the Final Closing is delayed and does not occur on or prior to March 31, 2027, due to the failure of the Parties to obtain the CLEC License Change of Control Approval, then the Earnout Calculation Statement shall be prepared based on either, either (x) if the Earnout Period ends on any date after September 30th of the applicable fiscal year, the Company’s audited financial statements for the fiscal years encompassing both (i) the 12-month period ending on the date the Earnout Period begins and (ii) the Earnout Period, or (y) if the Earnout Period ends on a date that is prior to September 30th of the applicable fiscal year, (i) the Company’s audited financial statements for the fiscal year encompassing the 12-month period ending on the date the Earnout Period begins and (ii) the reviewed quarterly financial statements for the Company for all quarters encompassing the Earnout Period.

(ii) Review and Objection Period. The Legacy Seller shall have a period of 30 calendar days after delivery of the Earnout Calculation Statement (the “Review Period”) to review such documents and make any objections in writing to the Purchaser (the “Earnout Calculation Objection Notice”); provided, that the only bases on which the Legacy Seller may dispute any matter in the Earnout Calculation are (A) numerical inaccuracies in the calculation of the Earnout Payment, or (B) claims that Gross Revenue was not calculated as provided in this Agreement. Any Earnout Calculation Objection Notice shall specify the items in the applicable Earnout Calculation disputed by the Legacy Seller and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. Any items not specifically objected to in the Earnout Calculation Objection Notice will be deemed agreed upon as set forth in the Earnout Calculation Statement. For purposes of the Legacy Seller’s evaluation of the Earnout Calculation Statement, the Purchaser shall, upon advance written notice and during normal business hours, make available or provide reasonable access to such information, books and records and data as may be reasonably requested by the Legacy Seller to analyze the Earnout Calculation Statement, including customer-level revenue records, general ledger detail, workpapers and other materials reasonably necessary to verify Gross Revenue and any exclusions or adjustments thereto; provided, that the Purchaser shall not have any obligation to make available any information if making such information available may jeopardize any attorney-client or other legal privilege or contravene any applicable Law or otherwise subject the Purchaser to a third-party claim related to a breach of contract, so long as the Purchaser uses commercially reasonable efforts to provide such information that is reasonably necessary to analyze the Earnout Calculation Statement in a manner that complies with any applicable Law and does not waive any privilege or breach a contract (e.g. through providing redacted documents or after permission from a contracting party). If no Earnout Calculation Objection Notice is delivered by the Legacy Seller within the Review Period, then the Earnout Calculation Statement shall be final and binding on the Parties.

(iii) Negotiation Period. If the Legacy Seller delivers the Earnout Calculation Objection Notice to the Purchaser within the Review Period, then the Purchaser and the Legacy Seller shall attempt in good faith to resolve the matter or matters in dispute within 30 calendar days after timely delivery of the Earnout Calculation Objection Notice (the “Earnout Negotiation Period”).

(iv) Earnout Disputes. If disputes with respect to the Earnout Calculation Statement cannot be resolved by the Purchaser and the Legacy Seller within the Earnout Negotiation Period, then, at the request of the Purchaser or the Legacy Seller, the specific items remaining in dispute (but no others) shall be submitted to a nationally recognized accounting firm mutually acceptable to the Purchaser and the Legacy Seller (the “Auditor”), which firm shall render its determination (it being understood that in making such determination, the Auditor shall be functioning as an accounting expert and not as an arbitrator) as to such specific items remaining in dispute. The matters to be resolved by the Auditor shall be limited to the unresolved items remaining in dispute between the Purchaser and the Legacy Seller, and the Auditor shall make such determination based solely on written submissions by the Purchaser and the Legacy Seller, and not by independent review. The Auditor shall promptly deliver to the Purchaser and the Legacy Seller a written report setting forth its resolution of the disputes and the reasonable basis for each of its determinations, along with its final determination of the Earnout Payment, which shall be prepared in a manner consistent with the principles set forth in this Agreement and shall be final and binding on the Parties. Prior to and until the delivery of the Auditor’s written report, there shall be no ex parte communications between the Parties and the Auditor. In resolving any disputed item, the Auditor may not assign a value to any item greater than the greatest value for such item claimed by either the Purchaser or the Legacy Seller or less than the smallest value for such item claimed by either the Purchaser or the Legacy Seller. The fees and expenses of the Auditor shall be borne in the same proportion that the aggregate dollar amount of such remaining disputed items so submitted to the Auditor that are unsuccessfully disputed by the Legacy Seller, on the one hand, and the Purchaser, on the other hand, as finally determined by the Auditor, bears to the total dollar amount of such remaining disputed items so submitted.

(v) Payment of Earnout. Within 30 calendar days following the final determination of the Earnout Payment (whether by (A) failure of the Legacy Seller to deliver an Earnout Calculation Objection Notice within the Review Period, (B) resolution of disputes by the Purchaser and the Legacy Seller during the Earnout Negotiation Period, or (C) delivery of the Auditor’s written report), the Purchaser shall pay to the Legacy Seller the Earnout Payment, if any, by wire transfer of immediately available funds to the account designated by the Legacy Seller in writing.

(e) Financing Restrictions. Notwithstanding anything to the contrary in this Agreement, the Purchaser shall not be obligated to pay all or any portion of the Earnout Payment (if any) on the date such payment is otherwise due hereunder if and solely to the extent that the payment of such amount (i) is not permitted at such time under the provisions of the Purchaser debt financing agreements (the “Financing Agreements”), (ii) is not permitted under applicable Law or would result in personal liability to any of the directors or officers of the Purchaser, or (iii) would result in a default under any of the Financing Agreements or a default exists thereunder at the time of such contemplated payment. In addition, nothing shall require the Purchaser to seek equity financing from any Person in order to pay all or any portion of the Earnout Payment (even if the use of such equity proceeds to pay all or any portion of such Earnout Payment would be permissible under its lending or financing agreements). The Purchaser shall not intentionally create or permit to continue any financing restriction, enter into or amend any Financing Agreement, or take or omit to take any action, in each case with the primary purpose of avoiding, reducing or delaying payment of the Earnout Payment. The Purchaser shall pay any amounts it is obligated to pay under Section 2.8(c) (including interest as described in the next sentence), as applicable, as soon as the restrictions set forth in clauses (i), (ii) or (iii) above no longer exist. Any payment required under Section 2.8(c) that is delayed as a result of this Section 2.8(e) shall be increased by a simple annual interest payment based on an annual interest rate equal to the Prime Rate, which interest shall be paid in cash with the amount due under Section 2.8(c) when any restrictions that prohibited such payment lapse. The Legacy Seller acknowledges and agrees that (A) any failure by the Purchaser to pay all or any portion of the Earnout Payment on the date otherwise due hereunder by virtue of the circumstances described in clauses (i), (ii) or (iii) above shall not constitute a default under or a breach of this Agreement for any reason unless such failure results from a breach by the Purchaser of this Section 2.8(e), the intentional delay of payment, or the creation or continuation of an avoidable financing restriction, in which case the Legacy Seller shall be entitled to all remedies available at law or in equity, and (B) the Financing Agreements in effect on the Final Closing Date will prohibit the payment of the Earnout Payment at any time an event of default under such Financing Agreements is in existence or would be caused by the payment of any portion of the Earnout Payment.

(f) Acknowledgment Regarding Earnout. The Legacy Seller acknowledges that (i) upon the Final Closing, the Purchaser has the right to operate the Company (and all other components of the Purchaser’s business) in any way that the Purchaser deems appropriate in the Purchaser’s sole discretion, (ii) the Purchaser has no obligation to operate the Company (or any other component of the Purchaser’s business) in a manner designed to achieve or maximize the Gross Revenue standards set forth in Section 2.8(c) above, (iii) the Purchaser is not obligated to operate the Company in a manner consistent with the manner in which the Company operated prior to the Final Closing Date, (iv) the Purchaser is under no obligation to continue to serve any client after the Final Closing Date, (v) the potential Earnout Payment described in Section 2.8(c) above is speculative and subject to numerous factors outside the control of the Purchaser, (vi) as it relates to the Earnout Payment, the Purchaser does not owe any fiduciary duty or express or implied duty to the Legacy Seller, and (vii) the Parties solely intend the express provisions of this Agreement to govern their contractual relationship with respect thereto; provided, however, that the Purchaser shall not, and shall cause its Affiliates not to, take any action or omit to take any action with the primary purpose of avoiding, reducing or delaying the Earnout Payment. The Purchaser shall maintain books and records sufficient to calculate Gross Revenue and shall operate in good faith with respect to the measurement and payment of the Earnout Payment.

(g) Additional Agreements. The Parties understand and agree that the contingent rights to receive the Earnout Payment (i) shall not be represented by any form of certificate or other instrument, are not assignable or otherwise transferable, except by operation of Law relating to descent and distribution, divorce and community property or by the Legacy Seller to a wholly owned limited liability company of the Legacy Seller for tax or estate planning purposes so long as the Legacy Seller remains liable for all obligations of the Legacy Seller under this Agreement, and do not constitute an equity or ownership interest in the Purchaser, (ii) are solely contractual rights and are not securities for purposes of any federal or state securities Laws (and shall confer upon the Legacy Seller only the rights of a general unsecured creditor under applicable state Law), (iii) do not give the Legacy Seller any dividend rights, voting rights, liquidation rights, preemptive rights or other rights common to holders of the Purchaser’s equity securities, (iv) are not redeemable and (v) except as may be permitted pursuant to clause (i), may not be sold, assigned, pledged, gifted, conveyed, transferred or otherwise disposed of (a “Transfer”) (and any Transfer in violation of this Section 2.8(g) shall be null and void). Except as specifically provided in Section 2.8(e), no interest is payable with respect to the Earnout Payment.

ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY, THE LEGACY SELLER AND THE BUSINESS

The Seller Entities hereby represent and warrant to the Purchaser, as of the date hereof, as of the First Closing, and as of the Final Closing, as follows:

3.1 Organization; Qualification; Corporate Records.

(a) The Legacy Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of California. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Legacy Seller has all requisite corporate power and authority to own, lease and operate its properties and to carry on the Business. The Company has all requisite limited liability company power and authority to own, lease and operate its properties and, following the Contribution, to carry on the Business. Each of the Legacy Seller and the Company is duly qualified, registered or licensed to do business as a foreign entity and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary. Prior to the Contribution, the Company has not conducted any business operations. Following the Contribution, the Company will not be required as a result of the conduct of the Business or the ownership of its properties to be qualified or authorized to do business as a foreign entity in any jurisdiction.

(b) Each of the Legacy Seller and the Company has provided to the Purchaser true and complete copies of its Organizational Documents. The minute books and other records of each of the Legacy Seller and the Company contain true, correct and complete records of all meetings and accurately reflect all other corporate or company action of the stockholders or members and directors or managers (including committees thereof) of such entity. The stock certificate books and transfer ledgers of Legacy Seller, and the membership interest transfer ledgers (if any) and transfer ledgers of the Company, are true, correct and complete. All transfer taxes levied, if any, or payable with respect to all transfers of capital stock of Legacy Seller or membership interests of the Company prior to the date hereof have been paid and appropriate transfer tax stamps affixed.

3.2 Authority; Enforceability.

(a) Each of the Legacy Seller and the Company has all requisite corporate or limited liability company (as applicable) power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by each of the Legacy Seller and the Company of this Agreement and each other Transaction Document to which it is a party, and the consummation by each such entity of the Transactions, have been duly and validly authorized, and no other corporate or limited liability company (as applicable) proceedings on the part of the Legacy Seller or the Company or any other equityholder action is necessary to authorize this Agreement and each other Transaction Document to which it is a party or to consummate the Transactions contemplated by or perform the obligations hereunder and thereunder.

(b) This Agreement and each other Transaction Document to which the Legacy Seller or the Company is a party have been duly and validly executed and delivered by such entity, and, assuming the due authorization, execution and delivery by the other parties thereto, this Agreement and each other Transaction Document to which the Legacy Seller or the Company is a party constitute the legal, valid and binding agreements of such entity, enforceable against such entity in accordance with their terms and conditions, except as limited by (i) applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally from time to time in effect, and (ii) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at Law or in equity) (collectively, “Enforceability Exceptions”).

3.3 Non-Contravention. The execution, delivery and performance of this Agreement and each other Transaction Document to which the Legacy Seller or the Company is a party, and the consummation by the Legacy Seller or the Company of the Transactions, do not and will not: (a) conflict with or result in any breach of or violate (with or without the giving of notice, or the passage of time or both) any provision of the Organizational Documents of the Legacy Seller or the Company, (b) conflict with or result in any breach of or violate or constitute a default (or an event that with the giving of notice or the passage of time or both would give rise to a default) under, give rise to any right of termination, cancellation, modification, amendment, revocation, suspension or acceleration (with or without the giving of notice, or the passage of time or both) under, materially impair the rights of the Legacy Seller, the Company or the Business or any of the assets of the Legacy Seller, the Company or the Business under, or give rise to any preferential purchase right, right of first refusal, right of first offer or similar right under, any of the terms, conditions or provisions of any Contract to which the Legacy Seller or the Company is a party or by which any property or asset of the Legacy Seller, the Company or the Business is bound or affected, (c) conflict with or violate any Law to which the Legacy Seller, the Company or the Business is subject or by which any of the properties or assets of the Legacy Seller, the Company or the Business is bound, (d) constitute (with or without the giving of notice or the passage of time or both) an event which would result in the creation of any Lien (other than Permitted Liens) on any asset of the Legacy Seller, the Company or the Business, or (e) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Permit that is held by the Legacy Seller, the Company or the Business, or that otherwise relates to the business of, or any of the assets owned or used by, the Legacy Seller, the Company or the Business.

3.4 Consents and Approvals. The execution, delivery and performance of this Agreement and each other Transaction Document to which the Legacy Seller or the Company is a party, and the consummation by the Legacy Seller or the Company of the Transactions, do not require any Consent, waiver, approval, Order, Permit, or authorization of, or declaration or filing with or notification to, any Person or Governmental Body, on the part of the Legacy Seller or the Company, except for those Consents, filings or notifications listed on Schedule 3.4. Based upon the assets of the Company, the Legacy Seller and the Business, neither the execution, delivery and performance of this Agreement or any other Transaction Documents nor the consummation of the Transactions contemplated hereby are subject to compliance with the HSR Act.

3.5 Capitalization.

(a) All of the issued and outstanding shares of capital stock of the Legacy Seller have been duly authorized for issuance and are validly issued in accordance with applicable Law, fully paid and non-assessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right, applicable Law, Contract, the Organizational Documents of the Legacy Seller, or any similar rights. Such shares of capital stock have been offered, sold and delivered by the Legacy Seller in compliance with all applicable securities Laws. The Purchased Interests constitute all of the issued and outstanding membership interests of the Company and there are no other issued and outstanding equity interests, including securities convertible or exercisable into membership interests or other equity interests, of the Company. The Legacy Seller is the sole record and beneficial owner of the Purchased Interests. The Purchased Interests have been duly authorized for issuance and are validly issued in accordance with applicable Law, fully paid and non-assessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right, preemptive right, applicable Law, Contract, the Organizational Documents of the Company, or any similar rights. The Purchased Interests have been offered, sold and delivered by the Company in compliance with all applicable securities Laws.

(b) There are no existing options, warrants, calls, rights, or Contracts in respect of or requiring, and there are no securities of the Company or the Legacy Seller outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional securities or other direct or indirect equity interests of the Company or the Legacy Seller or other securities convertible into, exchangeable for, or evidencing the right to subscribe for or purchase securities of the Company or the Legacy Seller, as applicable, or any other equity, voting or economic interests of the Company or the Legacy Seller. There are no obligations, contingent or otherwise, of the Company or the Legacy Seller to (i) repurchase, redeem, or otherwise acquire any shares, membership interests, capital stock or other securities of any Person, (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person, or (iii) form any legal entity (other than the Company). There are no outstanding equity appreciation, phantom equity, profit participation, or similar rights with respect to the Company or the Legacy Seller.

(c) There are no (i) stockholder agreements, voting trusts, irrevocable proxies or other agreements to which the Company, the Legacy Seller or any Stockholder is a party or by which any of them is bound relating to the voting of any membership interests of the Company or any shares of capital stock or other equity interests of the Legacy Seller, or (ii) obligations or commitments restricting the transfer of, or requiring the registration or sale of, any membership interests of the Company or any shares of capital stock or other equity interests of the Legacy Seller.

(d) Neither the Company nor the Legacy Seller has any outstanding bonds, debentures, notes, Indebtedness or similar obligations the holders of which have the right to vote or consent (or that are convertible into or exercisable for securities having the right to vote or consent) with the holders of equity interests in the Company or the Legacy Seller, as applicable, on any matter.

3.6 Subsidiaries. The Company does not own (beneficially or of record), directly or indirectly, any equity interests of any Entity. The Legacy Seller does not own (beneficially or of record), directly or indirectly, any equity interests of any Entity other than the Company.

3.7 Compliance with Law.

(a) The Legacy Seller, the Company, and the Business are and have been in compliance with all Laws applicable to their respective properties, operations or assets, or the conduct of the Business. None of the Legacy Seller, the Company, or the Business has received any notice of, or been charged with, the violation of any Laws. None of the Legacy Seller, the Company, or the Business is under investigation with respect to the violation of any Laws, and there are no facts or circumstances which could form the basis for any such violation. None of the Legacy Seller, the Company, or the Business has violated any Law concerning the export or re-export of any products or services or the prohibited boycott of any country.

(b) None of the Legacy Seller, the Company, the Business, or, to the Knowledge of the Seller Entities, any current or former directors, officers, agents, employees, shareholders or any other Person, in each case acting for or on behalf of the Legacy Seller, the Company, or the Business, (i) is in violation of the Anti-Corruption Laws, (ii) has offered, promised, or given anything of value, directly or indirectly, to a Person in violation of applicable Anti-Corruption Laws, (iii) has used or caused to be used, directly or indirectly, any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (iv) has made or caused to be made, directly or indirectly, any unlawful payment to any Government Official, (v) has taken or caused to be taken, directly or indirectly, any corrupt action in furtherance of any offer, payment, promise to pay, or authorization of the payment of any money or anything of value, or any action in furtherance of any offer, gift, promise to give, or authorization of the giving of anything of value, to any Government Official, or to any Person while knowing that all or some portion of the consideration remitted to that Person will be offered, paid, promised, or given to a Government Official, for the purposes of inducing or influencing a Government Official to do or refrain from doing any official act, in order to assist in obtaining or retaining business or directing business to any Person, or securing any improper advantage, or (vi) is a Government Official.

(c) None of the Legacy Seller, the Company, the Business, or any of their respective Affiliates has received notice that the Legacy Seller, the Company, the Business, or any of their respective Affiliates have been the subject of any investigation, complaint or claim of any violation of any Anti-Corruption Laws, or any similar applicable law by any Governmental Body. The operations of the Legacy Seller, the Company, and the Business are, and have been conducted, in material compliance with all applicable anti-money laundering Laws.

(d) None of the Legacy Seller, the Company, the Business, or any of their respective Affiliates or any of their respective directors, officers, employees or agents is a Person that is, or is owned or controlled by Persons that are: (i) the subject of any sanctions administered by the U.S. Department of Treasury’s Office of Foreign Assets Control or the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is the subject of Sanctions. None of the Legacy Seller, the Company, the Business, or any of their respective Affiliates has engaged in, or is now engaged in, directly or indirectly, any dealings or transactions with any Person, or in any country or territory, that, at the time of the dealing or transaction, is or was the subject of Sanctions.

(e) The Legacy Seller, the Company, the Business, and their respective Affiliates are and have been in compliance with all applicable Laws concerning the exportation, re-exportation, importation and temporary importation of any products, technology, technical data or services (together, “Export Control Laws”) and all applicable Sanctions. The Legacy Seller, the Company and the Business have instituted and maintain policies and procedures reasonably designed to promote and achieve compliance with Anti-Corruption Laws and applicable Export Control Laws and Sanctions.

(f) During the five years prior to the Final Closing Date, no written request for information or audits (other than in the Ordinary Course of Business consistent with past practice) and no written Claims have been received by, and no written Claims have been filed against, the Legacy Seller, the Company, or the Business, alleging material noncompliance with any applicable Laws.

3.8 Real Property.

(a) Schedule 3.8(a) sets forth a complete list of all real property which a Seller Entity owns and which is used in the operation of the Business (such property, the “Owned Real Property”) and all leases and subleases granting a right to use or occupy any leased real property, and any amendments and modifications to such leases and subleases (each, a “Lease,” and collectively, the “Leases”) (such property, the “Leased Real Property” and together with the Owned Real Property, collectively, the “Real Property”) and indicating the applicable Seller Entity that is the owner or lessee thereof. Each Seller Entity, as applicable, has (i) good, valid and indefeasible fee simple title to the Owned Real Property, and (ii) legal, valid and subsisting leasehold interests in the Leased Real Property, in each case free and clear of all Liens (except for Permitted Liens). Except for the Permitted Liens, or as set forth on Schedule 3.8(a), no third party has any rights to occupy or otherwise use any portion of the Owned Real Property. No Seller Entity has subleased any portion of the Leased Real Property to a third party. The Real Property is all the real property used or held for use in connection with the operation of the Business and constitutes all of the real property needed for the conduct of the Business as currently conducted.

(b) With respect to the Owned Real Property, (i) there are no Proceedings pending or, to the Knowledge of the Seller Entities, threatened against any Seller Entity challenging the applicable Seller Entity’s title to the Owned Real Property, (ii) no Governmental Body or other Person has commenced the exercise of the power of eminent domain or a similar power with respect to all or any part of the Owned Real Property, (iii) there are no pending or, to the Knowledge of the Seller Entities, threatened, condemnation or eminent domain proceedings that affect any Owned Real Property, and no Seller Entity has received notice of the same, (iv) no Seller Entity has received notice of a violation of any applicable Laws, (v) there are no pending or, to the Knowledge of the Seller Entities, threatened, fire, health, safety, building, zoning, tax certiorari or other land use regulatory proceedings, lawsuits or administrative actions relating to any portion of the Owned Real Property, which, if adversely determined could materially and adversely affect the current use or occupancy thereof, and no Seller Entity has received notice of the same, and (vi) no Seller Entity has received notice of any pending or threatened special assessments or special assessment proceedings affecting any portion of the Owned Real Property.

(c) Each parcel or item of Real Property (i) has direct and adequate rights of ingress and egress and adequate water, sanitary sewer, drainage, electrical and gas, telephone and other communication utility services for the operation of the business currently conducted on such parcel or item of Real Property, (ii) has all necessary occupancy and other certificates and permits, municipal and otherwise, for the lawful use and occupancy of the Real Property for the Business required to be obtained by any Seller Entity, which occupancy and other certificates and permits are valid and in full force and effect, (iii) does not have any outstanding notice of violation or correcting work order for such Real Property issued to any Seller Entity from any Governmental Body or any insurance company, and (iv) does not have any pending special or other assessments for public improvements or otherwise affecting such Real Property.

(d) The Seller Entities have delivered to the Purchaser, to the extent the following are in the possession and control of a Seller Entity, copies of each deed for each parcel of Owned Real Property vesting title to such parcel of Owned Real Property in the applicable Seller Entity, and all title insurance policies, all underlying current title documents and surveys relating to the Owned Real Property.

(e) The Seller Entities have delivered to the Purchaser, to the extent the following are in the possession and control of a Seller Entity, true, correct and complete copies of all Leases for the Leased Real Property. Each of the Leases is a valid and binding agreement of the applicable Seller Entity and is in full force and effect, and no Seller Entity, or any other party thereto, is in default or breach in any respect under the terms of any such Lease, and, to the Knowledge of the Seller Entities, no Seller Entity has received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by any Seller Entity under any of the Leases for the Leased Real Property. To the Knowledge of the Seller Entities, no party to any Lease has exercised any termination rights with respect to any Lease.

3.9 Title To and Sufficiency of Assets; Personal Property Leases.

(a) Each Seller Entity has, good, marketable and valid title to (or a valid leasehold interest in) all assets owned by such Seller Entity or purported by such Seller Entity to be owned (or, as applicable, leased or licensed or purported to be leased or licensed by such Seller Entity) and used in the Business, and such assets are sufficient to conduct the Business from and after the each Closing without interruption and in the Ordinary Course of Business consistent with past practices, and such title or leasehold interests are free and clear of Liens, except Permitted Liens. All assets owned by a Seller Entity or purported by a Seller Entity to be owned, that are, individually or in the aggregate, material to the operation of the Business are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

(b) All of the items of personal property that a Seller Entity leases pursuant to a lease or other agreement and that are used in the Business (such leases and other agreements, collectively, the “Personal Property Leases”) are in good condition and repair (ordinary wear and tear excepted) and are suitable for the purposes used, and such property is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease. The Seller Entities have made available to the Purchaser true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

(c) Each Seller Entity has a valid and enforceable leasehold interest under each of the Personal Property Leases under which it is a lessee. Each of the Personal Property Leases is in full force and effect and no Seller Entity has received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by a Seller Entity under any of the Personal Property Leases and, to the Knowledge of the Seller Entities, no other party is in default thereof, and no party to the Personal Property Leases has exercised any termination rights with respect thereto.

3.10 Financial Statements; Accountants.

(a) Attached as Schedule 3.10(a) are true and complete copies of the unaudited consolidated balance sheets of the Legacy Seller as of December 31, 2023, December 31, 2024, December 31, 2025 and for the six month period ended June 30, 2026, and the related unaudited consolidated statements of operations, comprehensive loss, cash flows and changes in equity for the fiscal years or the six month period, as applicable, then ended, together with all related notes thereto (collectively, the “Legacy Seller Financial Statements”).

(b) Each of the Legacy Seller Financial Statements (i) is complete and correct, (ii) has been prepared in accordance with GAAP, applied on a consistent basis based on past practices, (iii) is in accordance with the books and records of the Legacy Seller and the Business during the periods involved, and (iv) fairly presents the financial position and operating results, equity and cash flows of the Legacy Seller and the Business as of, and for the periods ended on, the respective dates thereof. No financial statements of any Person other than the Legacy Seller and the Business are required by GAAP to be included in Legacy Seller Financial Statements.

(c) All books, records and accounts of the Legacy Seller and the Company are accurate and complete and are maintained in all material respects in accordance with good business practice and all applicable Laws. The Legacy Seller and the Company maintain systems of internal accounting controls sufficient to provide reasonable assurances that: (i) all transactions are executed in accordance with management’s general or specific authorization, (ii) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and other applicable Laws and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

(d) Neither the Legacy Seller nor the Company has any liabilities (whether or not required under GAAP to be reflected on a balance sheet or the notes thereto), except (i) liabilities or obligations reflected on or reserved against on the Legacy Seller Financial Statements, or (ii) incurred in the Ordinary Course of Business consistent with past practice since the date of the most recent Legacy Seller Financial Statement that are not material, individually or in the aggregate, to the Legacy Seller, the Company, or the Business (none of which is a liability for breach of contract, breach of warranty, tort, infringement, violation of Law, or relate to any cause of action, claim or lawsuit).

(e) Other than as contemplated by this Agreement, neither the Legacy Seller nor the Company is a party to, or has entered into any commitment to become a party to, (i) any joint venture, off-balance sheet partnership, or similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Legacy Seller or the Company and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand), or (ii) any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K).

(f) Neither the Legacy Seller nor the Company has any Indebtedness, other than as set forth on Schedule 3.10(f).

(g) The Business does not require or involve the use of any letters of credit, surety bonds, guarantees or other credit support instruments.

(h) Any financial projections and business plans provided by any Seller Entity to the Purchaser prior to the date hereof were reasonably prepared on a basis reflecting management’s best estimates, assumptions and judgments, at the time provided to the Purchaser, as to the future financial performance of the Legacy Seller, the Company, and the Business. The Seller Entities (x) have established and maintain disclosure controls and procedures that are designed to ensure that material information relating to the Legacy Seller, the Company, and the Business is made known to the applicable Seller Entity’s principal executive officer and its principal financial officer by others within the applicable Seller Entity, and (y) such disclosure controls and procedures are effective in timely alerting such Seller Entity’s principal executive officer and its principal financial officer to material information.

(i) From January 1, 2023 through the date of this Agreement, no Seller Entity, nor any director, officer, employee or accountant of any Seller Entity has received any material complaint, allegation, assertion or claim that a Seller Entity has engaged in improper, illegal or fraudulent accounting or auditing practices. Since January 1, 2023, no Seller Entity has identified any fraud or allegation of fraud, whether or not material, that involves management or other employees of any Seller Entity who have a role in a Seller Entity’s internal controls over financial reporting. From January 1, 2023 through the date of this Agreement, no attorney representing a Seller Entity has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar material violation by a Seller Entity or any of their respective officers, directors, employees or agents to the board of directors or any committee thereof.

(j) No Seller Entity currently generates revenue, currently has a presence nor currently carries on any business outside of the United States.

3.11 Absence of Certain Changes. Except as expressly contemplated by this Agreement or as set forth on Schedule 3.11, since December 31, 2025, (x) the Seller Entities have conducted the Business only in the Ordinary Course of Business consistent with past practices, (y) there has not been any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or could reasonably be expected to have a material adverse effect on any Seller Entity or the Business and (z) no Seller Entity has:

(a) (i) increased the salary or other compensation of any director, manager, officer or Employee of any Seller Entity or the Business, except for normal year-end increases in the Ordinary Course of Business consistent with past practices and the across-the-board three percent (3%) compensation increase for Employees, (ii) granted any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any director, officer, Employee or consultant of any Seller Entity or the Business, (iii) increased the coverage or benefits available under any (or created any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, managers, officers, Employees, agents or representatives of any Seller Entity or the Business or otherwise modified or amended or terminated any such plan or arrangement or (iv) entered into any employment, deferred compensation, severance, special pay, consulting, non-competition or similar agreement or arrangement with any directors, managers or officers of any Seller Entity or the Business (or amended any such agreement) to which any Seller Entity is a party;

(b) (i) issued, created, incurred, assumed, guaranteed, endorsed or otherwise became liable or responsible with respect to (whether directly, contingently or otherwise) any Indebtedness; (ii) except in the Ordinary Course of Business consistent with past practices, paid, repaid, discharged, purchased, repurchased or satisfied any Indebtedness of any Seller Entity or the Business; or (iii) modified the terms of any Indebtedness or other liability of any Seller Entity or the Business;

(c) subjected any Seller Entity or the Business to any Lien or otherwise encumbered or, except for Permitted Liens, permitted, allowed or suffered to be encumbered, any of the properties or assets (whether tangible or intangible) of, or used by, any Seller Entity or the Business;

(d) acquired any material properties or assets or sold, assigned, licensed, transferred, conveyed, leased or otherwise disposed of any of the material properties or assets of, or used by, any Seller Entity or the Business, other than for fair consideration in the Ordinary Course of Business consistent with past practices;

(e) entered into or agreed to enter into any merger or consolidation with any corporation or other entity, or engaged in any new business or invested in, made a loan, advance or capital contribution to, or otherwise acquired the securities, of any other Person;

(f) canceled or compromised any debt or claim or waived or released any material right of any Seller Entity or the Business except in the Ordinary Course of Business consistent with past practices;

(g) entered into any commitment for capital expenditures of any Seller Entity or the Business in excess of $25,000 for any individual commitment and $100,000 for all commitments in the aggregate;

(h) entered into, modified or terminated any labor or collective bargaining agreement of any Seller Entity or the Business or, through negotiation or otherwise, made any commitment or incurred any liability to any labor organization with respect to any Seller Entity or the Business;

(i) introduced any material change with respect to the operation of any Seller Entity or the Business, including any material change in the types, nature, composition or quality of their products or services, or, other than in the Ordinary Course of Business consistent with past practices, made any change in product specifications or prices or terms of distributions of such products or changed their pricing, discount, allowance or return policies or granted any pricing, discount, allowance or return terms for any customer or supplier not in accordance with such policies;

(j) entered into any transaction or entered into, modified or renewed any Contract which by reason of its size, nature or otherwise is not in the Ordinary Course of Business consistent with past practices;

(k) except for transfers of cash pursuant to normal cash management practices in the Ordinary Course of Business consistent with past practices, made any investments in or loans to, or paid any fees or expenses to, or entered into or modified any Contract with any Related Persons;

(l) made a change in the accounting or Tax reporting principles, methods or policies of any Seller Entity or the Business;

(m) (i) made, changed or revoked any Tax election, settled or compromised any Tax claim or liability or entered into a settlement or compromise, or changed (or made a request to any taxing authority to change) any material aspect of the method of accounting for Tax purposes of any Seller Entity or the Business, or (ii) prepared or filed any Tax Return (or any amendment thereof) unless such Tax Return was prepared in a manner consistent with past practice and a Seller Entity provided the Purchaser a copy thereof (together with supporting papers) at least three (3) Business Days prior to the due date thereof for the Purchaser to review and approve;

(n) entered into any Contract, understanding or commitment that restrains, restricts, limits or impedes the ability of any Seller Entity or the Business to compete with or conduct any business or line of business in any geographic area or solicit the employment of any persons;

(o) terminated, amended, restated, supplemented, abandoned or waived any rights under any (i) Material Contract, Lease, Personal Property Lease or Contract relating to Owned Intellectual Property or Licensed Intellectual Property of any Seller Entity or the Business, other than in the Ordinary Course of Business consistent with past practices or (ii) Permit;

(p) settled or compromised any pending or threatened Proceeding or any claim or claims against any Seller Entity or the Business for, or that would result in a loss of revenue of, an amount that could, individually or in the aggregate, reasonably be expected to be greater than $25,000;

(q) changed or modified the credit, collection or payment policies, procedures or practices of any Seller Entity or the Business, including acceleration of collections or receivables (whether or not past due) or failed to pay or delayed payment of payables or other liabilities;

(r) took any action that may have adversely affected the ability of the Parties to consummate the transactions contemplated by this Agreement; or

(s) agreed to do anything (i) set forth in the foregoing list, (ii) which would make any of the representations and warranties of any Seller Entity in this Agreement or any other Transaction Document untrue or incorrect in any material respect or (iii) that could be reasonably expected to have a material adverse effect on any Seller Entity or the Business.

3.12 Environmental Matters.

(a) The Seller Entities are in compliance in all material respects with all Environmental Laws applicable to the Business.

(b) The Seller Entities possess all material Environmental Permits (a list of which is included on Schedule 3.12(b)) for the operations of the Business as they are currently conducted, and each Seller Entity is in compliance in all material respects with the terms of such Environmental Permits; all such Environmental Permits are final and are no longer able to be appealed; no action is pending, threatened, or, to the Knowledge of the Seller Entities, contemplated to terminate, revoke or to adversely modify any such Environmental Permit.

(c) No Seller Entity nor any of such Seller Entity’s properties and operations are subject to any pending or threatened Proceeding arising under any Environmental Law, nor has any Seller Entity received any notice, order or complaint from any Governmental Body or Person alleging any Environmental Claim, or violation of or liability arising under any Environmental Law or threatening to bring any type of Proceeding under Environmental Law, in each case that would reasonably be expected to result, individually or in the aggregate, in material Environmental Costs and Liabilities.

(d) (i) There has been no Release of Hazardous Substances (A) on, at, under, to, or from any of the Real Property (for purposes of this Section 3.12, “Real Property” shall mean that real property owned, operated, leased or partially or wholly occupied by any Seller Entity ), (B) on, at, under, to or from any property formerly owned, operated, leased or occupied by any Seller Entity and for which any Seller Entity reasonably would be expected to bear liability, (C) from or in connection with any Seller Entity’s operations, or (D) on, at, under, to, or from locations offsite of the Real Property at which Hazardous Substances from the operations of the Business have come to be located or to which any Seller Entity has shipped Hazardous Substances for treatment, storage, handling, recycling, reuse or disposal, and (ii) no Seller Entity has caused or contributed to a Release of Hazardous Substances at, on, adjacent to, under or from property subject to Contract service by a Seller Entity, in each case of clause (i) or (ii), in a manner that would reasonably be expected to result, individually or in the aggregate, in any material Environmental Costs and Liabilities.

(e) No Seller Entity assumed, undertaken or provided an indemnity with respect to any liability of any other Person relating to Environmental Law or Hazardous Substances.

(f) The Seller Entities have posted all forms of financial assurance or security required under Environmental Law or Environmental Permits, and such assurance or security is sufficient to fulfill the obligations for which the assurance or security is required.

(g) The Seller Entities have furnished or made available for review all material non-privileged written materials within the possession of the Seller Entities regarding non-compliance by the Seller Entities with Environmental Permits issued under, or material liability by any Seller Entity under, Environmental Laws and Environmental Costs and Liabilities associated therewith, as well as all (i) Environmental Permits, (ii) Phase I and Phase II environmental site assessment reports, (iii) all assessments for the presence or absence of any species or habitat protected or proposed for protection under the Endangered Species Act, the Migratory Bird Treaty Act or analogous Law, and (iv) all assessments or studies relating to the presence or absence of waters of the United States.

3.13 Material Contracts.

(a) Schedule 3.13(a) sets forth a complete and accurate list of any Contract (each such Contract, a “Material Contract” and, collectively, the “Material Contracts”) to which a Seller Entity is a party or by which a Seller Entity or the Business is bound, that:

(i) relates to (A) the purchase of materials, supplies, goods, services, real property or other assets, or (B) the construction of capital assets and that, in the case of clause (A), (1) provides for (x) payments by a Seller Entity or the Business in excess of $50,000, calculated on an annualized basis, or (y) aggregate payments by a Seller Entity or the Business in excess of $100,000, calculated on an annualized basis, and (2) cannot be terminated by a Seller Entity or any of their respective Subsidiaries on 90 days or less notice without payment by a Seller Entity or the Business of any penalty or fee;

(ii) is an agreement for the furnishing of services by a Seller Entity to any of its customers that involves a binding commitment by such customer with aggregate payments to a Seller Entity in excess of $50,000, calculated on an annualized basis;

(iii) is a Contract obligating a Seller Entity to provide or obtain products or services for a period of one year or more or requiring a Seller Entity to purchase or sell a stated portion of its requirements or outputs;

(iv) contains any (A) covenants of a Seller Entity or the Business not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any Person with respect to employment or covenants of any other Person not to compete with any Seller Entity or the Business in any line of business or in any geographical area or not to solicit or hire any Person with respect to employment, or (B) minimum commitment, exclusivity or “most favored nation” provisions, fixed pricing arrangements or commitments, or any exclusivity obligation;

(v) is a lease or sublease of personal property involving, or expected to involve, aggregate payments by a Seller Entity in excess of $25,000 in any calendar year;

(vi) is a Contract relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any of the assets of a Seller Entity or the Business, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements, or evidences a Capitalized Lease;

(vii) grants any third Person, or obligates any Seller Entity to exercise, an option or other preferential right to purchase, sell, lease, encumber or transfer any right, title or interest in and to any material property, including any property of any Seller Entity or the Business;

(viii) (A) relates to the acquisition, issuance, voting, registration, sale, or transfer of any securities, (B) provides any Person with any preemptive right, right of participation, right of maintenance, or any similar right with respect to any securities, or (C) provides any Seller Entity with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

(ix) provides for indemnification of any current or former officer, director, employee, or agent;

(x) is an agreement pursuant to which a Seller Entity has any potential continuing indemnification obligations, excluding customary and commercially reasonable indemnities entered into in the Ordinary Course of Business consistent with past practice;

(xi) relates to any commodity or interest rate swap, cap or collar agreements, or other similar hedging or derivative transactions;

(xii) is in respect of the formation of any partnership, strategic alliance, licensing arrangement, sharing of profits, or joint venture or otherwise relates to the joint ownership or operation of the assets owned by a Seller Entity;

(xiii) is a Contract with any Stockholder or its Affiliates or any current or former officer, director, equity holder, manager, member or Affiliate of a Seller Entity;

(xiv) is an acquisition, merger or similar Contract or other Contract relating to the acquisition or disposition of equity interests or material assets of any Person;

(xv) relates to the licensing, distribution, development, purchase or sale of Owned Intellectual Property or Licensed Intellectual Property, including, without limitation, technology consulting agreements, hosting agreements, SaaS Agreements, data processing agreements, development agreements (excluding unmodified “off-the-shelf” software licensed to a Seller Entity on generally standard terms or conditions involving consideration of less than $5,000);

(xvi) is a (A) Contract that limits the freedom or right of a Seller Entity or the Company to use Owned Intellectual Property, or (B) settlement contract, consent-to-use or settlement agreement relating to Owned Intellectual Property or Licensed Intellectual Property;

(xvii) is a management, consulting, independent contractor or employment agreement or other agreement that provides for any rights upon a change in control;

(xviii) otherwise involves the payment by or to a Seller Entity of more than $50,000 annually or $100,000 in the aggregate;

(xix) is a Contract which is not terminable by the Seller Entity party thereto upon less than 60 days’ notice without penalty or additional liability and involves payments in excess of $50,000 annually;

(xx) is an outstanding power of attorney empowering any Person to act on behalf of a Seller Entity;

(xxi) would be required to be filed by a Seller Entity as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act if such item were applicable to such Seller Entity;

(xxii) is a (A) collective bargaining agreement or contract with any trade union or other labor organization, or (B) Contract with any current or former employee, director, individual, or independent contractor providing for severance or change in control, retention, or similar payments;

(xxiii) is a Contract involving any settlement, release, compromise or waiver of any material rights, claims, obligations, duties or liabilities in connection with any actual or threatened Proceeding involving any Seller Entity or their respective Affiliates;

(xxiv) is a Lease;

(xxv) is a Personal Property Lease;

(xxvi) is a Contract with any Top Customer;

(xxvii) is a Contract with any Top Vendor;

(xxviii) is a Contract whereby a breach or termination of such Contract could have a material adverse effect on any Seller Entity;

(xxix) is a Contract of guaranty, surety or indemnification, direct or indirect, by any Seller Entity; and

(xxx) is a Contract that is entered into outside the Ordinary Course of Business consistent with past practice of any Seller Entity.

(b) Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of the applicable Seller Entity, and of the other parties thereto, enforceable against each of them in accordance with its terms and, upon consummation of the transactions contemplated by this Agreement, shall, except as otherwise set forth on Schedule 3.13(b), continue in full force and effect without penalty or other adverse consequence. The Material Contracts constitute all of the Contracts necessary to conduct the Business from and after each Closing without interruption and in the Ordinary Course of Business consistent with past practices as it has been conducted prior to the applicable Closing and as proposed to be conducted following the applicable Closing. Each Seller Entity has performed, in all material respects, all of the obligations required under any Material Contract to be performed by such Seller Entity prior to the date of this Agreement. There exists no default or event of default or event, occurrence, condition or act, with respect to any Seller Entity, or, to the Knowledge of the Seller Entities, with respect to any other Person, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a default or event of default under any Material Contract, or (ii) give any third party the right to: (A) declare a default or exercise any remedy under any Material Contract, (B) claim a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract, (C) accelerate the maturity or performance of any obligation of any Seller Entity under any Material Contract, or (D) cancel, terminate or modify any Material Contract. No party to any of the Material Contracts has exercised any termination rights with respect thereto, and no party has given notice of any significant dispute with respect to any Material Contract. The Seller Entities have made available to the Purchaser true, correct and complete copies (or, to the extent any Material Contract is oral, an accurate and comprehensive summary of the material terms thereof) of all of the Material Contracts, together with all amendments, modifications or supplements thereto.

3.14 Proceedings; Orders. Except as set forth on Schedule 3.14, there is no, and for the past three years there has not been any, Proceeding pending or threatened against any Seller Entity or otherwise relating to the Business (or pending or threatened, against any of the officers, managers, directors or Employees of any Seller Entity with respect to their business activities on behalf of any Seller Entity or otherwise relating to the Business), or to which a Seller Entity is otherwise a party before any Governmental Body, nor is there any reasonable basis for any such Proceeding. Except as set forth on Schedule 3.14, no Seller Entity nor the Business is subject to any Order, and no Seller Entity nor the Business is in breach or violation of any such Order. Except as set forth on Schedule 3.14, no Seller Entity is engaged in any Proceeding to recover monies due to it or for damages sustained by it. There are no Proceedings pending or threatened against any Seller Entity or to which any Seller Entity is otherwise a party relating to this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby.

3.15 Permits. Schedule 3.15 sets forth all material Permits held by any Seller Entity or otherwise in connection with the Business, which are all of the Permits required to conduct the Business as currently, or as currently intended to be, conducted (the “Seller Entity Permits”). The Seller Entities are in compliance in all material respects with the Seller Entity Permits, all of which are in full force and effect, and have filed all material registrations, reports and documents, in each case, that are necessary or required in connection with the conduct of the Business or the ownership, lease, use or operation of its assets or properties under applicable Laws. No Seller Entity is in default under or violation of any Seller Entity Permits, and no event has occurred or condition exists that, with or without notice or lapse of time or both, would constitute a default or violation of any term, condition or provision of any Seller Entity Permit and there are no facts or circumstances which could form the basis for any such default or violation. There are no Proceedings pending or threatened, relating to the suspension, revocation, or modification of any Seller Entity Permit. None of the Seller Entity Permits will be impaired or in any way affected by the consummation of the transactions contemplated by this Agreement. All applications required to have been filed for the renewal of any Seller Entity Permit have been duly filed on a timely basis with the appropriate Governmental Body, and all other filings required to have been made with respect to any such Seller Entity Permit, have been duly made on a timely basis with the appropriate Governmental Body. No Seller Entity has received any notice from any Governmental Body regarding (a) any actual or alleged violation of or failure to comply with any term or requirement of any Seller Entity Permit, or (b) any actual revocation, withdrawal, suspension, cancellation, termination of, or modification to, any Seller Entity Permit.

3.16 Taxes.

(a) All Tax Returns required to be filed (taking into account extensions of time for filing) by or with respect to any Seller Entity or otherwise relating to the Business have been timely filed and all such Tax Returns are complete and correct in all respects. All Taxes that are due and payable by any Seller Entity or otherwise relating to the Business have been paid in full. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of the Seller Entities.

(b) There is no outstanding claim, deficiency or assessment against any Seller Entity or otherwise relating to the Business for any Taxes that has been asserted in writing by any Governmental Body, and no written claim has been made, within the preceding four years, by a Governmental Body in a jurisdiction where a Seller Entity does not file Tax Returns or pay Taxes that it is obligated to file Tax Returns or pay Taxes in such jurisdiction. There is no pending audit, examination, or other proceeding (and no Seller Entity has received notice in writing of any proposed or threatened audit, examination or other proceeding) relating to the assessment or collection of any Taxes due from a Seller Entity or otherwise relating to the Business.

(c) All Taxes required to be withheld, collected, or deposited by or with respect to a Seller Entity or otherwise relating to the Business have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.

(d) There are no outstanding agreements or waivers extending the time for the assessment or payment of any Taxes of any Seller Entity.

(e) There are no Liens (other than Permitted Liens) on any of the assets of any Seller Entity that arose in connection with any failure (or alleged failure) to pay any Tax.

(f) No Seller Entity has, and no Seller Entity has ever had, a permanent establishment in any country other than the United States or been subject to any income tax obligation in any such country. Each Seller Entity has disclosed on its federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. No Seller Entity participated, nor is currently participating, in any “listed transaction,” as defined in Treasury Regulations § 1.6011-4(b)(2).

(g) No Seller Entity has previously been a member of a U.S. affiliated group electing to file a consolidated Tax Return.

(h) No Seller Entity is a party to any Tax allocation, sharing or indemnity Contract or arrangement (not including, for the avoidance of doubt (i) an agreement or arrangement solely among the members of a group the common parent of which is a Seller Entity, or (ii) any Tax sharing or indemnification provisions contained in any agreement entered into in the Ordinary Course of Business consistent with past practice and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements)). No Seller Entity has any liability for Taxes of any Person (other than a group for which a Stockholder was the parent) under Treasury Regulations § 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor.

(i) No Seller Entity will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after any Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the applicable Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Law) executed on or prior to the applicable Closing Date, (iii) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Law), (iv) installment sale or open transaction disposition made on or prior to the applicable Closing Date, (v) prepaid amount or deferred revenue received or accrued on or prior to the applicable Closing Date, or (vi) election under Section 108(i) (or any corresponding or similar provision of state, local, or foreign Tax Law). No Seller Entity uses, or has used, the cash receipts and disbursements method of accounting for income Tax purposes.

(j) No Seller Entity constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

(k) No Seller Entity is a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(l) The Legacy Seller has elected to be treated as an “S corporation” (within the meaning of Sections 1361 and 1362 of the Code) effective as of the date of its formation and has at all times since such respective election, been treated as a validly electing “S corporation” within the meaning of Sections 1361 and 1362 of the Code and all shareholders of the Legacy Seller have been either an individual or a permitted shareholder as described in Section 1361(c)(2) of the Code. The Legacy Seller has not engaged in any transactions, events or activities which would cause, or would have caused, the status of the Legacy Seller as an “S corporation” to be subject to termination or revocation (whether purposefully or inadvertently). No written claim or inquiry by a Governmental Body has ever been made challenging the status of the Legacy Seller as an “S corporation.” The Legacy Seller has never acquired an asset in which the acquiror’s basis in the asset was determined (in whole or in part) by reference to the basis of such asset (or any other property) in the hands of a “C corporation,” as described in Section 1374(c)(8)(A) of the Code.

(m) Prior to the First Closing, the Company was treated as an entity disregarded from the Legacy Seller.

3.17 Employee Benefits.

(a) Schedule 3.17(a) provides a list of each Employee Benefit Plan which is sponsored, maintained, or contributed to, or is required to be contributed to, by any Seller Entity, or has been sponsored, maintained, or contributed to, or with respect to which a Seller Entity has or could have any liability or obligation (whether on an actual or contingent basis, including, without limitation, by or through an ERISA Affiliate), by a Seller Entity or any of their respective Subsidiaries, in each case relating to the Business (each, a “Benefit Program”). For purposes of this Agreement, the term “Employee Benefit Plan” means:

(i) any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA (including, but not limited to, employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA); and

(ii) any employment, consulting, separation, retention, profit-sharing, savings, stock option, stock appreciation right, phantom stock, equity or equity-based compensation, phantom equity, collective bargaining agreement, change-in-control, bonus, incentive compensation, equity purchase right, salary continuation, severance pay, deferred compensation, supplemental income, vacation, paid-time off, sick leave, disability, death benefit, group welfare insurance, hospitalization, medical, dental, life, Code Section 125 “cafeteria” or “flexible” benefit, educational assistance or fringe benefit plan, program, policy, practice, agreement or arrangement and each other compensation or benefit plan, policy, agreement, arrangement, program, practice or understanding, whether written or unwritten, which is not described in Section 3.17(a)(i).

(b) True, correct and complete copies of each Benefit Program, related trusts, insurance policies or group annuity contracts and each other funding or financing arrangement relating to any Benefit Program, including all amendments thereto, have been furnished to the Purchaser, as well as (i) all reports, including nondiscrimination and other required annual testing results and actuarial reports, for the prior three plan years, to the extent applicable, (ii) all personnel, payroll, and employment manuals and policies, (iii) copies of any nonroutine correspondence with or to the Internal Revenue Service or any other Governmental Body, and (iv) the IRS Forms 1094-C and 1095-C filed with the IRS and provided to employees for the three most recent tax years. There has also been furnished to the Purchaser, with respect to each Benefit Program for which such report and description is required to be filed, the most recent report on Form 5500 with related disclosure schedules, financial statements and actuarial reports and the current summary plan description and any corresponding summaries of material modifications. If a Benefit Program has not been reduced to writing, a written summary of all material terms of such plan has been provided to the Purchaser. Additionally, the most recent determination letter (or opinion letter, if applicable) from the Internal Revenue Service for each Benefit Program intended to be qualified under Section 401(a) of the Code has been furnished to the Purchaser.

(c) Each Benefit Program has been and currently is administered in compliance in all material respects with its terms, the applicable provisions of ERISA, any collective bargaining agreement, the Code, and all other applicable Laws. No Seller Entity has received any notice from any Governmental Body questioning or challenging such compliance.

(d) There are no Proceedings pending (other than routine claims for benefits) or threatened against, or with respect to, any Benefit Program or its assets, and no set of circumstances exists which may reasonably be expected to give rise to a Proceeding (other than routine claims for benefits), against any Benefit Program, any fiduciaries thereof with respect to their duties to the Benefit Program or the assets of any of the trusts under any Benefit Program. No Seller Entity has received any notice of any such Proceeding.

(e) None of any Seller Entity, the Business, nor any of their respective ERISA Affiliates sponsors, contributes to or is required to contribute to or has sponsored, maintained or contributed to, or has been required to contribute to, or has any liability or obligation (whether on an actual or contingent basis) with respect to, any of the following: (A) any plan subject to Title IV of ERISA or Section 302 of ERISA or Section 412, 430 or 4971 of the Code, (B) any plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, (C) any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, (D) any “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code, or (E) any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(f) There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be, or could reasonably be expected to become, a liability of any Seller Entity, the Purchaser or any of their respective Affiliates upon or following the First Closing or the Final Closing.

(g) No Seller Entity has any post-termination or post-retirement liability for life, health, medical or other welfare benefits to former employees of the Business or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA (or similar state Law) and at the sole expense of the electing individual.

(h) Each Benefit Program that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code, or (ii) is unfunded.

(i) The Seller Entities have made all payments and contributions to each Benefit Program on a timely basis as required by the terms of each such Benefit Program (and any insurance contract funding such plan) and all applicable Laws and, to the extent any payment or contribution is not required to be made or paid on or before the date hereof, it has been fully reflected on the Legacy Seller Financial Statements.

(j) No Seller Entity nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Benefit Programs or their related trusts, the Legacy Seller, the Company, or any person that the Legacy Seller or the Company has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(k) Each Benefit Program that is intended to be qualified under Section 401(a) of the Code (“Qualified Plan”) has received a favorable determination letter (or may rely upon a favorable opinion letter, if applicable) that has not been revoked, and there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Qualified Plan or its related trust.

(l) Neither the execution of this Agreement, equity holder approval of this Agreement, nor the consummation of the Transactions (whether alone or in connection with any subsequent event(s)), will result in, or cause, (i) any increase in the amount or value of, any payment or benefit to any Employee or former employee, officer or director of any Seller Entity, including any severance, retention or change of control bonus or similar payments, (ii) any limitation on the right of any Seller Entity to amend, merge, or terminate any Benefit Program, (iii) accelerated vesting, funding (through a grantor trust or otherwise), delivery or time of payment to any current or former employee, officer or director of any Seller Entity employed in connection with the Business of any payment or benefit, or (iv) any increase in the amount payable or result in any other obligation pursuant to any Benefit Programs. No amount or benefit paid or payable by any Seller Entity or that could otherwise be received on account of the First Closing or the Final Closing (whether in cash, in property, in the form of benefits or vesting in cash or property) in connection with the consummation of the Transactions (either solely as a result thereof or as a result of such transactions in conjunction with any other event), or any portion thereof, will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(m) Each Benefit Program that is a nonqualified deferred compensation plan subject to Code Section 409A has been operated in compliance with Code Section 409A and the regulations and other authoritative guidance issued thereunder, and neither the Legacy Seller nor the Company has any obligation to “gross-up” or otherwise indemnify any individual for the imposition of the excise taxes under Code Section 409A or Section 4999.

3.18 Labor Matters.

(a) Schedule 3.18(a)(i) sets forth the name of each Employee employed by any Seller Entity and, with respect to each such Employee, his or her: (i) employing entity, (ii) job title, location of employment and full-time or part-time status, (iii) base annual salary (if paid by salary) or hourly rate of pay (if paid by an hourly rate), (iv) status as exempt or non-exempt under the FLSA and any other applicable, similar Laws, (v) total bonus compensation or other incentive compensation paid in 2025, (vi) bonus compensation and other incentive or other compensation paid, payable or potentially payable for 2026, (vii) hire date and service date (if different), (viii) accrued, unused paid time off of any sort (e.g. vacation, sick leave, etc.), (ix) if active or inactive and, if inactive, expected duration of leave, and (x) if employment requires now or in the future any visa sponsorship. Except as stated on Schedule 3.18(a)(ii), all Employees are employed with the applicable Seller Entity on an at-will basis. No former employee of any Seller Entity has any right to recall or reemployment. Schedule 3.18(a)(iii) lists any employment, consulting, bonus, incentive, severance, retention, change in control, restrictive covenant, or other agreement applicable to each such Employee’s employment with any Seller Entity. The Employees constitute all of the individuals required to manage and operate the Business as presently managed and operated.

(b) (i) No Seller Entity is, nor has either ever been, a party to or bound by any collective bargaining agreement or any other Contract with any labor union, trade union, works council, or other representative of employees, and no such agreements are being negotiated, (ii) no labor organization or group of employees of any Seller Entity employed has provided notice to such Seller Entity of a pending demand for recognition or certification, (iii) there are no representation or certification proceedings or petitions seeking a representation or certification proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority, (iv) there are no pending or threatened union organizing activities with respect to any Seller Entity or otherwise relating to the Business and no such activities have occurred within the past four years, and (v) there is no labor strike, work stoppage, slowdown, lockout, arbitration, unfair labor practice charge or grievance, or other material labor dispute pending or threatened against or involving any Seller Entity or otherwise relating to the Business, and no such dispute has occurred within the past four years.

(c) The Seller Entities are, and for at least the past four years have been, in compliance in all material respects with all Laws with respect to the employment or engagement of employees (including, without limitation, the FLSA and all such Laws regarding wages and/or hours, classification of employees and contractors, collective bargaining, labor relations, anti-discrimination, anti-retaliation, accommodation, recordkeeping, employee leave, Tax withholding and reporting, eligibility to be legally employed, break periods, reinstatement from leave, harassment or other training, use of consumer reports, WARN, pay equity, workers’ compensation, immigration, safety and, if applicable, Florida Statutes § 448.095) and have been in compliance, except for immaterial non-compliance, with all Contracts with Employees, former employees, and independent contractors. As of the First Closing Date and the Final Closing Date, each Employee and each other present and former employee or independent contractor of any Seller Entity will have been paid all wages, bonuses, compensation, and other sums owed to such Employee or other individual as of such date. All individuals employed by any Seller Entity are authorized to work in the United States under all federal and applicable state immigration Laws and no Person has made or threatened to make any Claim that such individuals are not authorized to work in the United States. There has been no “mass layoff” or “plant closing” (as defined by WARN), reduction of employees’ hours by more than 50% (sufficient to trigger WARN), or other layoff or employment action that would cause any notice to be provided or liability under WARN or any other similar applicable Law with respect to the applicable Seller Entity within the last five years.

(d) Schedule 3.18(d) lists all independent contractors of any Seller Entity for the last four years, the total amount paid to each such independent contractor during this time period by year, and all agreements with any such independent contractor. Each independent contractor who provides, or provided, services to any Seller Entity or otherwise in connection with the Business is, and has been, properly classified as an “independent contractor” under all applicable Laws and each Benefit Program.

(e) There are no, and in the past 12 months there have been no, actions, claims, or Proceedings pending or threatened by or before any Governmental Body brought by any current or former employee or independent contractor of any Seller Entity, relating to labor or employment practices, or any alleged non-compliance with any Laws relating to labor or employment. In the past four years no current or former employee of any Seller Entity has made any sexual harassment claim concerning or relating to the Person’s employment with such Seller Entity. No Seller Entity is engaged in any material dispute or controversy with any independent contractor.

(f) Except as set forth on Schedule 3.18(f), no officer, executive or key employee of any Seller Entity: (i) has any present intention to terminate his or her employment with such Seller Entity within the first 12 months immediately following the First Closing Date or the Final Closing Date, or (ii) is party to or bound by any non-competition, non-solicitation, confidentiality, non-disclosure, no-hire, or similar agreement that could restrict such person in the performance of his or her duties for such Seller Entity or the ability of any Seller Entity to conduct the Business.

(g) Except as set forth on Schedule 3.18(g), no Seller Entity has paid, nor will it be required to pay, any bonus, fee, distribution, remuneration, or other compensation to any Person (other than salaries, wages or bonuses paid or payable in the Ordinary Course of Business in accordance with current compensation levels and practices as set out on Schedule 3.18(a)) as a result of the transactions contemplated by this Agreement or any contractual right triggered by any of the transactions contemplated by this Agreement.

3.19 Affiliated Transactions. Except as set forth on Schedule 3.19, no officer, director, equityholder, employee, partner or member of any Seller Entity, or any such Person’s immediate family (or any legal entity in which any such Person has the power to direct or control the actions of such legal entity) or any of their respective Affiliates (collectively, “Related Persons”) (i) owes any amount to any Seller Entity nor does any Seller Entity owe any amount to, or has any Seller Entity committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) is involved in any business arrangement or other relationship with any Seller Entity, (iii) owns any property or right, tangible or intangible, that is used by any Seller Entity in connection with the Business, (iv) has any claim or cause of action against any Seller Entity, or (v) owns any direct or indirect interest of any kind in, or controls or is a manager, director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, service provider, customer, client, landlord, tenant, creditor or debtor of any Seller Entity (each, an “Affiliate Transaction”).

3.20 Insurance Coverage. The Seller Entities have insurance policies in full force and effect (a) for such amounts as are sufficient for all requirements of Law and all agreements to which any Seller Entity is a party or by which it is bound, and (b) which are in such amounts, with such deductibles and against such risks and losses, as are reasonable for the business, assets and properties of any Seller Entity. Set forth on Schedule 3.20(a) is a list of all insurance policies and all fidelity bonds held by or applicable to any Seller Entity setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage and annual premium, whether the policies may be terminated upon consummation of the transactions contemplated hereby and if and to what extent events being notified to the insurer after the First Closing Date or Final Closing Date are generally excluded from the scope of the respective policy. Except as set forth on Schedule 3.20(b), no event relating to any Seller Entity has occurred which could reasonably be expected to result in a retroactive upward adjustment in premiums under any such insurance policies or which could reasonably be expected to result in a prospective upward adjustment in such premiums. Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business consistent with past practices, no insurance policy has been cancelled within the last two years and no threat has been made to cancel any insurance policy of any Seller Entity during such period. Except as set forth on Schedule 3.20(c), all such insurance will remain in full force and effect immediately following the consummation of the transactions contemplated hereby. No event has occurred, including the failure by any Seller Entity to give any notice or information or any Seller Entity giving any inaccurate or erroneous notice or information, which limits or impairs the rights of any Seller Entity under any such insurance policies.

3.21 Intellectual Property and Data Privacy.

(a) Schedule 3.21(a) contains a complete and accurate list of all registered and applied for Owned Intellectual Property and all Software owned or purported to be owned by any Seller Entity.

(b) All Owned Intellectual Property is valid, subsisting, and enforceable. No Owned Intellectual Property has been abandoned, canceled, or adjudicated invalid (excepting any expirations in the Ordinary Course of Business consistent with past practice), or is subject to any outstanding order, judgment or decree restricting its use or adversely affecting or reflecting any Seller Entity’s rights thereto.

(c) The Seller Entities own, all rights, titles and interests in and to, or otherwise possess or will possess valid licenses or other rights to use, all Intellectual Property Rights necessary for the operation of the Business as presently conducted or as contemplated to be conducted, free and clear of all Liens (other than Permitted Liens), exclusive licenses granted to third parties, and non-exclusive licenses not granted in the ordinary course of the Business. The consummation of the Transactions will not alter or impair the ownership or right of any Seller Entity to use any such Intellectual Property Rights or any component thereof.

(d) The operation of the Business by the Seller Entities and the conduct of the Business does not infringe upon, misappropriate, dilute, or otherwise violate any Intellectual Property Rights of any third party. There are no unresolved pending or threatened actions or claims that allege that any Seller Entity has infringed, misappropriated, diluted or otherwise violated the Intellectual Property Rights of any third party, or that any of the Owned Intellectual Property is invalid, unenforceable, unpatentable, unregistrable, cancelable, not owned or not owned exclusively by any Seller Entity and no Seller Entity has received any notice alleging that it has violated or, by conducting its business and operations, could violate any third-party Intellectual Property Rights. No third party is infringing, misappropriating or otherwise diluting or violating rights in any Owned Intellectual Property.

(e) No Owned Intellectual Property or Licensed Intellectual Property is subject to any outstanding court order or decree against any Seller Entity, or any Contract, other than Contracts for use of the Licensed Intellectual Property, restricting the use, sale, or exploitation thereof by any Seller Entity.

(f) The Seller Entities have maintained commercially reasonable practices to protect the confidentiality of the trade secrets and Software source code of the Seller Entities and have required all employees and other Persons with access to any Seller Entity’s confidential information, Data and/or source code to execute contracts requiring them to maintain the confidentiality of such information and use such information only for the benefit of the Seller Entities and the Seller Entities’ customers.

(g) All current and former Employees who contributed to the development of any Intellectual Property Rights owned or purported to be owned by any Seller Entity have executed contracts that presently assign to the applicable Seller Entity all of such Person’s respective Intellectual Property Rights, or a similar assignment of rights has occurred by operation of law.

(h) Each Seller Entity’s IT Systems are adequate in all material respects for the current requirements of and use in the Business, including in terms of functionality, capacity, and performance. No Seller Entity has for the five years preceding the Final Closing Date experienced a failure, virus, bug, breakdown of, material substandard performance or breach of any part of such IT Systems which has caused material disruption or interruption to its use by any Seller Entity or their respective customers, or resulted in any unauthorized disclosure of or access to any data owned, collected or controlled by any Seller Entity or their respective customers. The Seller Entities have taken commercially reasonable steps to provide for the backup and recovery of data and information, have commercially reasonable disaster recovery plans, procedures and facilities, and, as applicable, have taken commercially reasonable steps to implement such plans and procedures. The IT Systems do not contain any Malicious Code designed to permit (i) unauthorized access to a computer or network, (ii) unauthorized disablement or erasure of software, hardware, or data, or (iii) any other similar type of unauthorized activities. The Seller Entities have taken commercially reasonable technical, administrative, and physical measures to protect the integrity and security of the computer systems and the data stored thereon from unauthorized use, access, or modification by third parties.

(i) The Software owned by the Seller Entities is not distributed with any software that is licensed pursuant to an “open source” or other third-party license agreement that, as such Software is used by such Seller Entity, requires the disclosure or licensing of any source code owned by any Seller Entity.

(j) All IT Systems owned or controlled or operated by any Seller Entity for the benefit of its customers (collectively, the “Hosting Computer Systems”) are in good working order and condition in all material respects. Either the Legacy Seller or the Company lawfully owns, leases, or licenses all Hosting Computer Systems that are used in the operations of the Business as of the date of this Agreement. The Legacy Seller and the Company maintain reasonable and appropriate administrative, physical and technical security controls for the Hosting Computer Systems that are designed to safeguard the Hosting Computer Systems against the risk of business disruption arising from attacks (including virus, exploit and denial-of-service attacks), unauthorized activities of any employee or contractor of the Legacy Seller or the Company, hackers or any other Person. There are no breaches of any Seller Entity’s security procedures or any successful unauthorized incidents of access, use, disclosure, modification or destruction of Personal Information on the Hosting Computer Systems or any Security Breach that requires notice to any third party. There has been no failure or other material substandard performance of any Hosting Computer System, in each case which has caused a material disruption to any Seller Entity. No Seller Entity is in breach of any of its contracts or licenses relating to Hosting Computer Systems. No Seller Entity is subject to an audit of any kind in connection with any license or other contracts pursuant to which any Seller Entity holds rights to any third-party Software, nor has received any notice of intent to conduct any such audit. The Legacy Seller’s and the Company’s Hosting Computer Systems and other products do not contain any Malicious Code. The Legacy Seller and the Company implement industry standard measures designed to prevent the introduction of Malicious Code into the Hosting Computer Systems and other products of the Legacy Seller or Company, including firewall protections and regular virus scans.

(k) The use of the Data by the Seller Entities does not infringe or violate the rights of any person or otherwise violate any Law. The Seller Entities have collected, stored, and processed personal information from distributors, resellers, partners or customers in accordance with applicable data protection and privacy Laws and such personal information can be used by the Purchaser after each Closing in the manner presently used and in a manner consistent with the past practices of the Seller Entities. No Seller Entity transmits any personal or non-public Data of its distributors, resellers, partners, or end users across country borders and all such Data is processed by any Seller Entity exclusively in Data centers located in the same country as the Data owner. No Seller Entity provides, nor has either been legally required to provide, any notice to Data owners in connection with any unauthorized access, use or disclosure of personally identifiable Data.

(l) The Seller Entities and each Data Partner of the Seller Entities comply, and have at all times complied with (i) all Privacy and Security Laws, (ii) all Privacy Policies, and (iii) their contractual obligations with respect to the Processing of Personal Information (collectively, “Privacy Commitments”). To the extent required by applicable Privacy Commitments, Personal Information is Processed by any Seller Entity in an encrypted manner. The Seller Entities have at all times presented or otherwise made available a Privacy Policy to individuals prior to the collection of any Personal Information, and all such Privacy Policies are and have been accurate, consistent and complete and not misleading or deceptive (including by omission). With respect to Personal Information collected by or on behalf of any Seller Entity, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate any Privacy Commitments or require the consent of any Person concerning such Person’s Personal Information. The Seller Entities have entered into contracts with all Data Partners which materially comply with Privacy and Security Laws and the Data Partners have at all times during and pursuant to their contractual engagement by any Seller Entity complied with the requirements of Privacy and Security Laws, including with respect to protection of Personal Information in a manner consistent with the Privacy Commitments.

(m) (i) The Seller Entities have implemented and maintained, and contractually required all Data Partners to implement and maintain, at a minimum, reasonable security measures, including a written and comprehensive information security program, designed to: (A) protect and maintain the security of any Personal Information and to protect such Personal Information against any Security Breach, and (B) identify and address risks relating to Personal Information in their possession or control. (ii) No Seller Entity nor any of their respective Data Partners has (A) experienced any Security Breach, (B) been required pursuant to any Privacy and Security Laws to notify any customer, consumer, employee, Governmental Body, or other Person of any Security Breach, (C) been the subject of any inquiry, investigation or enforcement action of any Governmental Body with respect to compliance with any Privacy and Security Laws, or (D) received any notice, request, claim, complaint, correspondence or other communication from any Governmental Body or other Person relating to any Security Breach or violation of any Privacy and Security Laws. No Seller Entity nor any third-party acting at the direction or authorization of any Seller Entity has paid any perpetrator of any actual or threatened Security Breach or cyberattack, including a ransomware attack or a denial-of-service attack.

3.22 Customers and Suppliers.

(a) Set forth on Schedule 3.22(a) are the 20 largest customers of the Business (“Top Customers”), by dollar volume, during the periods beginning (i) January 1, 2023 and ending on December 31, 2023, (ii) January 1, 2024 and ending on December 31, 2024, (iii) January 1, 2025 and ending on December 31, 2025, and (iv) January 1, 2026 and ending on August 31, 2026, and set forth opposite the name of each such Top Customer is the dollar amount of revenue attributable to such Top Customer for such periods. No Seller Entity is engaged in any material dispute with any current or former customer, no customer has notified any Seller Entity that it intends to terminate, suspend or materially reduce its business relations with any Seller Entity, and there is no reason why any customer would terminate, suspend, or materially reduce its business relations with any Seller Entity or the Business after any Closing. There have not otherwise been any material adverse developments (whether related to payment, price, discounts, rebates or otherwise) since December 31, 2025, materially impacting the relationship or anticipated future business between any customer, on the one hand, and any Seller Entity or the Business, on the other hand.

(b) Schedule 3.22(b) sets forth the terms of service under which the Seller Entities and the Business provide products and services to their customers. No customers are entitled to or benefit from any service level or performance guarantees or any warranties with respect to the products and services provided by the Seller Entities or the Business. In addition, no customers are entitled to any refunds, credits, or rights of set-off with respect to any products or services provided by the Seller Entities or the Business. No material warranty claim is currently pending against any Seller Entity or the Business (excluding customer claims for normal rework in the Ordinary Course of Business consistent with past experience in scope and amount).

(c) Set forth on Schedule 3.22(c) are the 20 largest suppliers and vendors of the Business (“Top Vendors”), by dollar volume, during the periods beginning (i) January 1, 2023 and ending on December 31, 2023, (ii) January 1, 2024 and ending on December 31, 2024, (iii) January 1, 2025 and ending on December 31, 2025, and (iv) January 1, 2026 and ending on August 31, 2026, and set forth opposite the name of each such Top Vendor is the dollar amount of costs attributable to such Top Vendor for such periods. No Seller Entity nor the Business is engaged in any material dispute with any current vendor and no vendor has notified any Seller Entity or the Business that it intends to terminate, suspend or materially reduce its business relations with any Seller Entity or the Business, and there is no reason why any such vendor would terminate, suspend or materially reduce its business relations with any Seller Entity or the Business after each Closing. There have not otherwise been any material adverse developments (whether related to payment, price, discounts, rebates or otherwise) since December 31, 2025, materially impacting the relationship or anticipated future business between any vendor, on the one hand, and any Seller Entity or the Business, on the other hand.

3.23 Accounts and Notes Receivable and Payable.

(a) A complete and accurate list of the accounts receivable reflected on the Legacy Seller Financial Statements and arising after December 31, 2025, showing the aging thereof, is set forth on Schedule 3.23(a). All accounts and notes receivable of the Seller Entities have arisen from bona fide transactions in the Ordinary Course of Business consistent with past practice and are payable on ordinary trade terms. All accounts and notes receivable of the Seller Entities reflected on the Legacy Seller Financial Statements are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserve for returns, discounts or doubtful accounts reflected thereon, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. All accounts and notes receivable of the Seller Entities arising after December 31, 2025, are good and collectible at the aggregate recorded amounts thereof within 90 days after the day on which it first becomes due and payable, net of any applicable reserve for returns, discounts or doubtful accounts, which reserves are adequate and were calculated in a manner consistent with past practice and in accordance with GAAP consistently applied. None of the accounts or the notes receivable of any Seller Entity (i) are subject to any setoffs or counterclaims, or (ii) represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement.

(b) All accounts payable of the Seller Entities reflected in the Legacy Seller Financial Statements or arising after the date thereof are the result of bona fide transactions in the Ordinary Course of Business consistent with past practice and have been paid or are not yet due and payable.

3.24 Data Privacy and Security.

The practices of the Seller Entities with regard to the receipt, collection, compilation, use, storage, sharing, safeguarding, destruction, transfer (including cross-border), and other processing of Data are and have at all times in the last two years been in material compliance with (i) all Privacy and Security Laws, and (ii) applicable material contractual obligations and material commitments of the Seller Entities. No Seller Entity is subject to or would reasonably be expected to become subject to, any material civil or criminal penalty or any material settlement, resolution agreement, claim or legal proceeding with regard to the compliance by any Seller Entity with any Privacy and Security Laws.

The Seller Entities have a written agreement with each material third-party service provider and material business partner having access to or possession of Data, which agreement includes requirements for protecting the confidentiality and security of such Data in a manner that is consistent with industry standards for the protection of such confidential or proprietary information.

No Seller Entity has experienced a Security Breach, and no Seller Entity has received any notification of a Security Breach involving Data relating to any Seller Entity or any of its respective Subsidiaries from a third-party service provider or third party business partner having access to or in possession of Data. No Seller Entity has been required to or voluntarily elected to give notice to any customer, supplier, Governmental Body, employee, or other Person of any actual or potential Security Breach or noncompliance with privacy or security requirements, pursuant to any applicable Law or Contract.

3.25 Bank Accounts. Schedule 3.25 sets forth a true and complete list of each Seller Entity’s bank accounts, including lock-box accounts, and each safety deposit box. Such list also specifies the type of account (e.g., checking account, payroll, etc.) and the names and identification of all persons authorized to draw on, or who otherwise have access to, such accounts or such safety deposit boxes.

3.26 Brokers’ Fee. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any Seller Entity.

3.27 Anti-Takeover Statutes. The approval of the Legacy Seller Board of this Agreement and the Transactions represents all the action necessary to render inapplicable to this Agreement and the Transactions the restrictions of any Takeover Law or any anti-takeover provision in the Legacy Seller’s or the Company’s Organizational Documents that is applicable to the Legacy Seller, the Company, the Purchased Interests, this Agreement or the Transactions.

3.28 Securities Matters; Investigation; Non-Reliance.

(a) The Legacy Seller acknowledges that the information supplied by the Legacy Seller in the representations and warranties contained herein will be relied upon by the Purchaser in concluding that the Stock Consideration, if any, has been issued pursuant to Section 4(a)(2) of the Securities Act or another exemption from the registration requirements of the Securities Act.

(b) The Legacy Seller is:

(i) an Accredited Investor as defined in Rule 501(a) of Regulation D;

(ii) not receiving the Stock Consideration, if any, as a result of any “general solicitation” or “general advertising” (as those terms are defined in Regulation D); and

(iii) receiving the Stock Consideration, if any, for its own account with no intention of distributing the Stock Consideration or an amount thereof, or any arrangement or understanding with any other Persons regarding the distribution of such Stock Consideration or otherwise.

(c) The Legacy Seller is sufficiently aware of the Purchaser’s business affairs and financial condition to reach an informed and knowledgeable decision to receive the Stock Consideration, if any. The Legacy Seller acknowledges that information regarding the Purchaser is publicly available via the SEC’s website (www.sec.gov). The Legacy Seller has made its own investment decision to receive the Stock Consideration, if any, based on its own knowledge and information which is publicly available, including the Purchaser SEC Reports, as well as the written representations and warranties of the Purchaser pursuant to Article IV.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Except as set forth (a) in any Purchaser SEC Report (including all exhibits and schedules thereto and documents incorporated by reference therein) filed by the Purchaser with the SEC and other publicly available documents furnished on or after December 31, 2024 and prior to the date hereof, or (b) in the disclosure schedules delivered by the Purchaser in connection with this Agreement (the “Purchaser Disclosure Schedules”), the Purchaser represents and warrants to the Legacy Seller and the Stockholders, as of the date hereof (except for those representations and warranties made as of a specific date, which shall be made only as of such date), as follows:

4.1 Organization; Qualification. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and operate its properties and assets, to carry on its business as now conducted, and is duly qualified, registered or licensed to do business as a foreign entity in each jurisdiction in which its ownership of property or conduct of business requires it to qualify or be licensed, except where the failure to be so duly qualified, registered or licensed would not reasonably be expected to have a material and adverse effect on the Purchaser’s ability to consummate the transactions contemplated hereby.

4.2 Authority; Enforceability.

(a) The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, and to consummate the Transactions. The execution and delivery by the Purchaser of this Agreement and each other Transaction Document to which it is a party, and the consummation by the Purchaser of the Transactions, have been duly and validly authorized by the Purchaser, and no other corporate proceedings on the part of the Purchaser are necessary to authorize this Agreement and any other Transaction Document to which the Purchaser is a party or to consummate the Transactions contemplated by or perform the obligations under this Agreement or any other Transaction Document to which the Purchaser is a party.

(b) This Agreement and each other Transaction Document to which the Purchaser is a party have been duly executed and delivered by the Purchaser, and, assuming the due authorization, execution and delivery by the other parties thereto, this Agreement and each other Transaction Document to which the Purchaser is a party constitute the valid and binding agreement of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to Enforceability Exceptions.

4.3 Non-Contravention. The execution, delivery and performance of this Agreement and the other Transaction Documents to which the Purchaser is, or will be, a party, and the consummation by the Purchaser of the Transactions does not: (a) conflict with or result in any breach of or violate (with or without the giving of notice, or the passage of time or both) any provision of the Organizational Documents of the Purchaser, (b) conflict with or result in any breach of or violate or constitute a default (or an event that with the giving of notice or the passage of time or both would give rise to a default) under, give rise to any right of termination, cancellation, modification, amendment, revocation, suspension or acceleration (with or without the giving of notice, or the passage of time or both) under, materially impair the rights of the Purchaser or any of the assets of the Purchaser under, or give rise to any preferential purchase right, right of first refusal, right of first offer or similar right under, any of the terms, conditions or provisions of any Contract to which the Purchaser is a party or by which any property or asset of the Purchaser is bound or affected, (c) conflict with or violate any Law to which the Purchaser is subject or by which any of the Purchaser’s properties or assets is bound, (d) constitute (with or without the giving of notice or the passage of time or both) an event which would result in the creation of any Lien (other than Permitted Liens) on any asset of the Purchaser, or (e) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Permit that is held by the Purchaser, or that otherwise relates to the business of, or any of the assets owned or used by, the Purchaser.

4.4 Consents and Approvals. The execution, delivery and performance of this Agreement or the other Transaction Documents to which the Purchaser is a party, and the consummation by the Purchaser of the Transactions does not, require any Consent, waiver, approval, Order, Permit, or authorization of, or declaration or filing with or notification to, any Person or Governmental Body, on the part of the Purchaser, except for (a) such reports under Section 13(a) of the Exchange Act, and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the transactions contemplated hereby and by the other Transaction Documents, and (b) any filings required to be made with The Nasdaq Capital Market to maintain the listing of Purchaser Common Stock.

4.5 Purchaser SEC Reports.

(a) The Purchaser has timely filed or otherwise furnished all forms, reports, registration statements and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) required to be filed or furnished by it with the SEC since December 31, 2024.

(b) Each of the Purchaser’s forms, reports, registration statements and other documents filed or furnished by the Purchaser with the SEC since December 31, 2024 (such forms, reports, registration statements and other documents are collectively referred to herein as the “Purchaser SEC Reports”) (i) as of the date of the filing thereof, complied in all material respects as to form with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Purchaser SEC Reports, and (ii) as of its filing date (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such filing) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(c) The consolidated financial statements of the Purchaser included in the Purchaser SEC Reports, including all notes and schedules thereto, complied as to form in all material respects, when filed or if amended prior to the Closing Date, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP as in effect from time to time applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the consolidated financial position of the Purchaser as of their respective dates and the results of operations of the Purchaser for the periods presented therein.

(d) The Purchaser has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The disclosure controls and procedures of the Purchaser are reasonably designed to ensure that all material information required to be disclosed by the Purchaser in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to management of the Purchaser as appropriate to allow timely decisions regarding required disclosures.

4.6 Listing. The Purchaser Common Stock is registered pursuant to Section 12(b) of the Exchange Act and listed for trading on The Nasdaq Capital Market. No Order of the SEC or The Nasdaq Capital Market preventing or suspending trading in the Purchaser Common Stock has been issued and is continuing, and no proceedings for such purpose are, to the Knowledge of the Purchaser, pending, contemplated, or threatened.

4.7 Brokers’ Fee. Except as set forth on Schedule 4.7, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Purchaser.

4.8 Purchaser Common Stock. The shares of Purchaser Common Stock issuable to the Legacy Seller hereunder have been duly and validly authorized and, when issued and delivered against payment therefor as provided in this Agreement, (i) will be duly and validly issued, fully paid and non-assessable, (ii) will be free and clear of any pledge, lien, encumbrance, security interest or other claim (other than restrictions imposed on transfer under applicable federal and/or state securities laws or regulations), and (iii) will conform, in all material respects, to the descriptions thereof in the Purchaser SEC Reports. The issuance of the Stock Consideration is not subject to any preemptive or similar rights that have not been waived or satisfied.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder, severally and not jointly, represents and warrants to the Purchaser, as of the date hereof, as of the First Closing, and as of the Final Closing, as follows:

5.1 Authority; Enforceability.

(a) Such Stockholder has full power, authority and legal capacity to execute and deliver this Agreement and each of the other Transaction Documents to which he or she is a party, to perform his or her obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and each of the other Transaction Documents to which such Stockholder is a party, and the consummation of the transactions contemplated hereby and thereby and the performance of the obligations under this Agreement and each of the other Transaction Documents to which such Stockholder is a party, do not require any consent or approval of any other Person.

(b) This Agreement and each of the other Transaction Documents to which such Stockholder is a party have been duly and validly executed and delivered by such Stockholder, and, assuming the due authorization, execution and delivery by the other parties thereto, this Agreement and each of the other Transaction Documents to which such Stockholder is a party constitute the legal, valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms and conditions, subject to the Enforceability Exceptions.

5.2 Non-Contravention. The execution, delivery and performance of this Agreement and each of the other Transaction Documents to which such Stockholder is a party, and the consummation by such Stockholder of the Transactions does not: (a) conflict with or result in any breach of or violate or constitute a default (or an event that with the giving of notice or the passage of time or both would give rise to a default) under, give rise to any right of termination, cancellation, modification, amendment, revocation, suspension or acceleration (with or without the giving of notice, or the passage of time or both) under, materially impair the rights of such Stockholder under, or give rise to any preferential purchase right, right of first refusal, right of first offer or similar right under, any of the terms, conditions or provisions of any Contract to which such Stockholder is a party or by which any property or asset of such Stockholder is bound or affected, (b) conflict with or violate any Law to which such Stockholder is subject or by which any of such Stockholder’s properties or assets is bound, (c) constitute (with or without the giving of notice or the passage of time or both) an event which would result in the creation of any Lien (other than Permitted Liens) on any asset of such Stockholder, or (d) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Permit that is held by such Stockholder, or that otherwise relates to the business of, or any of the assets owned or used by, such Stockholder.

5.3 Consents and Approvals. The execution, delivery and performance of this Agreement and each of the other Transaction Documents to which such Stockholder is a party, and the consummation by such Stockholder of the Transactions does not and will not, require any Consent, waiver, approval, Order, Permit, or authorization of, or declaration or filing with or notification to any Person or Governmental Body on the part of such Stockholder.

5.4 Ownership of the Capital Stock of the Legacy Seller. Such Stockholder is the record and beneficial owner of the capital stock of the Legacy Seller in the amount set forth on Schedule 5.4, free and clear of any and all Liens. No other Person has any rights to acquire, or any Liens on, such Stockholder’s capital stock in the Legacy Seller that could prevent, delay or impair the consummation of the Transactions.

5.5 Litigation. There are no Proceedings pending or threatened against such Stockholder at law or in equity, before or by any Governmental Body, which would, individually or in the aggregate, materially and adversely affect such Stockholder’s ability to perform this Agreement or consummate the transactions contemplated hereby. Such Stockholder is not subject to any outstanding Order that would materially and adversely affect such Stockholder’s ability to perform this Agreement or the Transactions.

5.6 Brokers’ Fee. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of such Stockholder.

ARTICLE VI
COVENANTS OF THE PARTIES

6.1 Interim Operating Covenants. During the First Interim Period. During the period commencing on the Signing Date and ending on the earlier of the First Closing Date and the termination of this Agreement pursuant to Article IX (the “First Interim Period”), except (x) as otherwise expressly permitted or required by this Agreement or the other Transaction Documents, (y) as set forth on Schedule 6.1, or (z) with the prior written consent of the Purchaser (not to be unreasonably withheld, conditioned, or delayed), the Legacy Seller shall, and the Legacy Seller shall cause the Company to, conduct each of their respective businesses in all material respects in the Ordinary Course of Business and use commercially reasonable efforts to preserve intact the business organization of the Legacy Seller and the Company and maintain in all material respects the current relationships with customers, suppliers, and other Persons with which the Legacy Seller, the Company or the Business has material business relationships. Without limiting the generality of the foregoing, except as otherwise expressly permitted or required by this Agreement (including Section 6.2 and Section 6.3) or with the prior written consent of the Purchaser (not to be unreasonably withheld, conditioned, or delayed), during the First Interim Period neither the Legacy Seller nor the Company shall, and the Legacy Seller shall cause the Company not to:

(a) incur, assume, guarantee, or otherwise become liable for any Indebtedness, or draw down on any existing credit facility, other than borrowings under existing credit facilities in the Ordinary Course of Business consistent with past practice;

(b) sell, transfer, lease, license, mortgage, pledge, encumber, or otherwise dispose of any material asset or property of the Legacy Seller, the Company or the Business, other than (i) sales or licenses of inventory or services in the Ordinary Course of Business consistent with past practice or (ii) dispositions of obsolete or worn-out equipment in the Ordinary Course of Business;

(c) create, incur, assume, or permit to exist any Lien on any material asset or property of the Legacy Seller, the Company or the Business, other than Permitted Liens;

(d) enter into, materially amend, modify, extend, renew, terminate, or waive any material right under any Material Contract, other than in the Ordinary Course of Business consistent with past practice, or enter into any contract or agreement that would constitute a Material Contract if in existence as of the Signing Date;

(e) enter into any Contract, understanding, or commitment that restrains, restricts, limits, or impedes the ability of the Legacy Seller, the Company or the Business to compete with or conduct any business or line of business in any geographic area, or to solicit the employment of any persons;

(f) increase the compensation or benefits payable or to become payable to any officer, director, or employee of the Legacy Seller or the Company, other than (i) increases to non-officer employees in the Ordinary Course of Business consistent with past practice that do not exceed 3% of such employee’s current base compensation in the aggregate or (ii) as required by applicable Law or by any Benefit Program in effect as of the Signing Date;

(g) hire any new employee with annual base compensation in excess of $50,000, or hire any new officer, other than to replace a departing employee in the Ordinary Course of Business consistent with past practice (at compensation levels not materially in excess of the departing employee’s compensation);

(h) adopt, establish, materially amend, or terminate any Benefit Program or any other Employee Benefit Plan, program, policy, or arrangement, other than as required by applicable Law or as necessary to maintain qualification under Section 401(a) of the Code;

(i) enter into, amend, or terminate any labor or collective bargaining agreement, or, through negotiation or otherwise, make any commitment or incur any Liability to any labor organization;

(j) issue, deliver, sell, grant, pledge, transfer, or otherwise dispose of any shares of capital stock or other equity interests of the Legacy Seller or the Company, or any options, warrants, convertible notes, or other rights to acquire any shares of capital stock or other equity interests of the Legacy Seller or the Company, or repurchase, redeem, or otherwise acquire any outstanding shares of capital stock or other equity interests of the Legacy Seller or the Company;

(k) amend or restate the Organizational Documents of the Legacy Seller or the Company, other than as required by applicable Law or as necessary to effect the Contribution;

(l) make, change, or revoke any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any material Tax Return, enter into any closing agreement with respect to any material Tax, settle or compromise any material Tax claim or assessment, or consent to any extension or waiver of the statute of limitations applicable to any material Tax claim or assessment;

(m) make any material change in the Legacy Seller’s or the Company’s accounting methods, principles, or practices, except as required by GAAP or applicable Law;

(n) introduce any material change with respect to the operation of the Legacy Seller, the Company or the Business, including any material change in the types, nature, composition, or quality of its products or services, or make any change in product specifications, prices, or terms of distribution, or change its pricing, discount, allowance, or return policies, or grant any pricing, discount, allowance, or return terms not in accordance with existing policies;

(o) declare, set aside, or pay any dividend or other distribution (whether in cash, stock, property, or otherwise) in respect of any shares of capital stock or other equity interests of the Legacy Seller or the Company, other than (i) cash distributions to their respective equityholders consistent with past practice and in the Ordinary Course of Business or (ii) as expressly contemplated by this Agreement;

(p) cancel or compromise any material debt or claim owed to the Legacy Seller, the Company or the Business, or waive or release any material right, other than in the Ordinary Course of Business consistent with past practice;

(q) acquire (by merger, consolidation, acquisition of stock or assets, or otherwise) any other Person or any division, business line, or material portion of the assets of any other Person;

(r) except for transfers of cash pursuant to normal cash management practices in the Ordinary Course of Business, make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any Contract with, any Stockholder or any Affiliate of any Stockholder or any Related Person;

(s) make or authorize any capital expenditure in excess of $25,000 in the aggregate;

(t) settle, compromise, discharge, or waive any Proceeding or claim (i) for an amount in excess of $5,000 individually or in the aggregate, (ii) that involves any material equitable relief or injunctive obligation binding on the Legacy Seller, the Company or the Business, or (iii) that involves any material admission of wrongdoing by the Legacy Seller or the Company;

(u) permit any material Insurance Policy to lapse, be cancelled, or not be renewed, unless replaced promptly with a policy providing substantially comparable coverage at commercially reasonable rates;

(v) amend, modify, terminate, abandon, fail to renew, or waive any rights under any Permit, or take any action or fail to take any action that would cause any Permit to be revoked, suspended, or materially impaired;

(w) take any action or fail to take any action that would, or would reasonably be expected to, jeopardize the CLEC License or the Legacy Seller’s or the Company’s standing as a Competitive Local Exchange Carrier in any jurisdiction in which it currently operates;

(x) change or modify its credit, collection, or payment policies, procedures, or practices, including acceleration of collections of receivables (whether or not past due) or failure to pay or delay payment of payables or other liabilities;

(y) form or organize any new subsidiary or Affiliate of the Legacy Seller or the Company;

(z) fail to pay any required maintenance or other similar fees or otherwise fail to make required filings or payments required to maintain and further prosecute any applications for registration of Intellectual Property;

(aa) adopt any plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or reorganization of the Legacy Seller or the Company;

(bb) take any action that would adversely affect the ability of the Parties to consummate the transactions contemplated by this Agreement; or

(cc) agree, commit, authorize, or enter into any contract or other arrangement to do any of the foregoing.

6.2 Interim Operating Covenants During the Second Interim Period. During the period commencing on the First Closing Date and ending on the earlier of the Final Closing Date and the termination of this Agreement with respect to the Final Closing pursuant to Article IX (the “Second Interim Period”), the Legacy Seller and the Company acknowledge that (i) the Legacy Seller retains fifty-one percent (51%) of the outstanding membership interests of the Company and, thereby, shall retain the power and authority to direct and control the operations of the Company and the Business in accordance with the provisions of the A&R LLC Agreement, and (ii) following the First Closing, the operation of the Company shall be governed by the A&R LLC Agreement and the Purchaser shall have only the rights and obligations set forth therein. Notwithstanding anything to the contrary in the A&R LLC Agreement or any other Transaction Document, during the Second Interim Period and until receipt of the CLEC License Change of Control Approval and consummation of the Final Closing, the Legacy Seller shall retain sole power and authority to direct and control the day-to-day operations, management, policies, and business affairs of the Company and the Business. The Purchaser’s consent rights under the A&R LLC Agreement are intended solely as customary minority investment protections and shall not be construed or exercised to confer on the Purchaser the right to direct, manage, or control the Company, the Business, the CLEC License, or any regulated operations prior to the Final Closing, and the Purchaser shall not exercise any such consent rights in a manner reasonably expected to cause any Governmental Body to view the Purchaser as exercising control prior to receipt of the CLEC License Change of Control Approval. Subject to the foregoing and the terms and conditions of the A&R LLC Agreement, during the Second Interim Period, except (x) as otherwise expressly permitted or required by this Agreement or the other Transaction Documents, (y) as set forth on Schedule 6.2, or (z) with the prior written consent of the Purchaser (not to be unreasonably withheld, conditioned, or delayed), the Legacy Seller shall, and shall cause the Company to:

(a) conduct the business of the Legacy Seller and the Company in all material respects in the Ordinary Course of Business and use commercially reasonable efforts to preserve intact the business organization of the Legacy Seller, the Company and the Business and maintain in all material respects the current relationships with customers, suppliers, and other Persons with which the Legacy Seller, the Company or the Business has material business relationships;

(b) (i) solely with respect to the Legacy Seller, refrain from taking any of the actions described in Section 6.1(a) through Section 6.1(cc), and (ii) with respect to the Legacy Seller and the Company, comply in all respects with the terms and provisions set forth in the A&R LLC Agreement (including all consent rights and governance provisions set forth therein); and

(c) cooperate fully with the Purchaser in connection with the preparation and filing of the CLEC License Change of Control Filing and use commercially reasonable efforts to obtain the CLEC License Change of Control Approval as promptly as practicable, including providing all information, documents, and materials reasonably requested by any Governmental Body in connection therewith.

6.3 Regulatory Filings; Cooperation.

(a) Within five (5) Business Days following the execution and delivery of this Agreement, the Purchaser shall file (or cause to be filed) with the Securities and Exchange Commission a Current Report on Form 8-K disclosing the execution of this Agreement and the material terms of the transactions contemplated hereby, in a form required by the Exchange Act and the rules and regulations promulgated thereunder (the “Signing 8-K”). The Purchaser shall provide the Legacy Seller a reasonable opportunity to review and comment on the Signing 8-K prior to its filing, and the Purchaser shall consider in good faith any comments received from the Legacy Seller.

(b) Subject to the terms and conditions of this Agreement, each of the parties shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including using commercially reasonable efforts to: (i) obtain all necessary or advisable consents, approvals, authorizations, and waivers from any Governmental Body or other Person required in connection with the transactions contemplated hereby (including all Regulatory Approvals); (ii) make all filings, registrations, submissions, and notifications required to be made with any Governmental Body or other Person in connection with the transactions contemplated hereby; (iii) lift or rescind any Order that prevents, prohibits, restricts, or delays the consummation of the transactions contemplated hereby; and (iv) satisfy all conditions precedent to the obligations of the parties under this Agreement.

(c) Each party shall promptly notify the other parties of any communication received by such party from any Governmental Body relating to the transactions contemplated by this Agreement, and, to the extent permitted by applicable Law and such Governmental Body, shall provide the other parties with copies of all written communications received from any Governmental Body relating to the transactions contemplated hereby. No party shall agree to participate in any substantive meeting, conference, or discussion with any Governmental Body with respect to the transactions contemplated hereby unless, to the extent practicable and permitted by such Governmental Body, it consults with the other parties in advance and gives the other parties the opportunity to attend and participate therein.

6.4 Third Party Consents. The Legacy Seller and the Company shall use their commercially reasonable efforts to obtain at the earliest practicable date all consents, waivers and approvals from, and provide all notices to, all Persons that are not a Governmental Body, required to consummate, or in connection with, the transactions contemplated by this Agreement, including the consents, waivers, approvals and notices referred to in Sections 3.4 and 4.4 hereof (except for such matters covered by Section 6.5). All such consents, waivers, approvals and notices shall be in writing and in form and substance satisfactory to the Purchaser, and executed counterparts of such consents, waivers and approvals shall be delivered to the Purchaser promptly after receipt thereof, and copies of such notices shall be delivered to the Purchaser promptly after the making thereof. Notwithstanding anything to the contrary in this Agreement, neither the Purchaser nor any of its Affiliates (which for purposes of this sentence shall include the Company) shall be required to pay any amounts in connection with obtaining any consent, waiver or approval.

6.5 Government Consents and Approvals.

(a) Subject to Section 6.5(b) and Section 6.5(c) below, each of the Purchaser, the Legacy Seller and the Company shall use its commercially reasonable efforts to obtain at the earliest practicable date all consents, waivers, approvals, Orders, Permits, authorizations and declarations from, make all filings with, and provide all notices to, all Governmental Bodies which are required to consummate, or in connection with, the transactions contemplated by this Agreement, including the consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings and notices referred to in Sections 3.4 and 4.4.

(b) Immediately following the execution and delivery of this Agreement, the Legacy Seller and the Company shall file with the California Public Utilities Commission (the “CPUC”) a Tier 2 Advice Letter (or such equivalent filing as required by the CPUC) in connection with the transfer of the CLEC License and the Contributed Assets to the Company, in such form and substance as required by applicable Law and reasonably acceptable to the Purchaser (the “Tier 2 Advice Letter”). The Legacy Seller shall, and shall cause the Company to, diligently prosecute the Tier 2 Advice Letter and promptly respond to any requests for additional information from the CPUC, and shall keep the Purchaser reasonably informed of the status of the Tier 2 Advice Letter and any related proceedings. The Purchaser shall provide such assistance and cooperation as is reasonably requested by the Legacy Seller in connection with the preparation, filing, and prosecution of the Tier 2 Advice Letter.

(c) Promptly following the First Closing, the Purchaser, the Legacy Seller and the Company shall file with the CPUC (and any other applicable Governmental Body) the application, notice, or other filing required in connection with the change of control of the Company that will occur at the Final Closing (collectively, the “CLEC License Change of Control Filing”). The Purchaser, the Legacy Seller and the Company shall each diligently prosecute the CLEC License Change of Control Filing and promptly respond to any requests for additional information or supplemental filings required by the CPUC or any other applicable Governmental Body, and shall keep each other Party reasonably informed of the status of the CLEC License Change of Control Filing and any related proceedings with respect to such filings (the “CLEC License Change of Control Approval”). Each of the Purchaser, the Legacy Seller and the Company shall provide such assistance, cooperation, and information as is reasonably requested or required in connection with the CLEC License Change of Control Filing and shall not take any action that would, or would reasonably be expected to, impair, delay, or prevent the receipt of the CLEC License Change of Control Approval. For the avoidance of doubt, denial, rejection, withdrawal or other non-approval of the Tier 2 Advice Letter or Tier 2 Advice Letter Approval shall not, by itself, constitute a failure to obtain the CLEC License Change of Control Approval or give rise to any unwind, repurchase, exit or termination right so long as the parties continue to pursue, or have not mutually elected in writing to discontinue pursuing, the traditional CPUC approval process or another available regulatory approval path for the CLEC License Change of Control Approval.

6.6 Access to Information. During each of the First Interim Period and the Second Interim Period (until the Final Closing or the earlier termination of this Agreement, as applicable), upon reasonable prior written notice from the Purchaser and subject to applicable Law (including applicable privacy Laws), the Legacy Seller and the Company shall, and the Company shall cause its Affiliates to, afford to the Purchaser and its accountants, counsel, financial advisors and other authorized representatives, and to prospective financing sources, investors and placement agents and each of their respective representatives, full access during normal business hours to (i) the properties, facilities and assets of the Legacy Seller and the Company (including all owned and leased Real Property and the buildings, structures, fixtures, appurtenances and improvements located thereon), (ii) the books, records and Contracts of the Legacy Seller and the Company, (iii) financial information (including working papers and data in the possession of the Legacy Seller, the Company or their respective independent public accountants, internal audit reports, and “management letters” from such accountants with respect to the Legacy Seller’s or the Company’s systems of internal control), and (iv) the officers, directors, employees, agents, accountants and advisors of the Legacy Seller and the Company, in each case as reasonably requested by the Purchaser in connection with the Purchaser’s due diligence review of the Legacy Seller, the Company and the Business and the preparation for the applicable Closing, and during such period, the Legacy Seller and the Company shall furnish promptly such information concerning the Business, properties and personnel of the Legacy Seller and the Company as the Purchaser shall reasonably request. Prior to the Final Closing, the Legacy Seller and the Company shall generally keep the Purchaser informed as to all material matters involving the operations and business of the Legacy Seller and the Company. The Legacy Seller and the Company shall authorize and direct the appropriate officers, directors, managers and employees to discuss matters involving the operations and business of the Legacy Seller and the Company with representatives of the Purchaser and its prospective financing sources, investors or placement agents; provided, that (a) such access shall not unreasonably interfere with the normal operations of the Legacy Seller, the Company or the Business, (b) the Purchaser’s access rights shall be exercised in a manner consistent with applicable Law and the confidentiality obligations set forth in Section 6.9, (c) neither the Legacy Seller nor the Company shall be required to provide access to any information that is subject to attorney-client privilege or other applicable privilege (and the Legacy Seller and the Company shall use commercially reasonable efforts to provide privilege-neutral information in lieu thereof), (d) prior to the First Closing, access to employees of the Legacy Seller or the Company shall be coordinated through the Chief Executive Officer or Chief Financial Officer of the Legacy Seller, and (e) during the Second Interim Period, such access with respect to the Company is subject to the provisions of, and the compliance with, the A&R LLC Agreement. All information obtained by the Purchaser pursuant to this Section 6.6 shall be subject to the terms of the Nondisclosure Agreement. No information provided to or obtained by the Purchaser pursuant to this Section 6.6 or otherwise shall limit or otherwise affect the remedies available hereunder to the Purchaser (including the Purchaser’s right to seek indemnification pursuant to Article VIII), or the representations or warranties of, or the conditions to the obligations of, the Parties.

6.7 No Shop.

(a) The Legacy Seller, the Company and the Stockholders shall not, and shall not permit any Affiliates, directors, officers, employees, representatives or agents of the Legacy Seller, the Company or any Stockholder (collectively, the “Representatives”) to, directly or indirectly, (i) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation or otherwise, any transaction involving a merger, consolidation, business combination, purchase or disposition of any material amount of the assets of the Legacy Seller or the Company or any equity interests of, or membership interests in, the Legacy Seller or the Company other than the transactions contemplated by this Agreement (an “Acquisition Proposal”), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Proposal, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Legacy Seller or the Company in connection with an Acquisition Proposal, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

(b) The Legacy Seller, the Company and the Stockholders shall notify the Purchaser orally and in writing promptly (but in no event later than 24 hours) after receipt by any of the Legacy Seller, the Company, any Stockholder or any of the Representatives thereof of any proposal or offer from any Person other than the Purchaser to effect an Acquisition Proposal or any request for non-public information relating to the Legacy Seller or the Company or for access to the properties, books or records of the Legacy Seller or the Company by any Person other than the Purchaser. Such notice shall indicate the identity of the Person making the proposal or offer, or intending to make a proposal or offer or requesting non-public information or access to the books and records of the Legacy Seller or the Company, the material terms of any such proposal or offer, or modification or amendment to such proposal or offer and copies of any written proposals or offers or amendments or supplements thereto. The Legacy Seller, the Company and the Stockholders shall keep the Purchaser informed, on a current basis, of any material changes in the status and any material changes or modifications in the material terms of any such proposal, offer, indication or request.

(c) The Legacy Seller, the Company and the Stockholders shall (and the Legacy Seller, the Company and the Stockholders shall cause their Representatives to) immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than the Purchaser) conducted heretofore with respect to any Acquisition Proposal. The Legacy Seller, the Company and the Stockholders agree not to release any third party from the confidentiality and standstill provisions of any agreement to which the Legacy Seller or the Company is a party.

6.8 Publicity. The Legacy Seller and the Company covenant that, except as may be required to comply with applicable Law, neither the Legacy Seller nor the Company, nor any of their respective Affiliates, shall make any press release or similar public announcement or communication concerning the execution or performance of this Agreement or any other Transaction Document unless specifically approved in advance by the Purchaser.

6.9 Confidentiality; Non-Solicitation; Non-Disparagement.

(a) Unless this Agreement is terminated pursuant to the terms hereof, the Legacy Seller and each Stockholder hereby agree that they will not, and that they will cause their Affiliates, stockholders, partners, managers, members, directors, officers, agents and representatives not to, at any time after either Closing Date, directly or indirectly, without the prior written consent of the Purchaser, disclose or use any Confidential Information of, involving or relating to the Legacy Seller or the Company, other than in the performance of such Person’s duties as an employee or agent of, or otherwise on behalf of, the Legacy Seller or the Company, the Purchaser or any of their respective Affiliates; provided, that the provisions of this Section 6.9(a) will not prohibit any retention of copies of records or disclosure (i) required by applicable Law so long as, to the extent practicable, reasonable prior notice is given to the Purchaser of such disclosure and a reasonable opportunity is afforded to contest the same, or (ii) reasonably necessary and made in connection with the enforcement of any right or remedy relating to this Agreement and done in a manner where such disclosure does not make Confidential Information publicly-available.

(b) During the Restricted Period, the Legacy Seller and each Stockholder shall not, and shall cause its directors, officers, employees and Affiliates (including each such Affiliate’s directors, officers, and employees) (collectively, the “Restricted Persons”) not to, directly or indirectly, own, manage, engage in, operate, control, work for, consult with, render services for, do business with, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation or control of, any business (other than the Legacy Seller, the Company and the Purchaser), whether in corporate, proprietorship or partnership form or otherwise, engaged in the Business (the “Restricted Business”) in the Restricted Area; provided, however, that the foregoing shall not prohibit any Stockholder or Restricted Person from (i) owning, directly or indirectly, less than five percent (5%) of the outstanding securities of any publicly traded company, (ii) owning, managing or maintaining passive investment vehicles or entities formed for tax, estate planning or investment purposes that do not engage in the Restricted Business, or (iii) during the period between the First Closing and the Final Closing, engaging in activities undertaken in such Stockholder’s capacity as a stockholder, officer, director, or employee of the Legacy Seller or the Company, provided that such activities are in the Ordinary Course of Business and consistent with such Stockholder’s obligations under the A&R LLC Agreement. The Parties specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that the Purchaser, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond whatsoever.

(c) During the Restricted Period, the Legacy Seller and each Stockholder shall not, and shall cause the other Restricted Persons not to, directly or indirectly: (i) cause, induce or encourage any actual or prospective client, customer, supplier, or licensor of the Business or the Purchaser or any of its Affiliates (including any existing or former customer of the Business and any Person that becomes a client or customer of the Business after the First Closing or the Final Closing, as applicable) or any other Person who has a business relationship with the Business or the Purchaser or any of its Affiliates, to terminate or modify any such actual or prospective relationship, or (ii) hire or solicit the employment or engagement (whether as an employee, consultant, or otherwise) of, or attempt to recruit for employment or engagement any individual employed by the Purchaser or the Business or contracting with the Purchaser or the Business or who was employed by or contracting with the Purchaser or the Business during the previous 12 months prior to such hiring, solicitation or attempt to recruit; provided, that, during the period between the First Closing and the Final Closing, the foregoing shall not prohibit any Stockholder from engaging in activities undertaken in such Stockholder’s capacity as a majority stockholder of the Legacy Seller, including interactions with the Legacy Seller employees and customers in the Ordinary Course of Business and consistent with such Stockholder’s obligations under the A&R LLC Agreement.

(d) The Legacy Seller and each Stockholder covenant and agree that neither the Legacy Seller nor such Stockholder nor any of its representatives or agents, shall make any public statement, or cause any public statement to be made or attributed to the Legacy Seller or such Stockholder or any of its representatives or agents, that disparages, calls into disrepute, defames or slanders the Business or the Purchaser, the Company or any of their respective Subsidiaries or Affiliates or any of the foregoing entities’ respective successors, predecessors, officers, directors, managers, members, employees, stockholders, agents, attorneys, representatives, businesses, products or services.

(e) The Legacy Seller and each Stockholder acknowledge and agree that the geographic scope, scope of activity restrictions, and duration of the covenants contained in this Section 6.9 are the result of arm’s-length bargaining and are fair and reasonable in light of (i) the Legacy Seller’s and such Stockholder’s level of control over and contact with the Business, and association with the Legacy Seller’s and/or the Company’s Confidential Information and goodwill in all jurisdictions in which the Legacy Seller or the Company conducts business, and (ii) the consideration that the Legacy Seller and the Stockholders are receiving in connection with the Transactions, and the goodwill that the Legacy Seller and the Stockholders are conveying and for which the Purchaser is paying. It is the desire and intent of the Parties that the provisions of this Section 6.9 (and portions thereof) be enforced to the fullest extent permitted under applicable Law. The Legacy Seller and each Stockholder acknowledge that this Section 6.9 is reasonable and enforceable in all respects; nonetheless, if any of the restrictions of this Section 6.9 (or portions thereof) are found by a court of competent jurisdiction to be unreasonable, overly broad, or otherwise unenforceable, the Parties intend that such restrictions (and portions thereof) shall not be thereby terminated but shall be modified by such court so as to be valid and enforceable and, as so modified, to be fully enforced.

(f) The Legacy Seller and each Stockholder acknowledges that the covenants and obligations in this Section 6.9 have been a material inducement for the Purchaser to consummate this Agreement. Accordingly, the Legacy Seller and each Stockholder irrevocably waive any right existing as of any Closing Date or arising in the future to: (i) file any declaratory judgment or similar action seeking to declare unenforceable any covenant or obligations under this Section 6.9 or challenge the validity of such covenants or obligations, (ii) otherwise contest the enforceability of any such covenants or obligations as being unreasonable or unenforceable, or (iii) assert any defenses to any action or effort by the Purchaser, the Company or any of their respective Affiliates to enforce any such covenants or obligations based on their reasonableness.

(g) The covenants and undertakings contained in this Section 6.9 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 6.9 will cause irreparable injury to the Purchaser, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Accordingly, the remedy at law for any breach of this Section 6.9 will be inadequate. Therefore, the Purchaser will be entitled to an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach of this Section 6.9 without the necessity of proving actual damages or posting any bond whatsoever. The rights and remedies provided by this Section 6.9 are cumulative and in addition to any other rights and remedies which the Purchaser may have hereunder or at law or in equity.

(h) No claim against the Business or the Purchaser, the Company or any of their Affiliates by the Legacy Seller or any Stockholder under this Agreement or otherwise shall constitute a defense to the enforcement by the Purchaser of the covenants and obligations in this Section 6.9. In the event of any actual or threatened violation of the covenants and obligations under this Section 6.9 by the Legacy Seller or any Stockholder or any of their respective Affiliates, the Purchaser the Company or any of their respective Affiliates shall be entitled to recover from the Legacy Seller or such Stockholder its reasonable attorneys’ fees, witness fees and all costs and expenses associated with the enforcement of any provision of this Section 6.9 in addition to any other available legal or equitable remedies. If any court of competent jurisdiction finds that the Legacy Seller or any Stockholder has breached any of its covenants or obligations under this Section 6.9 , the time period during which such covenants and obligations are effective shall be suspended and shall not run in favor of such Stockholder from the date of such breach until the date when such breach is cured or remedied.

(i) The Parties agree that, if any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 6.9 is unreasonable, arbitrary or against public policy, then a lesser period of time, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

6.10 Tax Matters.

(a) The Legacy Seller will prepare or cause to be prepared each income Tax Return of the Company that solely relates to any Pre-Closing Taxable Period that is required to be filed after the First Closing Date. Each such income Tax Return shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Law. Reasonably in advance of the due date, including extensions, for filing any Tax Return under this Section 6.10(a) (other than Tax Returns relating to sales, use, payroll or other taxes that are required to be filed contemporaneously with, or promptly after, the close of a taxable period, in each case a copy of which shall be provided to the Purchaser by the Legacy Seller upon the Purchaser’s written request), the Legacy Seller will deliver a copy of each such Tax Return, together with all supporting documentation and workpapers, to the Purchaser for its review and reasonable comment. The Purchaser will provide any reasonable comments to the Legacy Seller within 15 days after the receipt of such Tax Return. The Legacy Seller shall incorporate or cause to be incorporated any such comments subject to the Legacy Seller’s approval (which approval shall not be unreasonably withheld, conditioned, or delayed). Not later than five days prior to the due date for the payment of Taxes with respect to each Tax Return for a Pre-Closing Taxable Period that are paid after the First Closing Date, the Legacy Seller shall pay to (or at the direction of) the Company the amount of any Company Taxes with respect to such Tax Return.

(b)  The Company shall prepare or cause to be prepared, and timely file or cause to be timely filed, all other Tax Returns of the Company for any Pre-Closing Taxable Period or any Interim Period, including any Tax Returns of the Company that relate to Straddle Periods. Each such Tax Return shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Law.

(i)  Reasonably in advance of the due date, including extensions, for filing any such Tax Return that is due before the Final Closing Date (other than Tax Returns relating to sales, use, payroll or other taxes that are required to be filed contemporaneously with, or promptly after, the close of a taxable period, in each case a copy of which shall be provided to the Purchaser by the Company upon the Purchaser’s written request), the Company will deliver a copy of each such Tax Return, together with all supporting documentation and workpapers, to the Purchaser for its review and reasonable comment. The Purchaser will provide any reasonable comments to the Company within 15 days after the receipt of such Tax Return for the Company’s consideration. The Company shall cause each such Tax Return to be filed timely and payment of Taxes to be timely paid with the appropriate Governmental Body and will provide a copy thereof to the Purchaser. Not later than five days prior to the due date for the payment of Taxes with respect to each Tax Return for a Pre-Closing Taxable Period or a Straddle Period that is due before the Final Closing Date, the Legacy Seller shall pay to (or at the direction of) the Company the amount of any Company Taxes with respect to the Pre-Closing Taxable Period for such Tax Return.

(ii)  Reasonably in advance of the due date, including extensions, for filing any such Tax Return that is due on or after the Final Closing Date (other than Tax Returns relating to sales, use, payroll or other taxes that are required to be filed contemporaneously with, or promptly after, the close of a taxable period, in each case a copy of which shall be provided to the Legacy Seller by the Purchaser upon the Legacy Seller’s written request), the Purchaser will deliver a copy of each such Tax Return, together with all supporting documentation and workpapers, to the Legacy Seller for its review and reasonable comment. The Legacy Seller will provide any reasonable comments to the Purchaser within 15 days after the receipt of such Tax Return for the Purchaser’s consideration. The Purchaser shall cause each such Tax Return to be filed timely and payment of Taxes to be timely paid with the appropriate Governmental Body and will provide a copy thereof to the Legacy Seller. Not later than five days prior to the due date for the payment of Taxes with respect to each Tax Return for a Pre-Closing Taxable Period, Interim Period or Straddle Period that is due on or after the Final Closing Date, the Legacy Seller shall pay to (or at the direction of) the Purchaser the amount of any Legacy Seller Taxes payable with respect to such Tax Return.

(c)  For any U.S. federal, state or local or non-U.S. Tax purposes, Taxes that are payable with respect to any Straddle Period shall be allocated between the portion of such Straddle Period ending on and including the applicable Closing Date and the portion of such Straddle Period beginning after the applicable Closing Date in the following manner. For allocations of income or deductions required to determine any income Taxes, sales and use Taxes, payroll Taxes or other transactional Taxes for a Straddle Period, such allocation shall be made by means of a closing of the books of the Company as of the close of business on the applicable Closing Date. The amount of all Taxes other than income Taxes, sales and use Taxes, payroll Taxes or other transactional Taxes in respect of a Straddle Period shall be allocated between the period ending on and including the applicable Closing Date and the period beginning after the applicable Closing Date based on the number of days for the portion of the Straddle Period ending on and including the applicable Closing Date, on the one hand, and the number of days for the portion of the Straddle Period beginning after the applicable Closing Date, on the other hand. For purposes of this paragraph, exemptions, allowances, or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a daily basis. Any franchise Tax or other Tax providing the right to do business for a specified period shall be allocated to the taxable period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such Tax.

(d)  The Purchaser, the Legacy Seller, the Company and each of their respective Affiliates shall reasonably cooperate with each other in connection with the filing of Tax Returns or in contesting or defending against any audit, litigation or other claim for Taxes imposed on or with respect to the assets, operations or activities of the Legacy Seller or the Company relating to any Pre-Closing Taxable Period or any Interim Taxable Period, including any Straddle Period (each, a “Tax Proceeding”). Such cooperation shall include the retention and, upon the request of the Party or Parties preparing the Tax Return or controlling the Tax Proceeding, the provision to such Party or Parties of records and information which are reasonably relevant to such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder. All out-of-pocket expenses related to such cooperation shall be borne by the Party requesting such cooperation. Any information obtained by a Party or its Affiliates from another Party or its Affiliates in connection with any Tax matters to which this Agreement applies shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding, or as may otherwise be necessary to enforce the provisions of this Agreement. If notice of any Tax Proceeding with respect to Taxes of the Legacy Seller or the Company shall be received by either party for which the other party may reasonably be expected to be liable pursuant to Article VIII, the notified party shall notify such other party in writing of such Tax Proceeding; provided, that the failure of the notified party to give the other party notice as provided herein shall not relieve such failing party of its obligations under Article VIII except to the extent that the other party is actually and materially prejudiced thereby. The Legacy Seller shall have the right, at its own expense, to the extent such Tax Proceeding solely relates to Taxes of the Legacy Seller or income Taxes of the Company for a Pre-Closing Taxable Period, to represent the interests of the Legacy Seller or the Company in such Tax Proceeding, provided, that (i) the Purchaser shall have the right to participate in such Tax Proceeding, and (ii) the Legacy Seller shall not settle any such Tax Proceeding without the consent of the Purchaser, which shall not be unreasonably withheld, conditioned or delayed. All other Tax Proceedings shall be controlled by the Company. To the extent there is a conflict between this Section 6.10(d) and any other provision of this Agreement, this Section 6.10(d) shall govern.

(e)  The Legacy Seller shall be liable for and shall pay all Transfer Taxes imposed in connection with the transactions contemplated by this Agreement and make any required filings in connection with such Transfer Taxes.

(f)  The Legacy Seller and the Purchaser intend for the Transactions to be treated: (i) with respect to the First Closing, pursuant to Revenue Ruling 99-5, as a taxable sale by the Legacy Seller of an undivided interest in each of the Company’s assets to Purchaser pursuant to a transaction governed by Code Section 1001, followed by the contribution by the Legacy Seller and Purchaser of their respective undivided interests in each asset of the Company to a newly formed partnership pursuant to a transaction governed by Code Section 721, and (ii) with respect to the Final Closing, (A) with respect to the Legacy Seller, as a sale of partnership interests pursuant to a transaction governed by Code Section 741, and (B) with respect to Purchaser, as a purchase of an undivided interest in each of the Company’s assets pursuant to a transaction governed by Code Section 1001 (collectively, the “Intended Tax Treatment”).

(g)  Following the First Closing, the Purchaser shall deliver to the Legacy Seller a statement allocating the portion of the Purchase Price payable at the First Closing, as adjusted under this Agreement, plus other amounts treated as consideration for federal income tax purposes, among the assets of the Company (as adjusted to represent the portion of the Company represented by the First Closing Interests) (the “First Closing Purchase Price Allocation Statement”). Following the Final Closing, the Purchaser shall deliver to the Legacy Seller a statement allocating the portion of the Purchase Price payable at the Final Closing, as adjusted under this Agreement, plus other amounts treated as consideration for federal income tax purposes, among the assets of the Company (as adjusted to represent the portion of the Company represented by the Final Closing Interests) (the “Final Closing Purchase Price Allocation Statement” and together with the First Closing Purchase Price Allocation Statement, the “Purchase Price Allocation Statements”). Each Purchase Price Allocation Statement shall be prepared in accordance with the applicable provisions of the Code and the methodologies set forth on Exhibit D. In the event that the Purchaser and the Legacy Seller are unable to agree on the applicable Purchase Price Allocation Statement within 30 days following the Purchaser’s delivery of such statement to the Legacy Seller, the Purchaser and the Stockholders shall submit such dispute to the Auditor to be resolved in accordance with the provisions of Section 2.6(e) of this Agreement, provided that the Auditor shall be instructed to utilize the methodologies for determining fair market value as set forth on Exhibit D. The determination of the Auditor shall be binding on the Parties. The Purchaser and the Stockholders shall agree in good faith to revisions to the Purchase Price Allocation Statements to reflect any purchase price adjustments.

(h)  All Tax Returns and reports filed by the Purchaser and the Legacy Seller shall be prepared consistently with the Intended Tax Treatment and the Purchase Price Allocation Statements (as finally determined in accordance with Section 6.10(g)), except as otherwise required pursuant to a “determination” within the meaning of Code Section 1313(a).

6.11  Release.

(a)  In consideration of the premises contained herein, the consideration to be received by the Legacy Seller and the Stockholders pursuant to this Agreement for the sale of the goodwill of the Business, and in consideration of and as an inducement to the Purchaser to consummate the First Closing and the Final Closing, the Legacy Seller and each Stockholder on behalf of itself and any Related Persons, hereby releases and forever discharges the Purchaser and the Company, and each of their respective past, present and future officers, directors, employees, representatives, Affiliates, stockholders, successors and assigns (individually, a “Released Party” and collectively, “Released Parties”) from any and all claims, demands, proceedings, causes of action, orders, obligations, contracts, indebtedness and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which the Legacy Seller or such Stockholder or any of the Legacy Seller’s or such Stockholder’s Related Persons now has, have ever had or may hereafter have against the respective Released Parties arising contemporaneously with or prior to the First Closing, or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the First Closing, including but not limited to any matter arising out of or in connection with the Legacy Seller’s capacity as an equityholder of the Company or such Stockholder’s capacity as a director, officer, or employee of the Legacy Seller or the Company, and including any rights to indemnification or reimbursement from any Released Party, whether pursuant to their respective constituent documents, contract or otherwise and whether or not relating to claims pending on, or asserted after, the First Closing (collectively, the “Released Claims”); provided that (x) nothing contained herein shall operate to release any obligations of the Purchaser arising under this Agreement, and (y) this release shall become effective at the First Closing and shall become null and void, and shall have no effect whatsoever, without any action on the part of any Person, upon termination of this Agreement prior to the First Closing in accordance with its terms. The Legacy Seller and each Stockholder on behalf of itself and any Related Persons hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting, or causing to be commenced, any proceeding of any kind against any Released Party, based upon any matter purported to be released hereby. The Legacy Seller and each Stockholder specifically acknowledge and declare that there is no representation, warranty, or collateral agreement, written or oral, which will in any way modify, alter, or provide any condition as to the effectiveness of the foregoing release.

(b)  The Legacy Seller and each Stockholder acknowledge and agree that it, he or she is familiar with Section 1542 of the Civil Code of the State of California (“Section 1542”), which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

(c)  The Legacy Seller and each Stockholder hereby waive and relinquish any rights and benefits that the Legacy Seller or such Stockholder may have under Section 1542 or any similar statute or common law principle of any jurisdiction. The Legacy Seller and each Stockholder acknowledge that it, he or she may hereafter discover facts in addition to or different from those that the Legacy Seller or such Stockholder now knows or believes to be true with respect to the subject matter of this release, but it is the Legacy Seller’s and such Stockholder’s intention to fully and finally and forever settle and release any and all Released Claims (other than as set forth in the proviso included in Section 6.11(a)(x) and (y)) that do now exist, may exist or heretofore have existed with respect to the subject matter of this release. In furtherance of this intention, the releases contained herein shall be and remain in effect as full and complete releases notwithstanding the discovery or existence of any such additional or different facts.

6.12  Certain Notices.

(a)  Subject to Section 6.12(b) below, during each of the First Interim Period and the Second Interim Period, each party shall promptly notify the other parties in writing upon becoming aware of: (a) any fact, event, circumstance, or condition that causes or constitutes, or that would reasonably be expected to cause or constitute, a breach in any material respect of any representation, warranty, covenant, or agreement of such party contained in this Agreement; (b) any fact, event, circumstance, or condition that has resulted, or would reasonably be expected to result, in any condition set forth in Article VII not being satisfied; (c) the commencement of any Proceeding against or affecting the Legacy Seller or the Company that would, or would reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect or that challenges or seeks to prevent, enjoin, or delay the consummation of the transactions contemplated by this Agreement; or (d) any written communication from any Governmental Body relating to the Regulatory Approvals or any other required consent or approval in connection with the transactions contemplated by this Agreement; provided, however, that, except as otherwise provided in, and subject to the procedures and provisions of, Section 6.12(b), no such notice shall be deemed to cure any breach of any representation, warranty, covenant, or agreement set forth in this Agreement, or to limit the rights of any party under Article VIII.

(b)  During the Second Interim Period, the Legacy Seller and/or the Company may, from time to time, supplement or amend the Disclosure Schedules with respect to any matter that arises or is discovered after the date hereof that, if existing or known at the date hereof, would have been required to be set forth or described in the Disclosure Schedules (each such supplement or amendment, a “Schedule Update Notice”). Any such Schedule Update Notice shall be in writing and delivered to the Purchaser. If the matter disclosed in a Schedule Update Notice arises solely from actions or events occurring after the First Closing Date (other than any action or event resulting from a breach of any covenant or agreement of the Legacy Seller, the Company or any Stockholder contained in this Agreement), then (i) such matter shall be deemed to have cured any breach or inaccuracy of any representation or warranty that would have existed but for such Schedule Update Notice, (ii) the Disclosure Schedules shall be deemed amended or supplemented thereby for all purposes under this Agreement, and (iii) neither the Purchaser nor any other Purchaser Indemnitee shall be entitled to assert any claim for indemnification under Article VIII solely by reason of such disclosed matter. If the matter disclosed in a Schedule Update Notice was in existence prior to the First Closing Date or results from a breach of any covenant or agreement of the Legacy Seller, the Company or any Stockholder contained in this Agreement, then such Schedule Update Notice shall be for informational purposes only and shall not (x) be deemed to amend or supplement the Disclosure Schedules for purposes of determining whether the representations and warranties of the Legacy Seller or the Company contained in Article III were true and correct as of the date hereof or as of any Closing Date, (y) limit or otherwise affect the rights of the Purchaser or any other Purchaser Indemnitee to assert claims for indemnification under Article VIII with respect to such disclosed matter, or (z) affect the Purchaser’s rights and remedies under this Agreement, including any termination rights under Article IX.

6.13  Further Assurances. From time to time after each Closing, at the reasonable request of any party and without further consideration, each party shall execute and deliver such additional documents and instruments and take such further actions as may be reasonably necessary or appropriate to carry out the purposes and intent of this Agreement and to consummate and make effective the transactions contemplated hereby, including executing and delivering any additional bills of sale, assignments, consents, or other documents reasonably required to vest in the Purchaser good and valid title to the Purchased Interests free and clear of all Liens (other than Permitted Liens).

6.14  Agreements Relating to Stock Consideration.

(a)  Private Placement. The Purchaser intends to issue the Stock Consideration, if any, at the Final Closing as provided in this Agreement pursuant to a “private placement” exemption or exemptions from registration under Section 4(a)(2) of the Securities Act or Regulation D promulgated thereunder and other applicable state securities laws. The Legacy Seller and the Company agree to fully cooperate with the Purchaser in its efforts to ensure that such Stock Consideration may be issued pursuant to such exemptions.

(b)  Restrictions on Transfer. The Stock Consideration shall be subject to any restrictions on transfer set forth in this Section 6.14. The Stock Consideration constitutes “restricted securities” under the Securities Act and may not be transferred absent registration under the Securities Act or an exemption therefrom, and any such transfer shall also be conditioned on compliance with applicable state and foreign securities Laws. The Purchaser shall provide assistance and legend removal cooperation in connection with a sale pursuant to Rule 144, including timely provision of issuer confirmations and transfer agent instructions reasonably necessary for resale under Rule 144 once the applicable holding period and other requirements of Rule 144 are satisfied, including current public information requirements under Rule 144(i). The Legacy Seller and every transferee or assignee of any Stock Consideration from the Legacy Seller shall be bound by and subject to the terms and conditions of this Section 6.14, and the Purchaser may require, as a condition precedent to the assignment or Transfer of any Stock Consideration, that any transferee or assignee must enter into an agreement with the Purchaser, whereby such transferee or assignee agrees in writing to be bound by, and subject to, all the terms and conditions of this Section 6.14. To ensure compliance with the restrictions imposed by this Agreement, the Purchaser may issue appropriate “stop-transfer” instructions to its transfer agent, if any, and if the Purchaser acts as its own transfer agent, it may make appropriate notations to the same effect in its own records. The Purchaser shall not be required (a) to transfer on its books any Stock Consideration that has been transferred in violation of any of the provisions of this Agreement or (b) to treat as owner of such Stock Consideration, or to accord the right to vote or pay dividends, to any transferee or assignee to whom such shares have been purportedly so transferred.

(c)  Legends. Each certificate or book-entry notation representing any Stock Consideration issued hereunder shall bear the following legend (in addition to any other legends required by law, the Purchaser’s Organizational Documents or any other agreement to which the Legacy Seller is a party):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

(d)  Pari Passu Treatment. To the extent the Purchaser elects to issue Stock Consideration to the Legacy Seller at the Final Closing pursuant to Section 2.4(d), the Legacy Seller receiving such Stock Consideration shall hold such shares of Purchaser Common Stock pari passu with all other holders of Purchaser Common Stock, with the same rights, preferences, privileges, and limitations as are applicable to all other shares of Purchaser Common Stock then outstanding; provided, however, that the foregoing shall not entitle the Legacy Seller to registration rights, board representation, or other contractual rights not generally available to holders of Purchaser Common Stock.

ARTICLE VII
CONDITIONS TO THE CLOSINGS

7.1  Conditions to Obligations of Each Party for the First Closing. The respective obligations of each party to consummate the First Closing are subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by both the Purchaser and the Legacy Seller) at or prior to the First Closing Date of each of the following conditions:

(a)  No Restraints. No Governmental Body of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order (whether temporary, preliminary, or permanent) that is in effect and that prevents, prohibits, restrains, or makes illegal the consummation of the First Closing (each, a “Restraint”).

7.2  Conditions to the Purchaser’s Obligations for the First Closing. The obligations of the Purchaser to consummate the First Closing are also subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by the Purchaser in its sole discretion) at or prior to the First Closing Date of each of the following conditions:

(a)  Representations and Warranties. (i) The Fundamental Representations (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” qualifications contained therein) of the Legacy Seller and the Company shall be true and correct in all respects (other than de minimis inaccuracies) as of the Signing Date and as of the First Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly relates to an earlier date, in which case such representation or warranty shall be true and correct in all respects as of such earlier date); and (ii) all other representations and warranties of the Stockholders, the Legacy Seller and the Company set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” qualifications contained therein) as of the Signing Date and as of the First Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly relates to an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)  Covenants. The Legacy Seller and the Company shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the First Closing.

(c)  No Material Adverse Effect. Since the Signing Date, there shall not have occurred any event, change, circumstance, or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect that is continuing as of the First Closing Date.

(d)  Closing Deliveries. The Legacy Seller and the Company shall have delivered to the Purchaser all documents and instruments required to be delivered pursuant to Section 2.5(a).

(e)  Contribution. Immediately prior to the First Closing and following receipt of the Tier 2 Advice Letter Approval, the Contribution shall have been consummated in accordance with the Contribution Agreement, and the Purchaser shall have received evidence of the same.

(f)  Tier 2 Advice Letter Approval. The CPUC shall have approved (or deemed approved by operation of law or regulation) the Tier 2 Advice Letter, and such approval shall be in full force and effect and shall not be subject to any material condition or limitation that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect (the “Tier 2 Advice Letter Approval”).

(g)  Cybersecurity Incident. No Cybersecurity Incident shall have occurred with respect to the Business, any Managed Client or any Seller Entity, other than any Cybersecurity Incident that occurred prior to the Signing Date and has been disclosed.

7.3  Conditions to the Seller Entities’ Obligations for the First Closing. The obligations of the Legacy Seller and the Company to consummate the First Closing are also subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by the Legacy Seller in its sole discretion) at or prior to the First Closing Date of each of the following conditions:

(a)  Representations and Warranties. The representations and warranties of the Purchaser set forth in Article IV shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” qualifications contained therein) as of the Signing Date and as of the First Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly relates to an earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Purchaser to consummate the First Closing or to perform its obligations hereunder.

(b)  Covenants. The Purchaser shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it under this Agreement at or prior to the First Closing.

(c)  Closing Deliveries. The Purchaser shall have delivered to the Legacy Seller all documents, instruments, and payments required to be delivered pursuant to Section 2.5(b).

7.4  Conditions to Obligations of Each Party for the Final Closing. The respective obligations of each party to consummate the Final Closing are subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by both the Purchaser and the Legacy Seller) at or prior to the Final Closing Date of each of the following conditions:

(a)  No Restraints. No Restraint shall be in effect that prevents, prohibits, restrains, or makes illegal the consummation of the Final Closing.

(b)  CLEC License Change of Control Approval. The CPUC (and any other applicable Governmental Body) shall have issued the CLEC License Change of Control Approval, and such approval shall be in full force and effect and shall not be subject to any material condition or limitation that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c)  First Closing. The First Closing shall have been consummated in accordance with the terms of this Agreement, and the A&R LLC Agreement shall be in full force and effect.

7.5  Conditions to the Purchaser’s Obligations for the Final Closing. The obligations of the Purchaser to consummate the Final Closing are also subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by the Purchaser in its sole discretion) at or prior to the Final Closing Date of each of the following conditions:

(a)  Representations and Warranties. (i) The Fundamental Representations (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” qualifications contained therein) of the Legacy Seller and the Company shall be true and correct in all respects (other than de minimis inaccuracies) as of the Final Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly relates to an earlier date, in which case such representation or warranty shall be true and correct in all respects as of such earlier date); and (ii) all other representations and warranties of the Stockholders, the Legacy Seller and the Company set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” qualifications contained therein) as of the Final Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly relates to an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)  Covenants. The Legacy Seller and the Company shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by them under this Agreement during the Second Interim Period and at or prior to the Final Closing.

(c)  No Material Adverse Effect. Since the First Closing Date, there shall not have occurred any event, change, circumstance, or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect that is continuing as of the Final Closing Date.

(d)  Closing Deliveries. The Legacy Seller and the Company shall have delivered to the Purchaser all documents and instruments required to be delivered pursuant to Section 2.5(c).

(e)  A&R LLC Agreement. The Legacy Seller and the Company shall have performed and complied in all material respects with the terms and provisions of the A&R LLC Agreement and no material breach of the A&R LLC Agreement by the Legacy Seller or the Company shall have occurred that is continuing as of the Final Closing Date.

(f)  Cybersecurity Incident. No Cybersecurity Incident shall have occurred with respect to the Business, any Managed Client or any Seller Entity, other than any Cybersecurity Incident that occurred prior to the Signing Date and has been disclosed.

(g)  MSA. The Company shall have entered into a master services agreement, in the form and substance reasonably acceptable to the Purchaser with the counterparty set forth on Schedule 7.5(g).

7.6  Conditions to the Seller Entities’ Obligations for the Final Closing. The obligations of the Legacy Seller and the Company to consummate the Final Closing are also subject to the satisfaction (or, to the extent permitted by applicable Law, waiver by the Legacy Seller in its sole discretion) at or prior to the Final Closing Date of each of the following conditions:

(a)  Representations and Warranties. The representations and warranties of the Purchaser set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” qualifications contained therein) as of the Final Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly relates to an earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Purchaser to consummate the Final Closing or to perform its obligations hereunder.

(b)  Covenants. The Purchaser shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it under this Agreement during the Second Interim Period and at or prior to the Final Closing.

(c)  Closing Deliveries. The Purchaser shall have delivered to the Legacy Seller and the Company all documents, instruments, and payments required to be delivered pursuant to Section 2.5(d).

ARTICLE VIII
INDEMNIFICATION

8.1  Indemnification by the Stockholders. Subject to the terms of this Article VIII, from and after the First Closing, the Legacy Seller, and the Stockholders (collectively, the “Seller Indemnifying Parties”) shall, jointly and severally, indemnify and hold harmless the Purchaser and, following the Final Closing, the Company, and their respective Affiliates and each of their respective direct or indirect members (including partners, shareholders and members of members), directors, officers, employees, consultants, representatives, agents and permitted assigns (collectively, the “Purchaser Indemnitees”) to the fullest extent permitted by Law, from and against, without any duplication, and pay to the applicable Purchaser Indemnitee the amount of, any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages, interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, or costs and expenses (including costs of investigation and defense and attorneys’ and other professionals’ fees and including those arising under Environmental Law), whether or not involving a third-party claim (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) incurred, arising out of or relating to:

(a)  any breach or inaccuracy of any of (or any alleged breach or inaccuracy of) the representations or warranties of the Legacy Seller or the Company contained in Article III or any Transaction Document;

(b)  any breach or inaccuracy of (or any alleged breach or inaccuracy of) the representations and warranties of any Stockholder set forth in Article V or any Transaction Document; provided, however, any indemnification under this Section 8.1(b) by a Stockholder shall be on a several, and not joint, basis and no Stockholder shall be liable for breaches of any representations or warranties set forth in Article V or any Transaction Document of any other Stockholder;

(c)  any breach of any of the covenants or agreements of the Legacy Seller, the Company or any Stockholder contained in this Agreement or any Transaction Document; provided, however, any indemnification under this Section 8.1(c) by a Stockholder shall be on a several, and not joint, basis and no Stockholder shall be liable for breaches of any covenants or agreements set forth in this Agreement or any Transaction Document of any other Stockholder;

(d)  any and all Legacy Seller Taxes;

(e)  any Transaction Expenses or Indebtedness; or

(f)  the matters set forth on Schedule 8.1(f).

THIS INDEMNITY OBLIGATION IS INTENDED TO ALLOCATE LIABILITY IN ACCORDANCE WITH ITS TERMS FOR, WITHOUT LIMITATION, (I) ANY CLAIMS RESULTING FROM THE ACTUAL OR ALLEGED NEGLIGENCE OR STRICT LIABILITY OF ANY PURCHASER INDEMNITEES AND (II) STATUTORY AND COMMON LAW STRICT LIABILITY CLAIMS AS WELL AS OTHER CLAIMS ARISING UNDER ENVIRONMENTAL LAWS, INCLUDING WITHOUT LIMITATION CERCLA.

8.2  Indemnification by the Purchaser. Subject to the terms of this Article VIII, from and after the First Closing, the Purchaser and, following the Final Closing, the Company (collectively, the “Purchaser Indemnifying Parties” and, together with the Seller Indemnifying Parties, the “Indemnifying Parties”), shall indemnify and hold harmless the Legacy Seller and, prior to the Final Closing, the Company, and their respective Affiliates and each of their respective direct or indirect members (including partners, shareholders and members of members), directors, officers, employees, consultants, representatives, agents and permitted assigns (collectively, the “Seller Indemnitees” and, together with the Purchaser Indemnitees, the “Indemnitees”), to the fullest extent permitted by law, from and against, without any duplication, and pay to the applicable Seller Indemnitee the amount of, any Losses incurred, arising out of or relating to:

(a)  any breach or inaccuracy of any of the representations or warranties of the Purchaser contained in this Agreement or the Transaction Documents; and

(b)  any breach of any of the covenants or agreements of the Purchaser contained in this Agreement or the Transaction Documents.

8.3  Limitations and Other Indemnity Claim Matters. Notwithstanding anything to the contrary in this Article VIII or elsewhere in this Agreement, the following terms shall apply to any claim for monetary damages arising out of this Agreement or related to the Transactions:

(a)  Deductible. The Seller Indemnifying Parties will not have any liability under Section 8.1(a) or Section 8.1(b) until the Purchaser Indemnitees have incurred, paid or properly accrued for Losses in excess of $130,000 (the “Deductible”) arising from indemnification claims under Section 8.1(a), and then the recoverable Losses under Section 8.1(a) shall be limited to those that exceed the Deductible; provided, that the limitation set forth in this Section 8.3(a) shall not apply to Losses resulting from or arising out of (i) any inaccuracy in or breach of any of the Fundamental Representations, (ii) Section 8.1(c)-(f) or (iii) any indemnification claim arising out of Fraud.

(b)  Cap. Other than in the case of Fraud, the Seller Indemnifying Parties’ aggregate liability under Section 8.1(a) or Section 8.1(b) for breaches of representations and warranties other than Fundamental Representations shall not exceed the Indemnity Escrow Amount (the “Cap”); provided, that the limitation set forth in this Section 8.3(b) shall not apply to Losses arising from any breach or inaccuracy of any Fundamental Representation or any claim pursuant to Section 8.1(c)-(f). In the case of a claim for any inaccuracy in or breach of a Fundamental Representation, the Seller Indemnifying Parties’ liability shall not exceed the aggregate Closing Cash Consideration received by the Legacy Seller pursuant to the First Closing and the Final Closing, as adjusted pursuant to Section 2.6 (inclusive of the Adjustment Escrow Amount and the Indemnity Escrow Amount). In the case of a claim pursuant to Section 8.1(c)-(f) or in the event of any Fraud, Seller Indemnifying Parties’ liability shall not be limited.

(c)  Survival; Claims Period. The representations and warranties of the Parties contained in this Agreement, any certificate delivered pursuant hereto or any Transaction Document or Disclosure Schedules shall survive each applicable Closing through and including the 18-month period following the Final Closing Date; provided, that (a) the Fundamental Representations shall survive and terminate on (i) the 6-year anniversary of the Final Closing Date or (ii) upon the expiration of the applicable statute of limitations in respect of the breach thereof, whichever is later; (b) the covenants and agreements of the Parties made in or pursuant to this Agreement shall survive until the date on which such covenants and agreements have been fully performed or otherwise satisfied in accordance herewith; and (c) any claim with respect to Fraud will survive and can be made by a Purchaser Indemnitee indefinitely (in each case, the “Survival Period”). Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable Survival Period shall not thereafter be barred by the expiration of the applicable Survival Period and such claims shall survive until finally resolved, and only the amount reasonably disputed in such pending claim shall continue to be reserved from the Indemnity Escrow Amount.

(d)  Investigation. The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement or in any other Transaction Document shall not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or either Closing Date, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants, and agreements.

(e)  No Contribution. No Seller Indemnifying Party shall have any right of contribution or other recourse against the Company or its directors, managers, officers, Employees, Affiliates, agents, attorneys, stockholders, members, representatives, assigns or successors for any Third-Party Claims asserted by Purchaser Indemnitees, it being acknowledged and agreed that the covenants and agreements of the Company are solely for the benefit of the Purchaser Indemnitees.

(f)  Materiality. Notwithstanding anything to the contrary in this Agreement, for purposes of determining the failure of any representations or warranties of the Stockholders, the Company or the Legacy Seller to be true and correct, the breach of any covenants or agreements of the Stockholders, the Company or the Legacy Seller, and calculating Losses hereunder related to such failures or breaches, any materiality, material adverse effect or similar qualifications or phrases contained herein that have the effect of making such representations, warranties, covenants or agreements less restrictive on the Stockholders, the Company or the Legacy Seller shall be disregarded.

8.4  Indemnification Procedures.

(a)  A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the Party from whom indemnification is sought; provided, that failure to so notify the Indemnifying Party shall not preclude the Indemnitee from any indemnification which it may claim in accordance with this Article VIII.

(b)  In the event that any Proceedings shall be instituted or that any claim or demand shall be asserted by any third party in respect of which indemnification may be sought under Section 8.1 or Section 8.2 hereof (regardless of the limitations set forth in Section 8.3) (a “Third-Party Claim”), the Indemnitee shall promptly cause written notice of the assertion of any Third-Party Claim of which it has knowledge which is covered by this indemnity to be forwarded to the Indemnifying Party. The failure of the Indemnitee to give reasonably prompt notice of any Third-Party Claim shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto except to the extent that the Indemnifying Party can demonstrate actual material loss and prejudice as a result of such failure. Subject to the provisions of this Section 8.4, the Indemnifying Party shall have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the Indemnitee, and to defend against, negotiate, settle or otherwise deal with any Third-Party Claim which relates to any Losses indemnified against by it hereunder if and only if (i) the Indemnifying Party shall have acknowledged in writing to the Indemnitee its unqualified obligation to indemnify the Indemnitee as provided hereunder, and (ii) the Indemnifying Party provides the Indemnitee with evidence reasonably acceptable to the Indemnitee that the Indemnifying Party will have the financial resources to defend against such Third-Party Claim and fulfill its indemnification obligations hereunder. If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Third-Party Claim which relates to any Losses indemnified against by it hereunder, it shall within five days of the Indemnitee’s written notice of the assertion of such Third-Party Claim (or sooner, if the nature of the Third-Party Claim so requires) notify the Indemnitee of its intent to do so; provided, that the Indemnifying Party must conduct its defense of the Third-Party Claim actively and diligently thereafter in order to preserve its rights in this regard. If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Third-Party Claim which relates to any Losses indemnified against by it hereunder, fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify the Indemnitee for such Losses under this Agreement, the Indemnitee may defend against, negotiate, settle or otherwise deal with such Third-Party Claim. If the Indemnitee defends any Third-Party Claim, then the Indemnifying Party shall promptly reimburse the Indemnitee for the expenses of defending such Third-Party Claim upon submission of periodic bills. Notwithstanding anything to the contrary in this Agreement, the Indemnitee shall be entitled to engage counsel of its choice (which counsel shall be reasonably acceptable to the Indemnifying Party) and assume the defense of or otherwise control the handling of a Third-Party Claim, in each case, at the expense of the Indemnifying Party by notifying the Indemnifying Party if (A) so requested by the Indemnifying Party, (B) in the good faith reasonable opinion of counsel to the Indemnitee, a conflict or potential conflict exists between the Indemnitee and the Indemnifying Party that would make such representation by the Indemnitee advisable, (C) such Third-Party Claim is brought by a Governmental Body for violation of Law, (D) such Third-Party Claim seeks relief other than for monetary damages or would reasonably be expected to result in an injunction, writ or decree, (E) such Third-Party Claim would result in monetary Liability for which the Indemnitee would not be fully reimbursed or (F) such Third-Party Claim would reasonably be expected to materially and adversely affect the ongoing business of the Company or Purchaser. Each Party agrees to provide reasonable access to each other Party to such documents and information as may be reasonably requested in connection with the defense, negotiation or settlement of any such Third-Party Claim. Notwithstanding anything in this Section 8.4(b) to the contrary, neither the Indemnifying Party nor the Indemnitee shall, without the prior written consent of the other, settle or compromise any Third-Party Claim or permit a default or consent to entry of any judgment unless (x) the claimant (or claimants) and such Party provide to such other Party an unqualified release from all liability in respect of the Third-Party Claim or (y) if such Third-Party Claim is with respect to Taxes such settlement or compromise could not reasonably be expected to have an adverse effect on the Purchaser or the Legacy Seller. If the Indemnifying Party makes any payment on any Third-Party Claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnitee to any insurance benefits or other claims of the Indemnitee with respect to such Third-Party Claim.

(c)  After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Indemnitee and the Indemnifying Party shall have arrived at a mutually binding agreement (a “Final Determination”), in each case with respect to a Third-Party Claim hereunder, the Indemnitee shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter and the Indemnifying Party shall pay all of such remaining sums so due and owing to the Indemnitee in accordance with Section 8.4(d).

(d)  Any payment the Seller Indemnifying Parties are obligated to make to any Purchaser Indemnitee pursuant to this Article VIII shall be satisfied in the following order of recovery: first, from the Indemnity Escrow Amount to the extent available; and second, directly from the Seller Indemnifying Parties by wire transfer of immediately available funds within five Business Days after the date of such notice; provided, however, that the Purchaser may, at the Purchaser’s sole election, offset the full or partial amount of any payment the Stockholders are obligated to make to any Purchaser Indemnitee pursuant to this Article VIII against any or all payments, whether currently due and payable or payable in the future, under this Agreement or any other Transaction Document or otherwise currently owing or owing in the future by the Purchaser or any of its Affiliates (including, following the Final Closing, the Company) to the Legacy Seller, the Stockholders or any of their respective Related Persons, including offset against any dividend, payment, or proceeds in respect of any Purchaser Common Stock held by the Legacy Seller, the Stockholders or any of their respective Related Persons; provided, further, that, notwithstanding anything to the contrary in this Agreement, the Seller Note or any other Transaction Document, the Purchaser may not set off, recoup, withhold, suspend or reduce any payment due under the Seller Note based on any Claim unless and until a Final Determination has been reached with respect to such Claim. Any payment amounts to which are owing from any Seller Indemnifying Party in connection with a Final Determination pursuant to this Article VIII shall be paid first, to the extent the Indemnity Escrow Amount is sufficient to satisfy the Losses related to such Claim, from the Indemnity Escrow Amount pursuant to a joint written direction of the Purchaser and the Legacy Seller to be delivered to Escrow Agent within five (5) Business Days after such Final Determination. To the extent the Indemnity Escrow Amount is insufficient to pay any such sums remaining due, then the Seller Indemnifying Parties shall be required to pay all of such additional sums due and owing to the Purchaser Indemnitees by wire transfer of immediately available funds within ten (10) Business Days after the date of such Final Determination. If any Seller Indemnifying Party breaches its obligation to pay any amount hereunder, such amount shall bear interest from and including the payment due date but excluding the date of payment at a rate per annum equal to the Prime Rate, with such interest payable at the same time as the payment to which it relates and calculated daily on the basis of a year of 365 days and the actual number of days elapsed, and the Purchaser may proceed against any securities or other property owned by such Seller Indemnifying Party, including any equity of the Purchaser owned by such Seller Indemnifying Party, and each Seller Indemnifying Party agrees to take any and all action, including granting any powers of attorney or other authorizations, to permit such recourse.

(e)  Notwithstanding anything to the contrary herein, the right of any Seller Indemnitee to indemnification pursuant to Section 8.2 shall exist only with respect to Losses that (i) are incurred directly by such Seller Indemnitee and not directly or indirectly in such Seller Indemnitee’s capacity as an equityholder of, or relating to such Seller Indemnitee’s interest in, the Purchaser or any of its Affiliates (including, following the Final Closing, the Company), and (ii) would not be otherwise indemnifiable by a Purchaser Indemnifying Party pursuant to Section 8.1 (without regard to any threshold, materiality, knowledge qualifiers, the Deductible, the Cap or any other indemnity limitations set forth in Section 8.3 or elsewhere in this Agreement).

8.5  Insurance Recoveries. The amount of Losses subject to indemnification under this Article VIII shall be reduced by the amount of any insurance recoveries actually received by the Indemnitee, net of (a) the reasonable costs of pursuing such claim and collection, (b) any deductibles or retentions (including self-insured retentions), and (c) any increase in insurance premiums resulting from such claim; provided, that no Indemnitee shall have any obligation to pursue or make any claim under any insurance policy or to commence any Proceeding to collect insurance amounts prior to asserting a Claim for indemnification hereunder. If an Indemnitee receives an insurance recovery after having been indemnified hereunder for such Losses, the Indemnitee shall promptly refund to the Indemnifying Party the lesser of (x) such net insurance recovery (calculated as set forth above), and (y) the amount previously paid as indemnification for such Losses.

8.6  Indemnity Escrow Amount. At the First Closing, the Purchaser shall, on behalf of the Seller Entities and the Stockholders, pay to the Escrow Agent an amount equal to the Indemnity Escrow Amount from the amounts otherwise payable to Legacy Seller, in accordance with the terms of this Agreement and the Escrow Agreement. On the date that is 18-months following the Final Closing Date (the “Indemnity Escrow Termination Date”), the Indemnity Escrow Amount shall be released to the Legacy Seller pursuant to the joint written instructions provided by the Legacy Seller and the Purchaser, except that the Escrow Agent shall retain an amount (up to the total amount of the Indemnity Escrow Amount then held by the Escrow Agent) equal to the amount of any Claims asserted by the Purchaser prior to the Indemnity Escrow Termination Date but not yet resolved (“Unresolved Claims”). The portion of the Indemnity Escrow Amount retained for Unresolved Claims shall be released by the Escrow Agent to the Purchaser or the Legacy Seller, as applicable (with any amount not utilized to pay any Purchaser Indemnitee for any such Unresolved Claims resolved in favor of such Purchaser Indemnitee being released to the Legacy Seller), upon their resolution in accordance with this Article VIII and the Escrow Agreement. Notwithstanding anything to the contrary herein, the existence of the Indemnity Escrow Amount shall not limit any Purchaser Indemnitee’s right to pursue claims against any Seller Indemnifying Party in excess of or in addition to the Indemnity Escrow Amount.

ARTICLE IX
TERMINATION

9.1  Termination Prior to the First Closing. This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the First Closing:

(a)  by mutual written consent of the Purchaser and the Legacy Seller;

(b)  by the Purchaser, if the Company, any Stockholder or the Legacy Seller shall have breached or failed to perform any of its representations, warranties, covenants, or agreements set forth in this Agreement such that any condition set forth in Section 7.1 or Section 7.2 would not be satisfied, and such breach or failure (i) is not curable or (ii) has not been cured within twenty (20) Business Days following written notice from the Purchaser to the Legacy Seller of such breach or failure; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to the Purchaser if the Purchaser is then in material breach of any of its representations, warranties, covenants, or agreements hereunder;

(c)  by the Legacy Seller, if the Purchaser shall have breached or failed to perform any of its representations, warranties, covenants, or agreements set forth in this Agreement such that any condition set forth in Section 7.1 or Section 7.3 would not be satisfied, and such breach or failure (i) is not curable or (ii) has not been cured within twenty (20) Business Days following written notice from the Legacy Seller to the Purchaser of such breach or failure; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to the Legacy Seller if any Stockholder or the Legacy Seller is then in material breach of any of its representations, warranties, covenants, or agreements hereunder;

(d)  by either the Purchaser or the Legacy Seller, if the First Closing shall not have occurred on or before March 31, 2027 (the “First Closing Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(d) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement under this Agreement has been the proximate cause of, or resulted in, the failure of the First Closing to have occurred on or before the First Closing Outside Date; or

(e)  by either the Purchaser or the Legacy Seller, if any Governmental Body of competent jurisdiction shall have issued a final, non-appealable Order permanently restraining, enjoining, or otherwise prohibiting the consummation of the First Closing.

9.2  Termination Prior to the Final Closing. This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time following the First Closing and prior to the Final Closing:

(a)  by mutual written consent of the Purchaser and the Legacy Seller;

(b)  by the Purchaser, if the Company, any Stockholder or the Legacy Seller shall have breached or failed to perform any of its representations, warranties, covenants, or agreements set forth in this Agreement such that any condition set forth in Section 7.4 or Section 7.5 would not be satisfied, and such breach or failure (i) is not curable or (ii) has not been cured within twenty (20) Business Days following written notice from the Purchaser to the Legacy Seller of such breach or failure; provided, however, that the right to terminate pursuant to this Section 9.2(b) shall not be available to the Purchaser if the Purchaser is then in material breach of any of its covenants or agreements hereunder;

(c)  by the Legacy Seller, if the Purchaser shall have breached or failed to perform any of its representations, warranties, covenants, or agreements set forth in this Agreement such that any condition set forth in Section 7.4 or Section 7.6 would not be satisfied, and such breach or failure (i) is not curable or (ii) has not been cured within twenty (20) Business Days following written notice from the Legacy Seller to the Purchaser of such breach or failure; provided, however, that the right to terminate pursuant to this Section 9.2(c) shall not be available to the Legacy Seller if any Stockholder or the Legacy Seller is then in material breach of any of its covenants or agreements hereunder;

(d)  by either the Purchaser or the Legacy Seller, if the Final Closing shall not have occurred on or before the date that is twelve (12) months after the First Closing Date; provided, that if, as of such date, (i) the CLEC License Change of Control Approval remains actively pending before the CPUC or another applicable Governmental Body, (ii) such approval has not been finally denied by a final, non-appealable Order and (iii) the Purchaser and the Legacy Seller are each diligently pursuing such approval and complying in all material respects with their respective cooperation obligations under this Agreement, then such date shall automatically be extended, without further action by either Party, for successive one (1) month periods (each such period, an “Extension Term”) for so long as the conditions in the foregoing clauses (i) through (iii) continue to be satisfied as of the expiration of the then-current Extension Term, unless either Party delivers written notice to the other Party of its election not to further extend such date at least five (5) Business Days prior to the expiration of the initial twelve (12)-month period or the then-current Extension Term, as applicable (such date, as so automatically extended or as further extended by mutual written agreement of the Purchaser and the Legacy Seller, the “Final Closing Outside Date”); provided, further, that the right to terminate pursuant to this Section 9.2(d) shall not be available to any party whose breach of any covenant or agreement under this Agreement (including, for the avoidance of doubt, the obligations of the parties set forth in Section 6.5) has been the proximate cause of, or resulted in, the failure of the Final Closing to have occurred on or before the Final Closing Outside Date; or

(e)  by either the Purchaser or the Legacy Seller, if any Governmental Body of competent jurisdiction shall have issued a final, non-appealable Order permanently restraining, enjoining, or otherwise prohibiting the consummation of the Final Closing.

9.3  Failure of Final Closing; A&R LLC Agreement Process. If either Party terminates this Agreement pursuant to Section 9.2 after the First Closing but before the Final Closing, then the Parties shall follow the repurchase, unwind, exit or similar process set forth in the A&R LLC Agreement with respect to the Purchaser’s First Closing Interests. The foregoing is intended to defer to and implement the applicable provisions of the A&R LLC Agreement and shall not create a standalone repurchase, unwind or exit mechanic independent of the A&R LLC Agreement. For the avoidance of doubt, denial, rejection, withdrawal or other non-approval of the Tier 2 Advice Letter or Tier 2 Advice Letter Approval, by itself, shall not trigger any repurchase, unwind, exit or similar process with respect to the Purchaser’s First Closing Interests so long as the Parties continue diligently to pursue the traditional CPUC approval process or another available regulatory approval path and this Agreement has not been terminated in accordance with Section 9.2, and the Parties may agree to pursue such longer approval process and continue toward the Final Closing.

9.4  Effect of Termination. If this Agreement is terminated pursuant to Section 9.1 or Section 9.2, this Agreement shall become void and of no further force or effect (except for the provisions of Section 6.8 (Publicity), Section 6.9 (Confidentiality; Non-Solicitation; Non-Disparagement), Section 9.3 (if such termination is after the First Closing but prior to the Final Closing), this Section 9.4, and Article X (General Provisions), which shall survive such termination), and there shall be no further liability or obligation of any party hereunder (except, with respect to any termination following the First Closing but prior to the Final Closing, for any liabilities, obligations, payments, adjustments or remedies set forth in the A&R LLC Agreement in connection with the applicable repurchase, unwind, exit or similar process set forth therein) nothing in this Section 9.4 shall relieve any party from liability for (i) any willful and material breach of any of its representations, warranties, covenants, or agreements contained in this Agreement prior to such termination, or (ii) Fraud.

ARTICLE X
GENERAL PROVISIONS

10.1  Governing Law. This Agreement and its negotiation, execution, performance or non-performance, interpretation, termination, construction and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of, or relate to this Agreement, or the negotiation and performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in connection with this Agreement or as an inducement to enter this Agreement) shall be governed by, interpreted under, and construed and enforced in accordance with, the internal Laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or of any other jurisdiction) that would cause the application or borrowing of the laws of any jurisdiction other than the State of Delaware.

10.2  Consent to Jurisdiction. All Proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Court of Chancery located in the State of Delaware or, solely if such Court of Chancery declines jurisdiction, in any federal court located in the State of Delaware, or solely if such federal court declines jurisdiction, in any state court located in the State of Delaware (the “Designated Courts”). Consistent with the preceding sentence, each of the Parties hereby (a) submits to the exclusive jurisdiction of the Designated Courts for the purpose of any Proceeding arising out of or relating to this Agreement brought by any Party, and (b) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Proceeding, any claim that it is not subject personally to the jurisdiction of the Designated Courts, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the Designated Courts.

10.3  Waiver of Jury Trial. To the extent not prohibited by applicable Law which cannot be waived, each of the Parties waives and covenants that it will not assert (whether as plaintiff, defendant or otherwise) any right to trial by jury in any forum in respect of any issue, action, claim, cause of action, suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or the subject matter hereof or in any way connected with or related or incidental to the transactions contemplated hereby, in each case whether now existing or hereafter arising. Each Party acknowledges that it has been informed by the other Party that this Section 10.3 constitutes a material inducement upon which the Parties are relying and will rely in entering into this Agreement and any other agreements relating hereto or contemplated hereby. Any Party hereto may file an original counterpart or a copy of this Section 10.3 with any court as written evidence of the consent of each such party to the waiver of its right to trial by jury.

10.4  Specific Performance. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled hereunder, at law or in equity.

10.5  Expenses. Except as otherwise provided in this Agreement or the Transaction Documents, each Party shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby. Notwithstanding anything herein to the contrary, for the avoidance of doubt, any expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby by or on behalf of the Company or the Legacy Seller from and after the First Closing that would be considered a Transaction Expense pursuant to clause (a) of the definition of “Transaction Expenses” set forth on Exhibit A hereto shall be borne solely by the Legacy Seller; provided, however, that (i) any regulatory, legal, filing, consulting, advisory or other fees, costs or expenses incurred by or on behalf of the Company in connection with obtaining or pursuing the Tier 2 Advice Letter Approval, the CLEC License Change of Control Approval or any other CPUC or related regulatory approval process from and after the First Closing shall be borne by the Company, shall not constitute Transaction Expenses and, in the event of any repurchase, unwind, exit, dissolution, wind down or similar process, shall be allocated in accordance with the A&R LLC Agreement, and (ii) the Legacy Seller shall not be responsible for, or required to pay or reimburse, any such fees, costs or expenses incurred by or on behalf of the Purchaser or any of its agents, consultants, advisors or other representatives (other than fees, costs or expenses incurred by or on behalf of the Company, which shall be borne by the Legacy Seller in accordance with Legacy Seller’s pro rata share of such fees, costs or expenses).

10.6  Complete Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) and the other Transaction Documents represent the entire understanding and agreement between the Parties with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant, or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

10.7  Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by a nationally recognized overnight courier service, or by email (with a confirmatory copy sent by a nationally recognized overnight courier service) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.7):

If to any Stockholder, the Legacy Seller or, prior to the Final Closing, the Company to:

James Lawson
12103 Granite Canyon St.
Las Vegas, NV 89138
Email: lawson6638@gmail.com

with a copy to (which shall not constitute notice):

Virtus Law
7040 Lakeland Avenue, Suite 100
Virtus Professional Center Minneapolis, MN 55428
Attention: Nathan Nelson
Email: nnelson@virtuslaw.com

If to the Purchaser or, following the Final Closing, the Company to:

Intelligent Protection Management Corp.
30 Jericho Executive Plaza, Suite 400E
Jericho, NY 11735
Attention: Chief Executive Officer Email: jkatz@ipm.com
with a copy to (which shall not constitute notice):

Haynes and Boone, LLP
2801 N. Harwood Street, Suite 2300
Dallas, TX 75201
Attention: Rachel O’Donnell; Cameron Scales Email: rachel.odonnell@haynesboone.com; cameron.scales@haynesboone.com

10.8  Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns. No Party may assign or transfer this Agreement or any of its rights, interests or obligations under this Agreement without the prior written consent of the other Parties; provided, however, that the Purchaser may assign any of its rights or delegate any of its obligations under this Agreement (other than its obligation to issue the Stock Consideration in accordance with this Agreement) without the prior written consent of the other Parties to any Affiliate or Subsidiary (including the Company from and after the Final Closing). Notwithstanding anything to the contrary herein, it is hereby acknowledged and agreed that the Purchaser and, from and after the Final Closing, the Company may assign any of their respective rights under the Transaction Documents by way of security to any banks or holders of debt securities or financial institutions or hedge counterparties or any other Person lending money, providing credit or otherwise providing financing to any of the Purchaser, the Company or any of their respective Affiliates, including in connection with any and all subsequent re-financings. Any attempted assignment or transfer in violation of this Agreement shall be null, void, and ineffective. Notwithstanding anything to the contrary herein, no assignment pursuant to this Section 10.8 shall release the assigning Party of its obligations or liabilities under this Agreement.

10.9  Third Party Beneficiaries. Other than Article VIII (with respect to each Party’s additional Indemnitees) of this Agreement, each Party intends that this Agreement does not benefit or create any right or cause of action in or on behalf of any Person other than the Parties.

10.10  Severability. So long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party, any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

10.11  Representation by Counsel. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and the documents referred to herein, and that it has executed the same upon the advice of such independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Therefore, the Parties waive the application of any Law providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

10.12  Counterparts. This Agreement and all other documents related hereto may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The execution of this Agreement and any agreement or instrument entered into in connection with this Agreement, and any amendment hereto or thereto, by any of the Parties may be evidenced by way of an electronic transmission of such Party’s signature, and such electronically transmitted signature shall be deemed to constitute the original signature of such Party.

10.13  Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, equity holder, Affiliate, agent, attorney or representative of the Purchaser or its Affiliates shall have any liability for any obligations or liabilities of the Purchaser under this Agreement or the Transaction Documents of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

10.14  Fraud. Notwithstanding anything in this Agreement to the contrary (including any survival periods, limitations on remedies, disclaimers of reliance or omissions or any similar limitations or disclaimers), nothing in this Agreement (or elsewhere) shall limit or restrict, or be used as a defense against, any of the Parties’ rights or abilities to maintain or recover any amounts in connection with any action or claim based upon or arising from Fraud.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its respective duly authorized officers as of the date first above written.

PURCHASER:

INTELLIGENT PROTECTION MANAGEMENT CORP.

By:	/s/ Jason Katz
Name:	Jason Katz
Title:	Chief Executive Officer

Signature Page to
Unit Purchase Agreement

LEGACY SELLER:

ADVANCED TECHNOLOGY DISTRIBUTORS INC.

By:	/s/ James Lawson
Name:	James Lawson
Title:	President

COMPANY:

ADTECH IT LLC

By:	/s/ James Lawson
Name:	James Lawson
Title:	Chief Executive Officer

STOCKHOLDERS:

THE JAMES LAWSON 2023 REVOCABLE TRUST

By:	/s/ James Lawson
Name:	James Lawson
Title:	Trustee

/s/ Kevin Wayne Qualle
Kevin Wayne Qualle

Signature Page to
Unit Purchase Agreement

EXHIBIT A

DEFINITIONS

“A&R LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Company, to be entered into by and between the Legacy Seller and the Purchaser at the First Closing.

“Accounting Firm” is defined in Section 2.6(e).

“Accredited Investor” is defined in the recitals to this Agreement.

“Acquisition Proposal” is defined in Section 6.7(a).

“Adjusted Initial Cash Consideration” is defined in Section 2.6(g).

“Adjusted Remaining Cash Consideration” is defined in Section 2.6(h).

“Adjustment Escrow Amount” means (a) the First Closing Adjustment Escrow Amount with respect to the First Closing and (b) the Final Closing Adjustment Escrow Amount with respect to the Final Closing.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliate Transaction” is defined in Section 3.19.

“Agreement” is defined in the preamble to this Agreement.

“Anti-Corruption Laws” means all applicable Laws relating to the prevention of corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977 and applicable local anti-corruption and bribery Laws in jurisdictions in which the Legacy Seller is operating.

“Auditor” is defined in Section 2.8(d)(iv).

“Benefit Program” is defined in Section 3.17(a).

“Business” means the business of the Legacy Seller, including the business of providing information technology, telecommunications, connectivity, managed services and related infrastructure solutions, including, without limitation, designing, implementing, hosting, monitoring, maintaining, supporting and repairing voice, data, internet, network, hardware, software, cabling and low-voltage systems for business.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which commercial banks in the State of Delaware are authorized or obligated to be closed by applicable Laws.

“Cal Code” is defined in the recitals to this Agreement.

“Cap” is defined in Section 8.3(b).

“Capitalized Lease” means any lease or other Contract of the Legacy Seller or, prior to the Final Closing, the Company that is required to be capitalized in accordance with GAAP.

“Cash” means, as of the Determination Time, the aggregate amount of unrestricted cash and cash equivalents (to the extent such cash equivalents are readily convertible into cash for use within 30 days) of (x) as of the First Closing Date, the Legacy Seller and (y) as of the Final Closing Date, the Company, excluding the effects of the transactions on the applicable Closing Date; provided, however, that (a) Cash shall be reduced by (i) the amount, as of the Determination Time, of all outstanding checks, wires, transfers and drafts of (x) as of the First Closing Date, the Legacy Seller and (y) as of the Final Closing Date, the Company that are issued or outstanding at such time, (ii) cash held or maintained by (x) as of the First Closing Date, the Legacy Seller and (y) as of the Final Closing Date, the Company, as of the Determination Time for the benefit of any third Person (including on behalf of customers of Legacy Seller), and (iii) the amount of any cash distributions or payments to any Person on or after the Determination Time but prior to the Closing, and (b) Cash shall include the amount, as of the Determination Time, of any third party checks deposited or held in (x) as of the First Closing Date, the Legacy Seller’s and (y) as of the Final Closing Date, the Company’s accounts that have not yet cleared.

“Cash Consideration” means $2,000,000, less the amount of the Stock Consideration, if any.

“Closing Cash Consideration” means (a) the Cash Consideration, minus (b) the Estimated Closing Indebtedness, minus (c) the Estimated Transaction Expenses, plus or minus (d) the amount, if any, by which the Estimated Working Capital is greater or less than the applicable Target Working Capital (i.e., the First Closing Target Working Capital for the First Closing and the Final Closing Target Working Capital for the Final Closing), plus (e) the Estimated Closing Cash (collectively, the adjustments set forth in clauses (b)-(e), the “Closing Cash Consideration Adjustments”), minus (f) the Adjustment Escrow Amount, minus (g) the Indemnity Escrow Amount.

“Claim” means all losses, claims, damages, costs, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement of or in connection with any threatened or actual Proceeding.

“Closing” or “Closings” is defined in Section 2.4(a).

“CLEC License” means the certificate of public convenience and necessity, license, or equivalent authorization issued by the CPUC (or any other applicable Governmental Body) authorizing the Legacy Seller or the Company to operate as a competitive local exchange carrier in the State of California.

“CLEC License Change of Control Approval” is defined in Section 6.5(c).

“CLEC License Change of Control Filing” is defined in Section 6.5(c).

“Closing Cash” means (a) 49% of the Cash of Legacy Seller as of 12:01 AM ET on the First Closing Date, and (b) 51% of the Cash of the Company as of 12:01 AM ET on the Final Closing Date.

“Closing Dates” means, collectively, the First Closing Date and the Final Closing Date.

“Closing Indebtedness” means (a) the aggregate amount of Indebtedness of the Legacy Seller outstanding and unpaid as of the Determination Time on the First Closing Date and (b) the aggregate amount of Indebtedness of the Company outstanding and unpaid as of the Determination Time on the Final Closing Date; provided, that (x) any Indebtedness of (i) the Legacy Seller incurred after the Determination Time on the First Closing Date but prior to the First Closing or (ii) the Company incurred after the Determination Time on the Final Closing Date but prior to the Final Closing, shall be deemed incurred as of the applicable Determination Time on the applicable Closing Date (but excluding, for the avoidance of doubt, any such amounts taken into account as a reduction to Cash Consideration as Closing Transaction Expenses or as a current liability in Working Capital) and (y) for purposes of calculating the Closing Indebtedness as of the Final Closing, any First Closing Working Capital Deficit shall be included there as Indebtedness of the Company.

“Closing Statement” is defined in Section 2.6(d).

“Closing Statement Principles” means (x) GAAP and (y) with respect to the calculation of Working Capital set forth in any Estimated Closing Statement or Closing Statement, consistent with the sample calculation set forth on Exhibit D (the “Sample Calculation”).

“Closing Transaction Expenses” means the Transaction Expenses that remain unpaid as of immediately prior to the Closing (but excluding, for the avoidance of doubt, any such amounts taken into account as a reduction to Cash Consideration as Closing Indebtedness or as a current liability in Working Capital).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined in the preamble to this Agreement.

“Company Taxes” means all Taxes imposed by any applicable Laws on the Company that are attributable to any Pre-Closing Taxable Period or any Interim Taxable Period (determined with respect to a Straddle Period, in each case, in accordance with Section 6.10(c)); provided, that no such Tax will constitute a Company Tax to the extent such Tax was included in Indebtedness.

“Confidential Information” means any information with respect to the Legacy Seller or the Company, including methods of operation, products, technology, inventions, trade secrets, commercial secrets, know-how, Software, marketing methods and sales plans and strategies, suppliers, competitors, markets, market surveys, techniques, research, development, production processes, finances, technical data, policies, strategies, designs, formulas, developmental or experimental work, improvements, discoveries, plans for research or future developments, database schemas or tables, infrastructure, development tools or techniques, training manuals, marketing, distribution and installation plans, processes and strategies, methodologies, business plans, budgets, financial information and data, customer and client information, prices and pricing strategies, costs, fees, customer and client lists and profiles, employee, customer and client non-public personal information, supplier lists, business records, audit processes, management methods and information, reports, recommendations and conclusions or other specialized information or proprietary matters; provided, however, that “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (a) is generally available to the public on the date of this Agreement, or (b) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder or prohibited by any other confidentiality agreement or obligation.

“Consent” means any approval, consent, ratification, permission, waiver, or authorization (including any required by a Governmental Body).

“Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal income Tax returns and any similar group under foreign, state, or local law.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment, or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.

“Contributed Assets” is defined in Section 2.3(b)(i).

“Contribution” is defined in Section 2.3(b)(i).

“Contribution Agreement” means that certain Contribution Agreement, to be entered into by and between the Legacy Seller and the Company prior to the First Closing, substantially in the form reasonably acceptable to the Purchaser.

“CPUC” is defined in Section 6.5(b).

“Cybersecurity Incident” means any actual or suspected (a) unauthorized access to, acquisition of, disclosure of, loss of, theft of, or misuse of any data or information (including Personal Information) held or processed by or on behalf of any Seller Entity, any Managed Client or the Business, (b) unauthorized access to, disruption of, or interference with any IT Systems owned, operated, or used by or on behalf of any Seller Entity, any Managed Client or the Business, (c) introduction of any Malicious Code into any IT Systems owned, operated, or used by or on behalf of any Seller Entity, any Managed Client or the Business, (d) ransomware attack, denial-of-service attack, phishing attack, social engineering attack, or other cyber attack affecting any Seller Entity, any Managed Client or the Business, or (e) any other security incident, breach, or compromise affecting any data, information, or IT Systems of any Seller Entity, any Managed Client or the Business, including any incident affecting any customer, client, vendor, or other third party to the extent such incident arises out of or relates to products, services, systems, or data provided by or on behalf of any Seller Entity, any Managed Client or the Business.

“Controlled Group Liability” means any and all liabilities (a) under Title IV of ERISA, (b) under Sections 206(g), 302 or 303 of ERISA, (c) under Sections 412, 430, 431, 436 or 4971 of the Code, (d) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (e) under corresponding or similar provisions of foreign laws or regulations, in each case, other than such liabilities that arise solely out of, or relate solely to, the Benefit Programs listed on Schedule 3.17(a).

“Data” means all information and data, whether in printed or electronic form and whether contained in a database or otherwise, of the Legacy Seller or the Company used or held for use in the Business.

“Data Partner” means a natural or legal Person (including vendors, processors, or other third parties) Processing Personal Information at the instruction of the Legacy Seller or the Company, and any third party sharing Personal Information with the Legacy Seller or the Company.

“Data Room” is defined in Section 1.2.

“Deductible” is defined in Section 8.3(a).

“Designated Courts” is defined in Section 10.2.

“Determination Time” means 12:01 AM United States Eastern Time on the applicable Closing Date.

“Disclosure Schedules” means the disclosure schedules delivered by the Parties in connection with this Agreement.

“Dispute Notice” is defined in Section 2.6(e).

“Dispute Period” is defined in Section 2.6(e).

“Earnout Calculation” is defined in Section 2.8(d)(i).

“Earnout Calculation Statement” is defined in Section 2.8(d)(i).

“Earnout Calculation Objection Notice” is defined in Section 2.8(d)(ii).

“Earnout Payment” is defined in Section 2.8(b).

“Earnout Negotiation Period” is defined in Section 2.8(d)(iii).

“Earnout Period” is defined in Section 2.8(a).

“Escrow Agent” means Citibank, National Association, in its capacity as Escrow Agent under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement, in form acceptable to the Purchaser and the Legacy Seller, to be entered into by the Purchaser, the Legacy Seller, and the Escrow Agent at the First Closing, setting forth the terms on which Escrow Agent will hold the Adjustment Escrow Amount and Indemnity Escrow Amount.

“Employee” means an individual who is employed by (a) the Legacy Seller as of the First Closing Date or (b) the Company as of the Final Closing Date, whether by Contract, common law or otherwise, including any such employees who are not actively at work on such Closing Date due to a leave of absence.

“Employee Benefit Plan” is defined in Section 3.17(a).

“Employment Agreement” and “Employment Agreements” are defined in Section 2.5(c)(v).

“Enforceability Exceptions” is defined in Section 3.2(b).

“Entity” means any corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company, or joint stock company), firm, society, or other enterprise, association, organization, or entity.

“Environmental Claim” means any accusation, allegation, notice of violation, action, claim, lien, demand, investigation, order or enforceable directive made, brought or issued by any Governmental Body or any other third-party Person resulting from or based upon (a) the existence, or the continuation of the existence, of a Release (including, without limitation, sudden or non-sudden accidental or non-accidental Releases) of, or exposure to, any Hazardous Substances at, in, by, from or related to the Real Property (in each instance in this definition, as defined for the purposes of Section 3.12 above) or the operations of the Legacy Seller or the Company, (b) the transportation, storage, treatment or disposal of Hazardous Substances in connection with the Real Property or the operations of the Legacy Seller or the Company, (c) the violation, or alleged violation, of any Environmental Laws or Environmental Permits connected with the Real Property or the operation of the Legacy Seller or the Company, or (d) any contractual obligations to any Person for Environmental Costs and Liabilities.

“Environmental Costs and Liabilities” means any and all losses, liabilities, obligations, damages, fines, penalties, judgments, actions, Claims, costs and expenses (including, without limitation, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies, and Environmental Remedial Action) arising from or under any Environmental Law or Environmental Claim.

“Environmental Laws” means any applicable federal, state or local law (including, without limitation, principles of common law), statute, code, ordinance, rule, regulation, treaty, Permit or other requirement relating to protection of the environment, natural resources, species and their habitats, or health and safety (to the extent such health and safety relate to exposure to Hazardous Substances) and includes, but is not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, et seq., the Hazardous Materials Transportation Law, 49 U.S.C. § 5101, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701, et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq., the Endangered Species Act, 16 U.S.C. 1531 et seq., the Migratory Bird Treaty Act, 16 U.S.C. 703 et seq., and the Occupational Safety and Health Act, 29 U.S.C. §651, et seq., and the regulations promulgated pursuant thereto, and all analogous state or local Law.

“Environmental Permit” means any permits, approvals, consents, licenses, exemptions, registrations and other authorizations, consents, and approvals of or from any Governmental Bodies and required under any Environmental Law.

“Environmental Remedial Action” means any action required or voluntarily taken to (i) cleanup, remove, treat, or in any other way address any Hazardous Substance or other substance posing a risk to the environment, (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Substance so it does not migrate or endanger or threaten to endanger public health and welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care with respect to environmental contamination, or (iv) bring any property owned, operated or leased by the Legacy Seller or the Company and the facilities located and operations conducted thereon into compliance with applicable Environmental Laws and Environmental Permits.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Sections 414(b),(c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Estimated Closing Cash” means (a) the First Closing Estimated Closing Cash with respect to the First Closing and (b) the Final Closing Estimated Closing Cash with respect to the Final Closing.

“Estimated Closing Indebtedness” means (a) the First Closing Estimated Indebtedness with respect to the First Closing and (b) the Final Closing Estimated Indebtedness with respect to the Final Closing.

“Estimated Closing Statement” is defined in Section 2.6(b).

“Estimated Transaction Expenses” means (a) the First Closing Estimated Transaction Expenses with respect to the First Closing and (b) the Final Closing Estimated Transaction Expenses with respect to the Final Closing.

“Estimated Working Capital” means (a) the First Closing Estimated Working Capital with respect to the First Closing and (b) the Final Closing Estimated Working Capital with respect to the Final Closing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

“Excluded Assets” is defined in Section 2.3(b)(i).

“Existing Customers” is defined in Section 2.8(a).

“Extension Term” is defined in Section 9.2(d).

“Export Control Laws” is defined in Section 3.7(e).

“Final Closing” is defined in Section 2.4(a).

“Final Closing Adjustment Escrow Amount” means the product of the Final Closing Target Working Capital multiplied by 50%.

“Final Closing Cash” is defined in Section 2.6(d).

“Final Closing Date” is defined in Section 2.4(a).

“Final Closing Estimated Closing Cash” is defined in Section 2.6(b).

“Final Closing Estimated Indebtedness” is defined in Section 2.6(b).

“Final Closing Estimated Statement” is defined in Section 2.6(b).

“Final Closing Estimated Transaction Expenses” is defined in Section 2.6(b).

“Final Closing Estimated Working Capital” is defined in Section 2.6(b).

“Final Closing Final Cash” is defined in Section 2.6(h).

“Final Closing Final Indebtedness” is defined in Section 2.6(h).

“Final Closing Final Transaction Expenses” is defined in Section 2.6(h).

“Final Closing Final Working Capital” is defined in Section 2.6(h).

“Final Closing Indebtedness” is defined in Section 2.6(d).

“Final Closing Interests” means the Purchased Interests representing fifty-one percent (51%) of issued and outstanding membership interests of the Company to be sold and transferred by the Legacy Seller to the Purchaser at the Final Closing.

“Final Closing Outside Date” is defined in Section 9.2(d).

“Final Closing Price Decrease” is defined in Section 2.6(h)(ii).

“Final Closing Price Increase” is defined in Section 2.6(h)(i).

“Final Closing Purchase Price Allocation Statement” is defined in Section 6.10(g).

“Final Closing Statement” is defined in Section 2.6(d).

“Final Closing Target Working Capital” means the quotient, (i) the numerator of which is equal to the sum of the aggregate current assets (excluding Cash and deferred and current Tax assets) of the Company less the aggregate current liabilities (excluding (A) Indebtedness, (B) Closing Transaction Expenses, and (C) deferred and current Tax liabilities, in each case, to the extent taken into account as a reduction to the Purchase Price) of the Company, each determined as of the last day of each of the full calendar months beginning on first full month following the First Closing Date and ending on the last Business Day of the calendar month immediately preceding the month of the Final Closing Date, and (ii) the denominator of which is the number of the full calendar months beginning on first full month following the First Closing Date and ending on the last Business Day of the calendar month immediately preceding the month of the Final Closing Date. The Final Closing Target Working Capital shall be determined in accordance with GAAP and the Sample Calculation, not include any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated hereby.

“Final Closing Transaction Expenses” is defined in Section 2.6(d).

“Final Closing Working Capital” is defined in Section 2.6(d).

“Final Determination” is defined in Section 8.4(c).

“Financing Agreements” is defined in Section 2.8(e).

“First Closing” is defined in Section 2.3(a).

“First Closing Adjustment Escrow Amount” means $50,000.

“First Closing Cash” is defined in Section 2.6(c).

“First Closing Date” is defined in Section 2.3(a).

“First Closing Estimated Closing Cash” is defined in Section 2.6(a).

“First Closing Estimated Indebtedness” is defined in Section 2.6(a).

“First Closing Estimated Statement” is defined in Section 2.6(a).

“First Closing Estimated Transaction Expenses” is defined in Section 2.6(a).

“First Closing Estimated Working Capital” is defined in Section 2.6(a).

“First Closing Final Closing Cash” is defined in Section 2.6(g).

“First Closing Final Indebtedness” is defined in Section 2.6(g).

“First Closing Final Transaction Expenses” is defined in Section 2.6(g).

“First Closing Final Working Capital” is defined in Section 2.6(g).

“First Closing Escrow Amount” means, collectively, (a) the Indemnity Escrow Amount and (b) the First Closing Adjustment Escrow Amount.

“First Closing Indebtedness” is defined in Section 2.6(c).

“First Closing Interests” means the shares of Purchased Interests representing forty-nine percent (49%) of the issued and outstanding membership interests to be sold and transferred by the Legacy Seller to the Purchaser at the First Closing.

“First Closing Outside Date” is defined in Section 9.1(d).

“First Closing Price Decrease” is defined in Section 2.6(g)(ii).

“First Closing Price Increase” is defined in Section 2.6(g)(i).

“First Closing Purchase Price Allocation Statement” is defined in Section 6.10(g).

“First Closing Statement” is defined in Section 2.6(c).

“First Closing Target Working Capital” means $102,689.

“First Closing Transaction Expenses” is defined in Section 2.6(c).

“First Closing Transactions” is defined in Section 2.3(b).

“First Closing Working Capital” is defined in Section 2.6(c).

“First Closing Working Capital Deficit” is defined in Section 2.6(g)(ii).

“First Interim Period” is defined in Section 6.1.

“FLSA” means the Fair Labor Standards Act, as amended.

“Fraud” means actual and intentional common law fraud under the laws of the State of Delaware, but does not include constructive fraud or equitable fraud.

“Fundamental Representations” means the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.16, 3.17, 3.19, 3.26, 5.1, 5.2, 5.3, 5.4, and 5.6.

“GAAP” means generally accepted accounting principles in the United States of America consistently applied.

“Governmental Body” means any executive, legislative, judicial, regulatory or administrative agency, body, instrumentality, commission, department, board, court, tribunal, arbitrating body or authority of the United States, any country, territory or jurisdiction outside of the United States or any state, local or other governmental or political subdivision thereof.

“Government Official” means any officer or employee of a Governmental Body, including state-owned entities, or of a public organization or any Person acting in an official capacity for or on behalf of any Governmental Body or public organization.

“Gross Revenue” is defined in Section 2.8(a).

“Hazardous Substances” means any substance, material, or waste which is regulated by any Governmental Body pursuant to Environmental Law, including, without limitation, any material, substance or waste that is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous substance,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, which includes petroleum, petroleum products (including, without limitation, crude oil and any fraction thereof), asbestos, asbestos-containing materials, lead, radon, ionizing and non-ionizing radioactive materials and substances, urea formaldehyde, PFAS, and polychlorinated biphenyls).

“Hosting Computer Systems” is defined in Section 3.21(j).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to any Person as of any particular time, each of the following: (a) any indebtedness, including accrued interest, for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (b) indebtedness of the Legacy Seller or the Company evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Legacy Seller or the Company is responsible or liable (including breakage fees and redemption and repayment premiums or penalties), (c) all obligations of the Legacy Seller or the Company issued or assumed as the deferred purchase price of property, assets, securities or services (including all earn-out payments, seller notes and other similar payments, each calculated at the maximum amount payable under or pursuant to such obligation), all conditional sale obligations of the Legacy Seller or the Company and all obligations of the Legacy Seller or the Company under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business consistent with past practices solely to the extent included in the calculation of Working Capital), (d) all obligations of the Legacy Seller or the Company under leases capitalized in Legacy Seller Financial Statements or that are required to be capitalized as capital or finance leases in accordance with GAAP, (e) all obligations of the Legacy Seller or the Company for the reimbursement of any obligor on any letter of credit, banker’s acceptance, performance bond, or similar credit transaction, including any drawn amounts thereunder, (f) all obligations of the Legacy Seller or the Company under interest rate or currency swap transactions, forward contracts or other hedging transactions (in each case valued at the termination value thereof), (g) the liquidation value, accrued or unpaid dividends, prepayment or redemption premiums and penalties (if any), unpaid fees or expenses and other monetary obligations in respect of any redeemable preferred stock (or other equity) of the Legacy Seller or the Company, (h) all unpaid Taxes and obligations related to any Taxes attributable to the Company for tax periods ending on or before the applicable Closing Date, (i) any cash overdrafts drawn as of the Closing (to the extent not included in reductions to Cash), (j) any off-balance sheet liabilities, (k) any commitment by which a person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (l) any indebtedness guaranteed in any manner by a Person (including guarantees in the form of an agreement to repurchase or reimburse), (m) any obligations under any automobile leases with respect to which a person is liable, contingently or otherwise, as obligor, guarantor or otherwise, (n) any obligations under credit cards with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, (o) all obligations related to the deferral of a payment obligation, advance of a credit, or the unforgiven portion of any loans pursuant to any government assistance programs or any other law, regulation, order, notice or other ruling issued by any Governmental Body (including those with respect to any Tax), (p) all obligations related to any unpaid severance obligations (including the employer portion of any applicable payroll taxes), (q) all obligations of the Legacy Seller or the Company with respect to intercompany loans between the Legacy Seller or the Company and any Affiliate of the Legacy Seller or the Company (including any Stockholder and its Affiliates), (r) all amounts held on behalf of any third party (including amounts held on behalf of customers of the Legacy Seller or the Company), (s) all obligations of the type referred to in clauses (a) through (r) of the Legacy Seller or the Company for the payment of which the Legacy Seller or the Company is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations, (t) all obligations of the type referred to in clauses (a) through (s) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), and (u) any prepayment premiums or penalties triggered (or partially triggered) by the repayment or payoff of all or any amount outstanding under the items described in the preceding clauses (a) through (t).

“Indemnifying Parties” is defined in Section 8.2.

“Indemnitees” is defined in Section 8.2.

“Indemnity Escrow Amount” means $490,000.

“Indemnity Escrow Termination Date” is defined in Section 8.6.

“Initial Cash Consideration” means $750,000, (a) plus or minus (as applicable) the Closing Cash Consideration Adjustments applicable to the First Closing, in each case, as adjusted pursuant to Section 2.6(a) and (b) minus the First Closing Escrow Amount.

“Initial LLC Agreement” means that certain Limited Liability Company Agreement of the Company, to be entered into by the Legacy Seller as sole member upon formation of the Company.

“Insurance Policy” means each insurance policy and fidelity bond held by or applicable to the Legacy Seller as identified on Schedule 3.20(a).

“Intellectual Property Rights” means all industrial and intellectual property rights, under the Law of any jurisdiction, both statutory and common law rights, including, without limitation, (a) patents, patent applications, patent disclosures and extensions, divisions, continuations, continuations-in-part, reexaminations and reissues thereof, (b) Internet domain names, trademarks, Social Media, trade names, service marks, trade dress, trade names, logos, corporate names and other identifiers of source and registration and applications for registration of any item listed in clause (b), together with all of the goodwill associated therewith, (c) copyrights (registered or unregistered), works of authorship and copyrightable works, and registrations and applications for registration of any item in this clause (c), (d) computer software (whether in source code, object code or other form), data, databases and any documentation related to any item listed in this clause, (e) trade secrets and other confidential information (including confidential and proprietary know how, ideas, formulas, compositions, recipes, inventions (whether patentable or unpatentable and whether or not reduced to practice), manufacturing and production processes, procedures and techniques, research and development information, drawings, blueprints, specifications, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information), (f) all rights of privacy and publicity, and (g) other intellectual property rights.

“Intended Tax Treatment” is defined in Section 6.10(f).

“IT Systems” means: (a) all computing and/or communications systems and equipment, including any internet, intranet, extranet, e-mail, or voice mail systems and the hardware associated with such systems, (b) all software, the tangible media on which it is recorded (in any form) and all supporting documentation, data and databases, and (c) all peripheral equipment related to the foregoing, including printers, scanners, switches, routers, network equipment, and removable media.

“Key Employees” means Kevin Qualle.

“Knowledge of the Seller Entities” means, with respect to any Seller Entity, the knowledge after due inquiry of such Seller Entity’s directors, managers and executive officers and all other officers and managers having responsibility relating to the applicable matter.

“Law” means any foreign, federal, state or local law (including common law), statute, legislation and legislative provisions (including all subordinate legislation), code, ordinance, rule, regulation, guidance, Order or other requirement.

“Leased Real Property” is defined in Section 3.8(a).

“Leases” is defined in Section 3.8(a).

“Legacy Seller Board” is defined in the recitals to this Agreement.

“Legacy Seller” is defined in the preamble to this Agreement.

“Legacy Seller Financial Statements” is defined in Section 3.10(a).

“Legacy Seller Taxes” means, without duplication (a) all Taxes of the Legacy Seller, (b) all Company Taxes with respect to any Pre-Closing Taxable Period and fifty-one percent (51%) of any Company Taxes with respect to any Interim Taxable Period (allocable with respect to a Straddle Period, in each case, in a manner determined pursuant to Section 6.10(c)), (c) all Taxes imposed on or relating to a Person for which the Company is responsible, liable or must pay or indemnify pursuant to applicable Laws, as a transferee or successor, by Contract or otherwise, in each case, to the extent the action or event giving rise to such Taxes occurred on or before the Final Closing Date, (d) the employer’s share of all employment, payroll and similar Taxes incurred by the Company in connection with payments made by the Company with respect to the transactions contemplated by this Agreement, and (e) all income Taxes with respect to any income or gain recognized by the Legacy Seller, the Company or their respective Affiliates upon or as a result of the transactions contemplated hereby.

“Licensed Intellectual Property” means Intellectual Property Rights that the Legacy Seller or the Company is licensed or otherwise permitted by other Persons to use.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any equity holder or similar agreement, encumbrance or any other restriction or limitation whatsoever, including any Contract granting any of the foregoing.

“Losses” is defined in Section 8.1.

“Malicious Code” means (a) any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions, in each case, without the knowledge and authorization of the Legacy Seller or the Company: disrupting, disabling, harming, interfering with or otherwise impeding in any manner the operation of or providing unauthorized access to any computer data or file or a computer system or network or other device on which such code is stored or installed; or (b) damaging or destroying any data or file without the user’s consent.

“Managed Client” means any customer of the Business for whom the Business provides ongoing managed information technology services and assumes primary responsibility for the administration, monitoring, maintenance, support, security, or management of all or a material portion of such customer’s information technology systems, networks, applications, devices, cloud environments, or related infrastructure, whether pursuant to a managed services agreement, recurring services arrangement, or other contractual relationship.

“Material Adverse Effect” means any event, change, circumstance, occurrence, effect, or state of facts that, individually or in the aggregate with any other event, change, circumstance, occurrence, effect, or state of facts, (a) has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition, or results of operations of the Seller Entities, taken as a whole, or (b) would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement; provided, however, that, solely with respect to clause (a), none of the following, either alone or in combination, shall be considered in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur: (i) changes in general economic conditions or the financial or securities markets generally, (ii) changes affecting the industry in which a Seller Entity operates generally, (iii) changes in Law or GAAP or the interpretation thereof, (iv) acts of war, terrorism, natural disasters, pandemics, or similar events, (v) the announcement or pendency of the transactions contemplated by this Agreement, (vi) any failure by a Seller Entity to meet any projections, forecasts, or estimates of revenue or earnings (but not the underlying cause of such failure), or (vii) any action taken at the written request of the Purchaser; provided, further, that, with respect to clauses (i) through (iv), such events, changes, circumstances, occurrences, effects, or state of facts do not have a disproportionate impact on the applicable Seller Entity relative to other participants in the industry in which such Seller Entity operates.

“Material Contract” and “Material Contracts” are defined in Section 3.13(a).

“Mr. Lawson” is defined in Section 2.5(c)(xiv).

“Nondisclosure Agreement” means that certain Nondisclosure Agreement, dated March 6, 2026, by and between the Purchaser and Legacy Seller.

“Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment, or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary course of business of a particular Person consistent with past custom and practice of such Person.

“Organizational Documents” means, with respect to any Entity, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement, stockholders’ agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto.

“Owned Intellectual Property” means any Intellectual Property Rights owned or purported to be owned by the Legacy Seller or the Company.

“Owned Real Property” is defined in Section 3.8(a).

“Party” and “Parties” are defined in the preamble to this Agreement.

“Payoff Letters” is defined in Section 2.5(c)(iv).

“Permits” means any approvals, authorizations, consents, licenses, registrations, variances, permits or certificates granted by or obtained from a Governmental Body, and applications therefore and renewals thereof.

“Permitted Liens” means (a) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance that have been delivered to the Purchaser, (b) statutory Liens for current Taxes, assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve has been established therefor in the Legacy Seller Financial Statements in accordance with GAAP, (c) mechanics’, carriers’, workers’ and repairers’ Liens arising or incurred in the Ordinary Course of Business consistent with past practices that are not material to the business, operations and financial condition of the Real Property so encumbered and that are not resulting from a breach, default or violation by the Legacy Seller or the Company of any Contract or Law, and (d) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided, that such regulations have not been violated.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any Governmental Body.

“Personal Information” means, as pertinent to an identified and/or identifiable employee, applicant, contractor, individual business contact, website user, or other natural person: (a) the individual’s name, address, date of birth, financial account information, credit card information, email address, medical insurance number, Social Security number, health information, including protected health information as that term is defined under the Health Insurance Portability and Accountability Act of 1996 as amended, and its implementing regulations, as well as (b) similarly sensitive confidential Data relating to such identified or identifiable natural person.

“Personal Property Leases” is defined in Section 3.9(b).

“PFAS” means that class of chemicals commonly known as per- and polyfluoroalkyl substances. PFAS includes all chemicals defined as PFAS by 40 CFR 705.3.

“Pre-Closing Taxable Period” means any taxable period ending on or before the First Closing Date and the portion of any Straddle Period ending on the First Closing Date.

“Interim Taxable Period” means any taxable period beginning after the First Closing Date and ending on or before the Final Closing Date and the portion of any Straddle Period beginning after the First Closing Date and ending on or before the Final Closing Date.“Price Decrease” means, as applicable, a First Closing Price Decrease or a Final Closing Price Decrease.

“Price Increase” means, as applicable, a First Closing Price Increase or a Final Closing Price Increase.

“Prime Rate” means the prime rate on corporate loans at large U.S. money center commercial banks as set forth in the Wall Street Journal “Money Rates” table under the heading “Prime Rate,” or any successor thereto, on the first date of publication for the month in which payment is due.

“Privacy Commitments” is defined in Section 3.21(l).

“Privacy and Security Laws” means all applicable Laws imposed by any competent Governmental Body concerning or related to the treatment of Personal Information, including the collection, use, storage, handling, processing and/or transfer of Personal Information; the security of Personal Information; the geographic location where Personal Information is stored or otherwise processed; and/or notification to data subjects or any Governmental Body in connection with a Security Breach involving Personal Information.

“Privacy Policies” means any internal-facing and external-facing documented privacy and data security policies, procedures, or standards of the Legacy Seller or the Company relating to the Legacy Seller’s or the Company’s collection, storage, use, access, disclosure, processing, security and transfer of Personal Information.

“Proceeding” means any judicial, administrative or arbitral action, suit, mediation, investigation, inquiry, proceeding or claim (including any counterclaim).

“Processing”, “Process” or “Processed” means any collection, storage, use, recording, maintenance, operation performed on, dissemination, disposal, disclosure, destruction, transfer or any other processing (as defined by applicable Privacy and Security Laws) of data, including Data (whether electronically or in other form or medium).

“Purchase Price” is defined in Section 2.2.

“Purchase Price Allocation Statement” is defined in Section 6.10(g).

“Purchased Interests” is defined in the recitals to this Agreement.

“Purchaser” is defined in the preamble to this Agreement.

“Purchaser Common Stock” is defined in Section 2.4(d)(i).

“Purchaser Disclosure Schedules” is defined in Article IV.

“Purchaser Indemnitees” is defined in Section 8.1.

“Purchaser Indemnifying Parties” is defined in Section 8.2.

“Purchaser SEC Reports” is defined in Section 4.5(b).

“Qualified Plan” is defined in Section 3.17(k).

“Real Property” is defined in Section 3.8(a).

“Regulatory Approvals” means (a) the Tier 2 Advice Letter Approval and (b) the CLEC License Change of Control Approval.

“Related Persons” is defined in Section 3.19.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, dispersal, migrating, injecting, escaping, leaching, dumping, or disposing on or into the indoor or outdoor environment.

“Released Party” and “Released Parties” are defined in Section 6.11.

“Remaining Cash Consideration” means $1,250,000, (a) plus or minus (as applicable) the Closing Cash Consideration Adjustments applicable to the Final Closing, in each case, as adjusted pursuant to Section 2.6(b) and (b) minus the Final Closing Adjustment Escrow Amount.

“Representatives” is defined in Section 6.7(a).

“Restricted Area” means the United States of America and any other country or territory in which the Legacy Seller or the Company engages in a Restricted Business.

“Restricted Business” is defined in Section 6.9(b).

“Restricted Period” means the period beginning on the First Closing Date and ending on the date that is five years after the Final Closing Date.

“Restricted Persons” is defined in Section 6.9(b).

“Restraint” is defined in Section 7.1(a).

“Revenue Baseline” is defined in Section 2.8(a).

“Revenue Floor” is defined in Section 2.8(c)(i).

“Review Period” is defined in Section 2.8(d)(ii).

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such rule.

“Sanctions” is defined in Section 3.7(d).

“Schedule Update Notice” is defined in Section 6.12(b).

“SEC” means the Securities and Exchange Commission.

“Second Interim Period” is defined in Section 6.2.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Breach” means the known or reasonably suspected loss, theft, material unplanned adverse alteration, corruption, or unauthorized modification, use, deletion, disclosure, or other processing activity involving Data of the Legacy Seller.

“Seller Entity Permits” is defined in Section 3.15.

“Seller Indemnitees” is defined in Section 8.2.

“Seller Indemnifying Parties” is defined in Section 8.1.

“Seller Note” is defined in Section 2.7.

“Seller Note Amount” is defined in Section 2.7.

“Settlement Amounts” is defined in Section 2.4(d)(ii).

“Signing Date” is defined in the preamble to this Agreement.

“Social Media” means all proprietary social media identifiers for any social media sites, along with all other account and profile information and all administrator rights (including login information and passwords) for all third party social media sites, channels, pages, groups, blogs and lists, as well as all content uploaded or posted to such sites, and all follower, subscriber, and contact lists, together with all goodwill associated with any of the foregoing.

“Software” means (a) computer software programs and databases, including software implementations of algorithms, models, and methodologies, whether in object code or source code, including libraries, subroutines, and other components thereof, (b) screens, user interfaces, APIs, command structures, report formats, templates, menus, buttons and icons, (c) firmware and embedded versions thereof and documentation related thereto, and (d) computerized compilations and collections of data or information, including all data and information included in such databases, compilations or collections.

“Stock Consideration” is defined in Section 2.4(d).

“Stock Consideration Price” is defined in Section 2.4(d).

“Stockholder” and “Stockholders” are defined in the preamble to this Agreement.

“Straddle Period” means, as applicable, any taxable period beginning on or before and ending after the First Closing Date, and any taxable period beginning on or before and ending after the Final Closing Date.

“Subsidiary” means an Entity of which another Person directly or indirectly owns, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

“Survival Period” is defined in Section 8.3(c).

“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under applicable Law.

“Target Working Capital” means (a) the First Closing Target Working Capital with respect to the First Closing and (b) the Final Closing Target Working Capital with respect to the Final Closing.

“Tax” means (a) any tax, charge, fee, levy, penalty, custom, duty or other governmental charge of any kind imposed by any Governmental Body, including any excise, property, income, net receipts, profit, severance, production, use, license, employment, alternative or add-on minimum, ad valorem, stamp, sales, transfer, margin, franchise, payroll, escheat, unclaimed property, withholding, social security or other tax, including any interest, fine, addition to tax, penalties or additional amount attributable thereto, in each case, whether or not disputed, (b) any liability for the payment of amounts of the type described in clause (a) as a result of being a member of any consolidated group for any period, and (c) any liability for the payment of any amounts of the type described in clauses (a) and (b) as a result of the operation of law or any express or implied obligation to indemnify any other Person.

“Tax Proceeding” is defined in Section 6.10(d).

“Tax Return” means any return, report, information return, declaration, claim for refund or other document (including any related or supporting information or schedules) supplied or required to be supplied to any Governmental Body in connection with the determination, assessment, collection or administration of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes, and including any supplement or amendment thereof.

“Third-Party Claim” is defined in Section 8.4(b).

“Tier 2 Advice Letter” is defined in Section 6.5(b).

“Tier 2 Advice Letter Approval” is defined in Section 7.2(f).

“Top Customers” is defined in Section 3.22(a).

“Top Vendors” is defined in Section 3.22(c).

“Transfer” is defined in Section 2.8(g).

“Transaction Documents” means this Agreement, the Employment Agreements, the Seller Note, the A&R LLC Agreement, the Disclosure Schedules, and any other certificate, agreement, document, or instrument executed and delivered in connection with the Transactions.

“Transaction Expenses” means any fees, costs and expenses incurred or subject to reimbursement by the Legacy Seller or the Stockholders, whether accrued for or not, related to (a) any amounts incurred or to be paid by or on behalf of the Legacy Seller, the Company or the Stockholders for investment banking fees, accounting fees, legal fees, lien releases and terminations and any other third-party fees, costs, expenses and liabilities related to or arising out of the preparation, negotiation, execution, delivery or performance of this Agreement or the Transaction Documents, or the consummation of the transactions contemplated hereby, (b) the full amount of any bonus, retention, severance, termination, change in control or similar-type payments or benefits triggered (or partially triggered) by the transactions contemplated by this Agreement and the Transaction Documents (including the employer portion of any payroll or employment Taxes payable in connection therewith), and (c) any employer-side employment, payroll or similar Taxes payable by the Legacy Seller or the Company in connection with any pre-Closing compensation payment obligations; provided, that Transaction Expenses shall not include any fees, costs, expenses or liabilities of the Purchaser or any of its Affiliates, including any purchaser-side legal, accounting, financing, diligence, integration, advisory or other transaction expenses, except to the extent expressly agreed in writing by the Legacy Seller.

“Transactions” is defined in the recitals to this Agreement.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, recording, value added, registration and other similar Taxes and all conveyance fees, recording fees and other similar charges, including penalties, interest and other charges with respect thereto, incurred in connection with the consummation of the Transactions; provided, for the avoidance of doubt, that Transfer Taxes shall not include any income, franchise or similar taxes arising from the Transactions.

“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, temporary or final Treasury Regulations.

“Unresolved Claims” is defined in Section 8.6.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, and any other same or similar applicable Law.

“Written Consent” is defined in the recitals to this Agreement.

“Working Capital” means, as of the Determination Time, (a) the aggregate current assets (excluding Cash and deferred and current Tax assets) of (x) as of the First Closing Date, the Legacy Seller and (y) as of the Final Closing Date, the Company, minus (b) the aggregate current liabilities (excluding (i) Indebtedness, (ii) Closing Transaction Expenses, and (iii) deferred and current Tax liabilities, in each case, to the extent taken into account as a reduction to the Purchase Price) of (x) as of the First Closing Date, the Legacy Seller and (y) as of the Final Closing Date, the Company, in each case, determined in accordance with GAAP and the Sample Calculation and not including any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated hereby.

“Working Capital Deficit” means the amount, if any, by which the Working Capital is less than the applicable Target Working Capital (i.e., the First Closing Target Working Capital for the First Closing and the Final Closing Target Working Capital for the Final Closing); provided, however, that, (x) for purposes of calculating the Initial Cash Consideration as of the First Closing, the amount of any Working Capital Deficit in respect of the First Closing included in such calculation shall be an amount equal to (i) such Working Capital Deficit multiplied by (ii) 49%, and (y) for purposes of calculating the Remaining Cash Consideration as of the Final Closing, the amount of any Working Capital Deficit in respect of the Final Closing included in such calculation shall be an amount equal to (i) such Working Capital Deficit multiplied by (ii) 51%.

“Working Capital Excess” means the amount, if any, by which the Working Capital is greater than the applicable Target Working Capital (i.e., the First Closing Target Working Capital for the First Closing and the Final Closing Target Working Capital for the Final Closing); provided, however, that, (x) for purposes of calculating the Initial Cash Consideration as of the First Closing, the amount of any Working Capital Excess in respect of the First Closing included in such calculation shall be an amount equal to (i) such Working Capital Excess multiplied by (ii) 49%, and (y) for purposes of calculating the Remaining Cash Consideration as of the Final Closing, the amount of any Working Capital Excess in respect of the Final Closing included in such calculation shall be an amount equal to (i) such Working Capital Excess multiplied by (ii) 51%.

EXHIBIT B

WRITTEN CONSENT

[Intentionally omitted.]

B-1

EXHIBIT C

EXISTING CUSTOMERS

[Intentionally omitted.].

C-1

EXHIBIT D

ACCOUNTING PRINCIPLES AND SAMPLE CALCULATION

[Intentionally omitted.]

D-1

INDEX OF SCHEDULES

Schedule 2.3(b)(i)	Contributed Assets and Excluded Assets

Schedule 2.5(a)(x)	Related Party or Affiliate Contracts to Be Terminated at the First Closing

Schedule 2.5(c)(vi)	Contracts to Be Terminated at the Final Closing

Schedule 2.5(c)(vii)	Consents, Waivers and Approvals to Be Delivered at the Final Closing, Including Third-Party Change-of-Control Consents

Schedule 3.4	Required Consents, Filings and Notifications

Schedule 3.8(a)	Owned Real Property, Leases and Leased Real Property, and Third-Party Occupancy Rights

Schedule 3.10(a)	Legacy Seller Financial Statements

Schedule 3.10(f)	Indebtedness

Schedule 3.11	Exceptions to the Absence of Changes since December 31, 2025

Schedule 3.12(b)	Environmental Permits

Schedule 3.13(a)	Material Contracts

Schedule 3.13(b)	Material Contracts That Will Not Continue in Effect without Penalty or Other Adverse Consequence after the Closings

Schedule 3.14	Proceedings and Orders

Schedule 3.15	Seller Entity Permits

Schedule 3.17(a)	Employee Benefit Plans

Schedule 3.18(a)(i)	Employee Census

Schedule 3.18(a)(ii)	Employees Who Are Not Employed at Will

Schedule 3.18(a)(iii)	Employment, Consulting, Bonus, Incentive, Severance, Retention, Change-in-Control, Restrictive Covenant and Similar Agreements

Schedule 3.18(d)	Independent Contractors over the Last Four Years

Schedule 3.18(f)	Exceptions for Officers, Executives and Key Employees

Schedule 3.18(g)	Transaction-Related Bonuses or Compensation

Schedule 3.19	Affiliate Transactions

Schedule 3.20(a)	Insurance Policies and Fidelity Bonds

Schedule 3.20(b)	Events That Could Result in Upward Premium Adjustments

Schedule 3.20(c)	Insurance That Will Not Remain in Force after the Transactions

Schedule 3.21(a)	Registered and Applied-For Owned Intellectual Property and Owned Software

Schedule 3.22(a)	Top Customers

Schedule 3.22(b)	Customer Terms of Service

Schedule 3.22(c)	Top Vendors

Schedule 3.23(a)	Accounts Receivable Aging

Schedule 3.25	Bank Accounts and Safety Deposit Boxes

Schedule 4.7	Purchaser Brokers’ Fees

Schedule 5.4	Stockholder Ownership of Legacy Seller Capital Stock

Schedule 6.1	Exceptions to the First Interim Period Covenants

Schedule 6.2	Exceptions to the Second Interim Period Covenants

Schedule 7.5(g)	Counterparty to the Master Services Agreement

Schedule 8.1(f)	Special Indemnity Matters